As filed with the Securities and Exchange Commission on November 13, 2015

Reg. Number 333-207005

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMINTO, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7389	13-4067623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

561-362-2381

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ivan Braiker

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

561-362-2381

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Lisa H. Klein, Esq. Gordon & Rees LLP 2211 Michelson Drive, Suite 400 Irvine, California 92612 (949) 255-6950	Barry I. Grossman, Esq. Sarah Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)		Amount of registration fee
Common stock, $0.001 par value(2)	$20,000,000		$2,014.00
Warrants to purchase common stock		(3)		(4)
Shares of common stock underlying warrants (2)(5)	$12,000,000		$1208.40
Total	$32,000,000		$3,222.40	(6)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (Securities Act).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	The offering price of the warrants to be issued to investors hereunder are included in the price of the common stock above.
(4)	No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.
(5)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. For each share of common stock sold, investors will receive a warrant for 1/2 a share of common stock, estimated to be exercisable at a per share exercise price equal to 120% of the public offering price. The proposed maximum aggregate public offering price of the warrants is $12 million, which is equal to 120% of $10 million (one half of the gross proceeds).
(6)	$3222.40 previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2015

 FROM $18,000,000 TO $20,000,000 OF SHARES OF COMMON STOCK AND

WARRANTS TO PURCHASE SHARES OF COMMON STOCK

 We are offering from $18,000,000 to $20,000,000 of shares of our common stock, $0.001 par value per share, together with warrants to purchase shares of our common stock that are issuable from time to time upon exercise of the warrants. For each share of our common stock purchased by an investor in this offering, the investor will receive a warrant to purchase one-half (1/2) of one share of our common stock with an exercise price of $[___] per full share (120% of the price of our common stock in this offering) and a term of exercise of 3 years.  The shares of common stock and warrants will be sold at or at a discount to the market price and will be issued and trade separately.  On November 12, 2015, the last reported sales price for our common stock on the OTC Pink Marketplace was $7.45 per share. This price will fluctuate based on the demand for our common stock.

Our placement agent is not required to sell any of our shares and warrants, but will use its best efforts to sell all of the shares of common stock and warrants being offered. Prior to the closing of this offering, all funds delivered as payment for the securities offered hereby shall be held in escrow at Continental Stock Transfer and Stock Transfer Co as escrow agent.

On August 15, 2015, our Board of Directors approved a reverse stock split in a range of 1-for-20 to 1-for-100 to be consummated, if at all, at the Board's discretion on or before March 31, 2016. On November 1, 2015, our Board of Directors approved a ratio of 1-for-50 and we effectuated the foregoing reverse stock split on November 6, 2015. All warrant, option, share and per share information in this prospectus give effect to the 1-for-50 reverse split retroactively. The Certificate of Change amending the Company's Articles of Incorporation was filed with the State of Nevada November 4, 2015.

Our common stock is currently quoted on the OTC Pink Marketplace, operated by OTC Markets Group, under the symbol “OMNT”. The reverse stock split was announced on November 5, 2015 and the common stock began trading under the temporary symbol "OMNTD" (indicating that a reverse stock split has occurred) on November 6, 2015, and will continue to have the "D" attached to its symbol through the earlier of (i) the date on which our stock begins to trade on the NASDAQ Capital Market or (ii) December 5, 2015. We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “OMNT” and “OMNTW”, respectively. It is a condition to closing that our common stock and warrants be approved for issuance on The NASDAQ Capital Market.

	Per Share(1)	Per Warrant(1)	Minimum Total(2)	Maximum Total(1)(3)
Public offering price	$	$	$18,000,000	$20,000,000
Placement agent commissions (4)	$	$	$742,500	$825,000
Proceeds, before expenses, to us (5)	$	$	$17,257,500	$19,175,000

(1)	One share of common stock is being sold together with a warrant, with each warrant being exercisable for the purchase of one half (1/2) of a share of common stock.

(2)	Assumes the minimum number of shares in this offering are sold.

(3)	Assumes the maximum number of shares in this offering are sold.

(4)

We have also agreed to reimburse the placement agent for certain expenses in an amount not to exceed $115,000. See “Plan of Distribution” on page 63 of this prospectus for a description of these arrangements.

(5)	We estimate the total expenses of this offering will be between $1.8 million and $2 million.

A condition to closing in this offering is gross proceeds of $18,000,000 million, which is the minimum needed for our common stock and warrants to be listed on The NASDAQ Capital Market. Although the gross proceeds may be between $18,000,000 and $20,000,000, the actual public offering amount and proceeds to us, if any, are not presently determinable and net proceeds may be between $1,835,000 to $2,000,000 less than the total maximum offering set forth above. Chardan Capital Markets, LLC has agreed to act as our placement agent (“Placement Agent”) in connection with this offering. The Placement Agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its best efforts to arrange for the sale of the securities offered by us. We have agreed to pay the Placement Agent a cash placement fee equal to 4.125% of the gross proceeds of the offering, and a finder's fee equal to 4.125% of the gross proceeds of the offering, as well as to reimburse the Placement Agent its expenses in this offering in an amount not to exceed $115,000. See “Plan of Distribution” herein.

This offering will terminate 30 days after the Effective Date of the Registration Statement unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date.  In either event, the offering may be closed without further notice to you.  All costs associated with the registration will be borne by us.  All net proceeds will be available to us for use as set forth in “Use of Proceeds” herein following release from escrow at the closing of this offering.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHARDAN CAPITAL MARKETS, LLC

The date of this prospectus is __________, 2015

PROSPECTUS SUMMARY

FROM $18,000,000 TO $20,000,000 OF SHARES OF COMMON STOCK AND

WARRANTS TO PURCHASE SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” and “Company” refer to Ominto, Inc. and its subsidiaries. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

ABOUT OMINTO, INC

Corporate Information

Our principal executive office is located at 1110-112th Avenue NE, Suite 350, Bellevue, WA 98004. Our telephone number is (561) 362-2381.

Company Overview

We operate Global Cashback Shopping and Loyalty Sites Worldwide

Ominto, Inc. (“Ominto” or the “Company”) is a global e-commerce company that owns and operates global online Cashback shopping websites. Our Ominto platform powers a variety of Cashback and loyalty websites, including the DubLi.com site which we operate for our DubLi Network subsidiary. Ominto and our DubLi Network subsidiary currently serve customers in more than 100 countries, and serve 12 international markets in local language and currency. Each of our Cashback websites offer links to thousands of third party global, online merchants and travel booking sites as well as coupons, discounts and vouchers. The Company receives a commission each time customers make purchases through a Company referred website and a portion of those commissions is passed along to our customers in the form of Cashback. The merchants do this to acquire new customers and to incentivize them to make purchases online. Cashback amounts are usually expressed as a percentage of what is purchased and are clearly stated throughout the website. Merchants may change Cashback amounts at any time. Depending on the geographical market, Ominto’s websites feature the world’s most popular brands including Amazon.com®, Wal-Mart®, Nike®, Hotels.com®, Zalando®, Groupon™ and Expedia®. At Ominto owned and operated shopping websites, consumers can shop at the same online stores they normally frequent and earn Cashback with each purchase.

Ominto also offers co-branded or white label Cashback shopping and loyalty websites for third party, Business Clients. These co-branded websites allow our Business Clients to offer their own customers the opportunity to shop and save money. We share our merchant commissions with our Business Clients.

Our New Ominto.com Platform Personalizes Shopping the More You Visit and Shop on our Sites

We will be launching our new more powerful Ominto.com platform in the fourth calendar quarter of 2015. Our new Ominto.com shopping site will offer a sophisticated level of personalization rarely seen in the online Cashback shopping industry. We already personalize our sites to the extent that all of our websites offer content that is determined by country, geography and language choices. Our new site will be able to personalize the customer’s experience based on the customer’s activities on the shopping site as well as the customer's indicated interest preferences. As the customer’s activities increase on our shopping websites over time, the level of personalization of the customer’s experience also increases. By offering a shopping experience that becomes more customized and personal with each subsequent activity on the site, we are able to increase customer loyalty which is paramount to differentiating ourselves in the increasingly competitive landscape of the Cashback industry. The new platform will also include a new mobile application which will allow us to offer discounts to shoppers on a real-time basis from most of the online merchants that we offer in each geographic region.

1

We Obtain Cashback customers from our Business Clients and from DubLi Network

We obtain customers for our shopping websites in two ways. Customers either come from our DubLi Network or from our business clients that we label our "Partners" or "Business Clients". We currently have over 1,000 Business Clients; they are for-profit companies and non-profit organizations. We provide each Business Client a co-branded shopping site for the benefit of their own customers or constituents. Our Business Clients are then able to offer their own customers or constituents a co-branded Cashback shopping website, in part to monetize their existing email database and in part to build their own customer loyalty by offering their customers a perceived benefit. Customers join our site with either a free or paid membership. Our current paid memberships--Premium and V.I.P. membership subscription packages-- allow shoppers on our sites to earn a higher percentage of Cashback on their purchases. For the Premium members, we charge a monthly subscription fee and for the V.I.P. members we charge an annual subscription fee. Beginning with the launch of Ominto.com in our fourth quarter, we will offer a single form of paid membership which will be purchased and renewed by members annually. We receive commissions from the third party merchants each time customers make a purchase through one of our Company referred portals. We share this commission income with shoppers in the form of Cashback. We also share a portion of the membership fees we receive as well as the merchant commissions arising from their own customers with our Business Clients.

We offer our Business Clients Custom Shopping Websites

We operate many websites, which will soon all be powered by our new Ominto.com platform. We currently offer three ways for our Partners to offer their own customers Cashback shopping:

--DubLi Network, a network marketing company that is a wholly-owned subsidiary of Ominto, offers the DubLi.com Cashback website to consumers and is operated by Ominto. Our DubLi independent marketing representatives, called "Business Associates", market membership subscriptions to the DubLi.com site both to Business Clients for distribution to their own customers, and direct to consumers. We create revenue from membership fees, maintenance fees, and commissions from purchases linked to our website. DubLi.com is our oldest website; it was formerly our primary Cashback shopping website.

--We now offer customized co-branded sites for our Business Clients which they in turn offer to their own customers. Typically, the custom website includes our Ominto (or DubLi) name next to the name of our Business Client. Our Business Clients offer this shopping website to their own customers.

--For our larger Business Clients, typically with at least 500,000 emails in their database, we offer a custom "white-label" shopping site that does not include our name. White-label shopping sites are solely branded with our Business Client's name and logo. With the new platform we are launching, we can easily create a complete customized version of our shopping platform which will be powered by and otherwise operate just like Ominto.com. We believe that customers are more attracted to shop at white label sites due to their loyalty to our Business Clients. Both our co-branding and white label program allow us to benefit from our Business Client's own brand loyalty from their customers.

With the proceeds from this offering, we will be positioned to accelerate the growth of developing our footprint in additional regions in the world by opening local offices in key growth centers which will develop both DubLi Network Business Associates and merchant relations, ensure our marketing efforts are compatible with local customs and assist with the marketing requirements of our locally-based business clients.

Recent Developments

In August 2015, we raised $2.5 million in a private placement, and converted $2.0 million of our debt to Michael Hansen into shares of our common stock at the private placement price. These transactions allowed us to repay $4.5 million of our then outstanding debt to our founder, Michael Hansen.

On September 14, 2015, we entered into private placement agreements for convertible notes totaling $5 million, which notes automatically convert to shares of our common stock at such time as we have authorized common stock available. The proceeds will be used for working capital. $3.6 million of the convertible notes were issued on or before September 30, 2015; the balance was delayed by funding issues. The balance has since been received by the Company.

2

SUMMARY OF THE OFFERING

Securities offered:	From $18,000,000 to $20,000,000 of shares of our common stock together with warrants to purchase one-half (1/2) of one share of our common stock at an exercise price per share of 120% of the price of our common stock in this offering. The warrants will be immediately exercisable and will expire 3 years after the issuance date.

Common stock	11,107,071 shares
outstanding before
the offering (1):

Common stock to	__________ shares
be outstanding
after the offering assuming the sale of all shares offered hereby and the exercise of no warrants covered by this prospectus (1)(2):

Common stock to	__________ shares
be outstanding
after the offering assuming the sale of all shares offered hereby and the exercise of all warrants covered by this prospectus (1):

Term of Offering:	This offering will terminate 30 days after the effective date of this registration statement, unless the offering is fully subscribed before the date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you.

OTC Pink Symbol:	OMNT (temporary symbol "OMNTD" as of November 6, 2015 until the earlier of (i) the Company's common stock being listed on The NASDAQ Capital Market or (ii) December 5, 2015).

Proposed Listing and Symbol:	We have applied for listing of our common stock and the warrants sold in this offering on The NASDAQ Capital Market under the symbols “OMNT” and “OMNTW”, respectively, and approval of these listings by the NASDAQ Capital Market is a condition to closing of the offering.

Use of Proceeds:	We intend to use the proceeds of this offering to invest in our planned global expansion, invest in product and localization technology, expand our business client support programs, expand our sales team and for working capital.

Shareholder with Voting Control:

Michael Hansen, our Founder, Director and Executive VP Development holds 2,795,571 shares of common stock and 185,000 shares of Super Voting Preferred Stock which preferred is entitled to 40 votes per share, collectively representing approximately 56% of the voting power of the Company’s issued and outstanding voting securities.

Reverse Stock Split:	On August 15, 2015, our Board of Directors and a shareholder holding a majority of votes approved a reverse stock split in a ratio, to be determined by the Board of Directors, of not less than 1-for-20, nor more than 1-for-100. On November 1, 2015, our Board approved a reverse stock split of 1-for-50 and we effectuated the foregoing split on November 6, 2015.

Risk Factors:	Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

(1) The number of shares of our common stock outstanding before and after the offering excludes the following:

1,201, 976 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $6.00 per share and for services;

239,360 shares of common stock issuable upon vesting of outstanding restricted stock grants;

500,000 shares of common stock issuable upon exercise of outstanding warrants, at an exercise price of $5.00 per share; and

800,000 shares of stock issuable upon conversion of outstanding convertible notes at a conversion price of $6.25 per share, and 300,000 shares of stock issuable upon exercise of warrants that will be issued upon conversion of the notes, at an exercise price of $10.00 per share.

(2) The total number of shares of our common stock outstanding after this offering is based on 11,107,071 shares outstanding as of November 1, 2015 and excludes __________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the warrants offered hereby are not exercised.

3

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus.

Risks Relating to Our Business

Our business model may not generate revenues sufficient to support our operations and such insufficiency and or losses in the future could cause the trading price of our stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, our cash flows and our ability to support our operations.

Since the inception of our operations we have not generated sufficient revenues to fund our expenses and other cash outflows. Effective March 2013 we discontinued our online auctions program to focus solely on our Cashback business model. Our future revenue generation is dependent upon the success of our Cashback revenue model. Our new Ominto.com site as well as our DubLi.com and other co-branded or white label websites are shopping portals that provide members with Cashback on any purchase of goods and services they make from the online retailers and online travel providers (“merchants”) that are linked to our sites. We offer both free memberships and paid memberships, whereby retail customers that pay a subscription fee for premium membership receive a higher percentage of Cashback reward from each purchase. Merchants pay us commissions based on a percentage of each purchase made on their site by our members who we direct to their sites. Our DubLi Network subsidiary relies on our Business Associates’ independent networks to generate members for our DubLi.com site, and we pay a commission to our Business Associates based on customers’ purchases, as well as commissions to the customers in the form of Cashback rewards.

To date, we have not yet obtained enough license fees from our Business Associates, Premium or VIP membership fees or facilitated enough purchase activity on our co-branded sites to generate net revenues (net of Cashback to customers) sufficient to support our operations. If we are not able to successfully expand our Business Client co-branded and white label sites and significantly increase the number of our Business Associates to generate additional purchases made through the sites, we may not be able to sustain our operations. If our revenues do not increase, our liquidity may continue to be severely impaired, our stock price may fall and our stockholders may lose all or a significant portion of their investment. If we are not able to attain profitability in the near future our financial condition could deteriorate further which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Furthermore, our past lack of liquidity has adversely impacted our ability to fund planned marketing and training programs for Business Associates thereby reducing the effectiveness of these methods of obtaining new Business Associates and members and improving the results of our existing Business Associates.

We are dependent upon our ability to raise capital to continue operations, achieve our business objectives and to satisfy our cash obligations, which would dilute the ownership of our existing stockholders and possibly subordinate certain of their rights to the rights of new investors.

We incurred losses for the period from our inception of our operations through September 30, 2012 and we experienced negative net cash flows from operating activities for fiscal years 2013 and 2014, and our first three quarters of fiscal 2015. As a result, our Company had stockholders’ and working capital deficits of approximately $14.5 million, $13.9 million and $15.0 million, respectively, as of June 30, 2015, September 30, 2014 and September 30, 2013. We financed our operations in part during the nine months ended June 30, 2015 through (i) proceeds from common stock issuances of $2.0 million and (ii) proceeds from the sale of land in Dubai of approximately $1.2 million. Until such time as the cash inflows derived from our operations cover our operating and other expenditures, we will need to raise debt and/or equity capital to continue operations. However, we may not be able to obtain this additional capital when needed. Our Board of Directors has the ability, without seeking stockholder approval, to issue convertible debt and additional shares of common stock or preferred stock that is convertible into common stock for such consideration as the Board of Directors may consider sufficient, which may be at a discount to the market price. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock. Such preferred shares, if issued, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. New investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our Board of Directors.

We have had material weaknesses in our internal control over financial reporting recently. If we do not improve our internal controls and systems, our business may suffer and the value of our stockholders’ investment may be harmed. Any material weaknesses in our internal control over financial reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital.

As a public company, we are required to establish and maintain disclosure controls and procedures, and internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires management to assess annually the effectiveness of our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Exchange Act). During the course of our compliance testing, as of the period ended September 30, 2014, we identified certain material weaknesses in our system of internal controls and inaccuracies or deficiencies in our financial reporting, including:

1)      Our policies and procedures with respect to the review, supervision and monitoring of our accounting operations throughout the organization were either not designed or not formalized;

2)      We did not maintain an effective internal control monitoring function due to insufficient policies and procedures to effectively communicate and determine the adequacy of our internal control over IT and financial reporting for monitoring ongoing effectiveness thereof;

4

3)       We did not maintain formal cash flow forecasts and business plans, to guide respective employees in critical decision-making processes; and

4)       We did not maintain procedures and effective controls over the preparation, review and approval of account reconciliations and application programming interfaces with third parties or our own systems.

We continue to take remedial measures to correct our internal control deficiencies and expect to devote significant resources to improving our internal controls. By way of example, we have added 2 full time positions in our accounting department with experience in process mapping, key control identification, and process improvement, which we believe will continue to improve internal controls. We also have hired a Chief Technology Officer and an EVP of Operations and Solutions Development and expect to improve our internal controls over information technology “IT” systems as they build out the IT and development team. With the additional staff, we will be able to focus on providing additional training, as well as provide adequate time for our staff to complete the control procedures which have been or will be assigned to them.

We are engaged in the process of completing and documenting each of the steps necessary to improve our internal controls. Our first step was to assess our significant processes. We have undertaken this assessment and have made an initial determination of our significant processes. We are currently engaged in the next step in this process which is to document these significant processes and design key controls for each process. Once the processes are identified, we intend to take all steps necessary to ensure that key controls are in place and working. We have started and are continuing to work through this second step and believe that many of the key controls are in place and working. For example, all of the balance sheet accounts are reconciled and reviewed on a monthly basis. We intend to engage an outside consultant to assist us in ensuring that the key controls are properly identified, assigned, performed, reviewed and independently tested.

We have installed internal controls as we identify each key control, rather than waiting until all of the controls are identified. Once we are satisfied with the key controls and their implementation, we will have our independent consultant test to confirm that they are being performed and reviewed. We expect that our outside consultant will assist us by independently evaluating the effectiveness of our controls. We anticipate completion of our assessment of processes, design and implementation of key controls and independent testing by March 31, 2016. This process will continue through the reporting of our 2016 fiscal year. We will continue to make improvements to processes and key controls as we deem necessary with the goal to achieve full compliance with required internal controls after completing our fiscal year ending September 30, 2016. Management, under direction of the Audit Committee, intends to continue to review and make changes to the overall design of the Company’s internal control processes and key controls, including implementing improvements in policies and procedures, in order to continually improve these processes and key controls in the future.

However, we cannot be certain that these measures will ensure that our controls will be adequate in the future or that the controls will be effective in preventing fraud or material misstatement. If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately, and fraud may be easier to perpetrate on us. Any failures in the effectiveness of our internal controls could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that internal control over our financial reporting is effective. Additionally, inferior internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or stockholder litigation, which could have an adverse effect on our results of operations and the trading price of our common stock. In addition, if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

We Were Recently Unable to Timely File Periodic Reports.

The Company was unable to timely file its periodic reports with the Securities and Exchange Commission beginning with its Form 10Q for the quarter ended June 30, 2012, and culminating with its Form 10-K for the fiscal year ended September 30, 2014. Due to the significant delay in periodic reporting, in April 2014, the SEC notified the Company that if its periodic reports were not made current, it could lose its registration under the Securities and Exchange Act of 1934. Ultimately, the Company hired a new outside audit firm in August 2014 to provide an audit of the Company's historical financial statements and, as of April 15, 2015, the Company was able to "catch-up" its periodic reports with the assistance of its auditor.

The lack of timely periodic reports harmed the Company, including making it very difficult to raise money on favorable terms from third parties, which in turn limited the Company's ability to execute on its business plan. All of these impacts depressed the Company's stock price and damaged the Company's reputation in the network marketing industry. If the Company for any reason is again unable to timely file its periodic reports, the Company could be harmed once again, and could experience an inability to execute on, or delay, in executing its business plan, as well as harm to its business reputation.

5

There are significant market risks associated with our business.

We have formulated our business plan and strategies based on certain assumptions regarding the size and dynamics of the e-commerce marketplace, our anticipated share of this market, the estimated price and acceptance of our services and products and other factors. These assumptions are based on our best estimates, however our assessments may not prove to be correct. Our future success may depend upon factors including, among other things, effectiveness of our marketing efforts, effectiveness of our Partner Programs, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs and reduced margins caused by competitive pressures. Many of these factors are beyond our control.

The Direct Customer Cashback market in which we participate is extremely competitive.

The market for online Cashback solutions is highly competitive, fragmented and rapidly changing. Consumers seeking to save money on online purchases use search engines, social networks, comparison shopping websites, and loyalty sites. We believe that our most significant competitors offering Cashback to consumers are Ebates®, Shopathome™ and Fat Wallet® (which is owned by Ebates®). Some competitors in the e-commerce marketplace focus primarily on excess and overstock products with fixed price formats while others may emerge with myriads of new and innovative models and strategy. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase customers shopping at our portals and obtain profitability. We also note that there are very limited barriers to entry for other competitors.

Our success depends on the breadth, depth, quality and reliability of our Cashback offerings, as well as our continued innovation and ability to provide features that make our shopping websites useful and appealing to customers. If we are unable to develop quality features that Partners and consumers want, then our Partners and customers are likely to try one of our competitors. Our current and potential competitors may have significantly more brand awareness, financial resources, customer support, technical, marketing and other resources than we have, be able to devote greater resources to the development, promotion, sale and support of their products and services, have more extensive consumer bases and deeper relationships, and may have longer operating histories and greater name recognition than we have. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper merchant relationships or offer higher Cashback. Any of these developments would make it more difficult for us to recruit Partners and could result in increased pricing pressure, reduced profit margins, or increased sales and marketing expenses.

We also directly and indirectly compete with retailers for consumer traffic directly to their websites. Many retailers market their own websites to consumers using their own websites, e-mail newsletters and alerts, mobile applications, social media presence and other distribution channels. Our retailers could be more successful than we are at marketing their own websites or could decide to terminate their relationship with us because they no longer want to pay us a share of purchases on their own sites. We may face competition from companies we do not yet know about. If existing or new companies develop, market or resell competitive Cashback solutions, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our ability to develop profitable operations could be harmed.

Consumers are increasingly using mobile devices to access our content and if we are unsuccessful in expanding the capabilities of our digital Cashback solutions for our mobile platforms to allow us to generate net revenues as effectively as our desktop platforms, our net revenues could fail to increase or even decline due to failing to realize additional revenues from purchases made on the mobile platform or losing our customers to our competitors who have more robust mobile platforms that offer all of the features of their desktop platform counterparts.

Web usage and the consumption of digital content are increasingly shifting to mobile platforms such as smart phones and other connected devices. Industry-wide solutions to monetize online referral sites effectively on these platforms are at an early stage of development and the future demand and growth prospects for online shopping portals on these mobile platforms is uncertain. The growth of our business depends in part on our ability to deliver compelling solutions to consumers through these new mobile marketing channels. We are launching our customized mobile platform in the fourth calendar quarter of 2015 on our Ominto.com site. We cannot assure you that our rollout of this platform will be successful. Our success on mobile platforms will be dependent on our interoperability with popular mobile operating systems that we do not control, such as Android, iOS and Windows Mobile, and any changes in such systems that degrade our functionality or give preferential treatment to competitive services could adversely affect usage of our services through mobile devices. Further, to deliver high quality mobile offerings, it is important that our solutions integrate with a range of other mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards. If we fail to achieve success with our mobile applications and mobile website, or if we otherwise fail to deliver effective solutions to advertisers for mobile platforms and other emerging platforms, our ability to monetize these growth opportunities will be constrained, and our business, financial condition and operating results would be adversely affected.

We face risks associated with our international operations generally.

Our international expansion has been rapid and our international business is critical to our reaching profitability. We intend to expand our white label Business Client programs in new countries, including Brazil and Singapore, in parallel with our DubLi Network expansion which will offer co-branded Business Client sites. This continued expansion into new international markets requires management attention and resources and requires us to localize our services to conform to local laws, cultures, standards, and policies. Weaknesses in the commercial, Internet, and transportation infrastructure in lesser-developed countries may make it more difficult for us to replicate our business model. In many countries, we compete with local companies that understand the local market better than we do, and we may not benefit from first-to-market advantages. We may not be successful in expanding into new international markets or in generating revenues from foreign operations.

6

As we continue to expand internationally through the expansion of our Business Client co-branded and white label sites, network marketing business and online shopping platforms, we are increasingly subject to risks of doing business internationally, which include:

•	regulatory requirements including regulation of Internet services, communications, professional selling, distance selling, privacy and data protection, banking and money transmitting, that may limit or prevent the offering of our services in some jurisdictions, prevent enforceable agreements between sellers and buyers, prohibit the listing of certain categories of goods, require product changes, require special licensure, subject us to various taxes, penalties or audits, or limit the transfer of information between us and our Business Associates, Partners, customers and participating merchants on our shopping portals;

•	difficulties in integrating with local payment providers, including banks, credit and debit card networks, and electronic fund transfer systems or with the local telecommunications infrastructure;

•	differing levels of retail distribution, shipping, communications, and Internet infrastructures;

•	difficulties in implementing and maintaining adequate internal controls;

•	potentially adverse tax consequences, including local taxation of our fees or of transactions on our websites;

•	higher telecommunications and Internet service provider costs;

•	different and more stringent user protection, data protection, privacy and other laws;

•	expenses associated with localizing our products, including offering customers the ability to transact business in the local currency;

•	profit repatriation restrictions, foreign currency exchange restrictions, and exchange rate fluctuations;

•	volatility in a specific country’s or region’s political, economic or military conditions;

•	challenges associated with maintaining relationships with local law enforcement and related agencies;

•	interrupted or prohibited operations in jurisdictions whereby a potential violation of the Foreign Corrupt Practices Act could occur;

•	the lack of well-established or reliable legal systems in certain areas where we operate or seek to expand; and

•	varying intellectual property laws.

Some of these factors may cause our international costs of doing business to exceed our comparable domestic costs. As we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in monetizing revenues into cash, repatriating money without adverse tax consequences, and risks relating to foreign currency exchange rate fluctuations. The impact of currency exchange rate fluctuations is discussed in more detail under the caption “We are exposed to fluctuations in currency exchange rates and interest rates,” below.

We conduct certain functions, including product and website development, customer support and other operations, in regions outside the US. We are subject to both US and local laws and regulations applicable to our offshore activities, and any factors which reduce the anticipated benefits associated with providing these functions outside of the US, including cost efficiencies and productivity improvements could adversely affect our business.

7

We are exposed to fluctuations in currency exchange rates and interest rates.

A substantial portion of our revenues are generated in currencies other than the US dollar, and as we report our financial results in US dollars, we may face exposure to adverse movements in currency exchange rates. If the US dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenues and income. We are also subject to currency exchange risks in connection with our purchase and sale of US$ and € in the ordinary course of our business to meet our obligations to our Business Associates, other vendors and creditors. Therefore, increases or decreases in the value of the U.S. dollar against any currency which affects a material amount of our operations, will affect our revenues, cost of sales, gross profit (loss), operating expenses, or other income and expenses and the value of balance sheet items denominated in foreign currencies. These fluctuations may have a material adverse effect on our financial results. Disruptions in financial markets may result in significant changes in foreign exchange rates in relatively short periods of time which further increases the risk of an adverse currency effect. Since we plan to expand our international operations, we will likely increase our exposure to foreign currency risks. We do not hedge our currency risk, and do not expect to, as currency hedges are expensive and do not necessarily reduce the risk of currency fluctuations over longer periods of time.

The inability of our significant participating merchants or our Affiliate Network agents to meet their payment obligations to us may adversely affect our financial results.

Our Cashback revenues are substantially comprised of cash rebates received from our participating merchants. We do not receive Cashback directly from the merchants, we work with third parties known as “affiliate networks” that offer us a package that includes establishing the contractual relationships with the merchants, providing the tracking links, establishing the amount of Cashback, collecting the Cashback and paying us commissions due. We are subject to credit risk due to both the concentration of our trade accounts receivables in a small number of affiliate networks and the potential for the merchants to fail to pay the affiliate networks the Cashback that is owed to us. The latter risk is smaller because we have numerous participating merchants and the loss of a single merchant is less material. Although the accounts of our affiliate networks and our significant participating merchants are current, the inability of either to meet their future obligations to us, may adversely affect our financial condition and results of operations.

We face risks in connection with our relationships with our credit card processors who collect membership fees and other fees from our customers, BAs and Business Clients.

We have agreements in place with credit card processors in the United States and Europe, which process the purchase of membership packages completed on our websites. Pursuant to the current terms and conditions of these agreements, the processors are permitted to maintain a certain percentage of reserve or holdback for a certain period on each sale processed by them. Holdbacks are the portion of the revenues from a credit card transaction that is held in reserve by the credit card processor to cover possible disputed charges, chargeback fees, and other expenses. In the event a credit card processor declares bankruptcy, encounters financial difficulties, refuses or fails to honor its contract with us for any reason or ceases operations, there can be no assurance that we would be able to access funds due to us on a timely basis, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, from time to time, these processors may increase the amount that they keep in reserve as holdbacks. Although we are entitled to receive any remaining holdback amount after a designated period of time, any increase in the holdback percentage would result in a delay in our receiving the full proceeds from the sales of our products. This would adversely affect our cash flows and financial condition.

We may not be successful in developing brand awareness for our brands, which is critical to our business.

We believe that brand recognition is critical to our businesses. The Ominto name is new to the Company as the parent company changed its name in July 2015 from DubLi, Inc. to Ominto, Inc, and the Ominto.com site will launch in the fourth quarter of calendar 2015. We must quickly establish a brand identity for Ominto. Although we have brand awareness of our “DubLi” brand, we must establish both DubLi and our new Ominto brand as brands that potential Partners perceive as offering a satisfactory level of value through our Cashback and/or efficient way to purchase merchandise. To promote our DubLi brand, we expect to continue to recruit new Business Associates, to incentivize existing Business Associates and to increase our marketing and advertising budgets. Because a significant percentage of our cost of revenues are commissions paid to our Business Associates, we anticipate that, relative to some of our competitors, a smaller percentage of our gross revenues will be available for marketing or promotional activities. The Ominto brand will primarily be promoted through the use of our white label Business Client sites and to a lesser extent, the offering of co-branded Business Client sites. We believe that by partnering with large organizations that white label our Ominto.com site, we will improve our access to our Business Clients' large existing customer bases. We believe that white-labeling the portals, which requires recognition of the Business Clients brand instead of our Ominto brand, should enable our Business Clients’ customers to engage with our site more aggressively than if we marketed our brands directly to these consumers. In addition, we will be undertaking some general marketing and online advertising programs to extend the reach of the Ominto brand. We currently have a variety of social media pages dedicated to the Ominto brand, but there can be no guarantee that we will be able to successfully build our brands.

8

We may be unable to successfully exploit our New Ominto.com Platform and the Opportunity to Offer Customized Shopping Websites.

We are relaunching our existing white label and co-branding ability as our "Ominto Partner Program" and as our "DubLi Partner Program," respectively. These programs offer our Business Clients (profit and non-profit) a custom “white label” or “co-branded” shopping site which provides them with an opportunity to monetize their existing customer/constituent base. The white label sites allows our clients to host their own customized landing pages (and not the Ominto or DubLi page names), and potentially other customized content they select. Our white label sites are powered by Ominto.com but bear our Business Client's logo. In contrast, our co-branded program offers Business Clients an exact replica of the Ominto.com website that bears both Ominto and our Business Client's logos. Although we previously offered the DubLi Partner co-brand service, we have not actively marketed it or engaged with our Business Clients in expanding their customers’ use of the sites. With our new Ominto.com portal and our expanded marketing team, we are seeking significantly expanded opportunities to grow this part of our business. To be successful with these programs, we must both establish additional white label and co-branded sites for our Business Clients and actively support our Business Clients in engaging their members and constituents in shopping on our sites. If we are not able to do this, then our operating results and financial condition will be adversely affected.

Customer complaints, negative publicity or our security measures could diminish our business.

Customer complaints, negative publicity or poor customer service, which is fairly common with any Internet related business, could severely diminish consumer confidence in and use of our products and services. If we fail to consistently promote the latest product offerings from the world’s leading merchants, or if there are rumors, articles, reviews or blogs that indicate or suggest that we have failed to consistently promote such offerings, our revenues could decrease. Similarly, measures we take to combat risks of fraud and breaches of privacy and security have the potential to damage relations with our customers or decrease activity on our sites by making our sites more difficult to use or restricting the activities of certain users. Negative publicity about, or negative experiences with, customer support for any of our business models could cause our reputation to suffer or affect consumer confidence in our brand as a whole.

We are dependent on key employees.

Our success depends upon the efforts of our top management team and certain other key employees, including the efforts of Ivan Braiker (Chief Executive Officer and President), Thomas J. Virgin (Chief Financial Officer), Thomas Vogl (Chief Marketing Officer), Michael Hansen (Executive Vice President Development and Founder), Jeffrey Schuett, our new Executive Vice President of Operations and Solutions Development, and Betina Dupont Sorensen (Chief Marketing Officer for DubLi Network). Although we have written employment agreements with these key employees, such individuals could die, become disabled, or resign. In addition, our success is dependent upon our ability to attract and retain key management persons for a variety of positions in the Company. We may not be able to recruit and employ such executives at times and on terms acceptable to us. Also, volatility, lack of positive performance in our stock price and changes in our overall compensation program, including our equity incentive program, may adversely affect our ability to retain such key employees.

Our business and users may be subject to sales tax and other taxes, which may dissuade our users from utilizing our portals.

The application of indirect taxes (such as sales and use tax, value-added tax (“VAT”), goods and services tax, business tax, and gross receipt tax) to e-commerce businesses and to our users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or e-commerce or communications conducted over the Internet. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of e-commerce or communications on the Internet.

One or more states, the federal government or foreign countries may seek to impose a tax collection, reporting or record-keeping obligation on companies that engage in or facilitate e-commerce. Such an obligation could be imposed by legislation intended to improve tax compliance. One or more other jurisdictions may also seek to impose tax-collection or reporting obligations based on the location of the product or service being sold or provided in an e-commerce transaction, regardless of where the respective users are located. Imposition of a discriminatory record-keeping or tax-collecting requirement could decrease the number of participating merchants and would harm our results of operations.

We pay input VAT on applicable taxable purchases within the various foreign countries in which we operate. In most cases, we are entitled to reclaim this input VAT from the various foreign countries. However, because of our unique business model, the application of the laws and rules that allow such reclamation is sometimes uncertain. A successful assertion by one or more countries that we are not entitled to reclaim VAT could harm our operating results.

9

Any interruptions in Internet service could harm our business.

Our customers rely on access to the Internet to access our shopping portals. We have experienced short system failures from time to time. The success of our business also depends largely on the continued availability of the Internet infrastructure. Frequent or persistent interruptions in availability of our sites could cause current or potential users to believe that our systems are unreliable, leading them to switch to our competitors or to avoid our sites, and could permanently harm our reputation and brands. We must maintain a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products If our customers are unable to rely on access to our shopping portals, we could lose existing customers, impair our ability to attract new customers and experience loss of revenue from shopping that did not occur while the portals were unavailable.

The Internet has experienced significant growth in the numbers of users and amount of traffic, a trend likely to continue. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” malware and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. Although our systems have been designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences through worldwide redundant servers, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks, and similar events. Our systems are also subject to hackings, break-ins, sabotage, and intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any of our third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services. We do not carry business interruption insurance to compensate us for losses that may result from interruptions in our service as a result of system failures. These internet outages and delays could reduce the level of Internet usage generally, as well as the level of usage of our shopping portals.

If we are unable to retain our existing retailer relationships, we will be unable to operate profitably.

Our ability to continue to grow our revenues will depend in large part on maintaining our positive reputation with existing retailers. The number of retailers offering Cashback on our sites may not expand materially beyond our existing base and may decline. Online retailers also may reduce the commission rates they pay to us for sales our websites facilitate. If we or our affiliate networks, who have the direct relationships with most of our retailers, are unable to negotiate favorable terms with current or new retailers in the future, including the commission rates they pay us, our operating results will be adversely affected.

Retailers do not enter into long-term contracts requiring them to be including on our Cashback websites and their contracts with us are cancelable upon short or no notice and without penalty. We cannot be sure that the retailers with whom our affiliate networks have a relationship will continue to be included on our websites or that we will be able to replace retailers that do not renew their campaigns with new ones generating comparable revenues. If we are unable to retain and expand retailer relationships, our revenues will decrease and our operating results will be adversely affected.

Regulatory, legislative or self-regulatory developments regarding Internet privacy matters could adversely affect our ability to conduct our business.

Consumer and industry groups have expressed concerns about online data collection and use by companies, which has resulted in the release of various industry self-regulatory codes of conduct and best practice guidelines that are binding for member companies and that govern, among other things, the ways in which companies can collect, use and disclose user information, how companies must give notice of these practices and what choices companies must provide to consumers regarding these practices. We are obligated in certain cases to comply with best practices or codes of conduct addressing matters, such as the online tracking of users or devices. U.S. regulatory agencies have also placed an increased focus on online privacy matters and, in particular, on online advertising activities that utilize cookies, which are small files of non-personalized information placed on an Internet user’s computer, and other online tracking methods. Such regulatory agencies have released, or are expected to release, reports pertaining to these matters. For example, on March 26, 2012, the FTC, issued a report on consumer privacy intended to articulate best practices for companies collecting and using consumer data. The report recommends companies adopt several practices that could have an impact on our business, including giving consumers notice and offering them choices about being tracked across other parties’ websites and implementing a persistent “Do Not Track” mechanism to enable consumers to choose whether to allow tracking of their online search and browsing activities, including on mobile devices. Various industry participants have worked to develop and finalize standards relating to a Do Not Track mechanism, and such standards may be implemented and adopted by industry participants at any time. We may be required or otherwise choose to adopt Do Not Track mechanisms, in which case our ability to use tracking technologies could be impaired.

10

U.S. and foreign governments have enacted, considered or are considering legislation or regulations that could significantly restrict industry participants’ ability to collect, augment, analyze, use and share anonymous data, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools. A number of bills have been proposed in the U.S. Congress in the past that contained provisions that would have regulated how companies can use cookies and other tracking technologies to collect and use information about consumers. Some of those bills also contained provisions that would have specifically regulated the collection and use of information, particularly geo-location information, from mobile devices. At least one such bill presently has been proposed in the U.S. Congress.

Additionally, the EU has traditionally imposed more strict obligations under data privacy laws and regulations. Individual EU member countries have had discretion with respect to their interpretation and implementation of EU data privacy laws, resulting in variation of privacy standards from country to country. Legislation and regulation in the EU and some EU member states requires companies to obtain specific types of notice and consent from consumers before using cookies or other tracking technologies. To comply with these requirements, the use of cookies or other similar technologies may require the user’s affirmative, opt-in consent. Additionally, in January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework that, if implemented, may result in a greater compliance burden with respect to our operations in Europe.

Changes in global privacy laws and regulations and self-regulatory regimes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategies effectively and may adversely affect the demand for our solutions or otherwise harm our business and financial condition. For instance, new privacy laws or regulations or changed interpretations of existing laws or regulations could require performance marketing networks or us to take additional measures to facilitate consumer privacy preferences or to limit or cease altogether the collection, use or disclosure of data. The recent FTC staff report also recommends that websites offer consumers a choice about whether the owner of the website can use third parties to track the consumer’s activity for certain purposes. We are dependent on third parties, including performance marketing networks, to place cookies on browsers of users that visit our websites. If in the future we are restricted from allowing cookies, if there is a material increase in the number of users who choose to opt out or block cookies and other tracking technologies, or if performance marketing networks’ cookies or other tracking mechanisms otherwise do not function properly, our ability to generate net revenues would be significantly impaired.

Finally, we may be subject to foreign laws regulating online advertising even in jurisdictions where we do not have any physical presence to the extent a digital media content provider has advertising inventory that we manage or to the extent that we collect and use data from consumers in those jurisdictions. Such laws may vary widely around the world, making it more costly for us to comply with them. Failure to comply may harm our business and our operating results could be adversely affected.

Government regulation of the Internet, e-commerce and m-commerce is evolving, and unfavorable changes or failure by us to comply with these laws and regulations could substantially harm our business and results of operations.

We are subject to foreign and domestic general business regulations and laws as well as regulations and laws specifically governing the Internet, e-commerce and m-commerce in a number of jurisdictions around the world. Existing and future regulations and laws could impede the growth of the Internet, e-commerce, m-commerce or other online services. These regulations and laws may involve taxation, tariffs, privacy and data security, anti-spam, data protection, gaming, multi-level marketing, wire transfers, distribution controls, libel and defamation, copyrights, electronic contracts, electronic communications and consumer protection. It is not clear how existing laws and regulations governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet as the vast majority of these laws and regulations were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet, e-commerce or m-commerce.

Those laws that govern privacy or reference the Internet, such as the US Digital Millennium Copyright Act and the European Union’s Directives on Distance Selling and Electronic Commerce, are being interpreted by the courts, but their applicability and scope remain uncertain. U.S. regulatory agencies have placed an increased focus on online privacy matters and, in particular, on online advertising activities that utilize cookies, which are small files of non-personalized information placed on an Internet user’s computer, and other online tracking methods. For example the FTC recommends companies adopt several practices that could have an impact on our business, including giving consumers notice and offering them choices about being tracked across other parties’ websites and implementing a persistent “Do Not Track” mechanism to enable consumers to choose whether to allow tracking of their online search and browsing activities, including on mobile devices. The EU’s stricter obligations under data privacy laws and regulations provide its member countries wide discretion in interpreting the EU data privacy laws, resulting in variation of privacy standards from country to country.

11

Changes in global privacy laws and regulations and self-regulatory regimes may force us to incur substantial costs or require us to change our business practices. Furthermore, regulatory agencies or courts may claim or hold that we or our users are subject to licensure or prohibition from conducting our business in their jurisdiction, either generally or with respect to certain actions. It is possible that general business regulations and laws, or those specifically governing the Internet, e-commerce or m-commerce may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot assure you that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant resources in defense of these proceedings, distract our management, increase our costs of doing business, and cause consumers and retailers to decrease their use of our marketplace, and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and mobile applications or may even attempt to completely block access to our marketplace. Laws regulating Internet and e-commerce companies outside of the US may be less favorable than those in the US, giving greater rights to consumers, competitors or users. Compliance may be more costly or may require us to change our business practices or restrict our product offerings, and the imposition of any regulations on our users may harm our business. In addition, we may be subject to overlapping legal or regulatory regimes that impose conflicting requirements on us. Our failure to comply with foreign laws could subject us to penalties ranging from criminal prosecution to significant fines to bans on our products. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected and we may not be able to maintain or grow our net revenues as anticipated.

Our insurance coverage may be inadequate to cover any business loss.

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. Although we have all-risk property insurance for our operating properties covering damage caused by a casualty loss (such as fire, natural disasters or certain acts of terrorism), each policy has certain exclusions. Our level of insurance coverage may be inadequate to cover all possible losses in the event of a major casualty. Therefore, certain acts and events could expose us to substantial uninsured losses. More important than the damage caused to our properties by a casualty loss, we may suffer business disruption as a result of these events. While we do carry general liability insurance, including coverage for identity theft, we do not carry business interruption insurance. The insurance we do carry may not continue to be available on commercially reasonable terms and, in any event, may not be adequate to cover all losses.

Our failure or the failure of third-party service providers to protect our platform and network against security breaches, or otherwise protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We deliver digital content via our shopping portals and we collect and maintain data about consumers, including personally identifiable information, as well as other confidential or proprietary information. Our security measures may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our platform or that we or our third-party service providers otherwise maintain. Breaches of our security measures or those of our third-party service providers could result in unauthorized access to our platform or other systems; unauthorized access to and misappropriation of consumer information, including consumers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our platform; deletion or modification of content, or the display of unauthorized content, on our websites or our mobile applications; or a denial of service or other interruption in our operations. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, we and they may be unable to anticipate these attacks or to implement adequate preventative measures. Potential liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuse of personal information, including unauthorized marketing purposes. Any of these claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the FTC and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses from the introduction of new regulations regarding the use of personal information or from government agencies investigating our privacy practices. Any actual or perceived breach of our security could damage our reputation and brand, expose us to a risk of loss or litigation and possible liability, require us to expend significant capital and other resources to alleviate problems caused by such breaches and deter consumers and retailers from using our online marketplace, which would harm our business, financial condition and operating results.

12

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effectively secure transmission of confidential information, such as customer credit card numbers.

We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

Our inability to protect our intellectual property adequately could adversely affect our business.

Our proprietary technology is one of the keys to our performance and ability to remain competitive. We rely primarily on a combination of copyright, trade secret, and contract laws to establish and protect the proprietary nature of our technology. Much of the software that we use was specifically developed by the Company and, accordingly, we believe we have certain proprietary rights to the software. For example, we have used employees, for the most part exclusively, to develop the software that we consider to be proprietary to our business, and are generally deemed under copyright law to be the author of the software. We have a general practice of requiring our employees to enter into confidentiality, invention assignment and non-compete agreements to provide trade secret and contractual protections for our software as well as other confidential and proprietary technical and business information and ideas. We also use technical and business measures to protect our proprietary rights. For example, we limit distribution of our software, maintain it in physically secure locations with restricted access, and use firewalls to try to keep out intruders, and we generally enter into confidentiality agreements with our consultants, business partners, and other third parties. Nonetheless, the steps we take to protect our proprietary technology and other information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. Our trade secrets or proprietary technology may become known or be independently developed by competitors. We have copyrights without registering our software or other works of authorship, but we have not registered our copyrights with the U.S. Copyright Office or any other copyright office, and would not be entitled to the additional protections afforded by such registration. We do not rely on and do not have any patent protections at this time on our technology. As such, due to certain legal requirements in timely filing for patent protection, the lack of filing for patent protection could present obstacles to us in the future should we decide to proceed with filing for patent protection. It is difficult for us to police the unauthorized use of our technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide us with adequate or effective protection of our intellectual property. We have not undertaken a review of third-party patents in any jurisdiction to try to determine if a third-party may claim that we infringe on its patent or other proprietary rights, and do not plan in the near future to do so. Such a claim, if vigorously pursued, could require, among other things, substantial resources to fight, that we stop using most or substantial and important parts of our technology, that we expend additional resources to try to replace such technology with non-infringing technology which may not have the same features, usability, maintainability, or customer acceptance, and the Company to pay sums as damages that we could not afford to pay.

Our inability to adequately protect our brands, or claims that our brands are confusingly similar to senior third-party brand owners, could adversely affect our business.

Our trademarks, service marks, trade names and trade dress (also sometimes known as brands) provide value to the Company and its affiliates. We have a compliance process in place for DubLi Network Business Associates to follow so that they do not violate our service marks and use the Company brands inappropriately. We currently have trademarks registered or pending in the U.S., Europe, Canada, South Korea, Singapore, and all of the contracting parties (countries) of the Madrid protocol for our name and certain words and phrases that we use in our business including, but not limited to, DubLi Worldwide Trading, Ominto, DubLi, Dubot and others. Although we believe that our “Ominto” and “DubLi” and other trade names and logos have certain intellectual property protections, our competitors or others could adopt product or service names similar to “Ominto”, “DubLi” or our other service marks or trademarks. We may or may not be able to register all of our brands in every country where we seek registration and there can be no assurance that registered trademarks will protect our brands. Any of the foregoing might impede our ability to build brand identity and could lead to customer confusion. Our inability to protect our service marks, trademarks or other brands adequately could adversely affect our business and financial condition, and the value of our brand name and other intangible assets. Conversely, third parties who use, develop or register service marks, trademarks or other brands similar to ours in countries in which we do business or intend to do business may claim that our brands  infringe upon their registered or common law rights in those countries. We therefore, cannot assure you that we will be able to use our brands in every country where we wish to do business. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. Any of these events could harm our business, operating results and financial condition.

13

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations issued by the SEC, such as Dodd-Frank, are creating uncertainty for companies. In order to comply with these laws, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We rely on information technology to operate our business and maintain competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend on the use of information technologies and systems. As our operations grow in size and scope, we must continuously improve and upgrade our systems and infrastructure while maintaining or improving the reliability and integrity of our infrastructure. Our future success also depends on our ability to adapt our systems and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of our solutions in response to competitive services and product offerings. The emergence of alternative platforms such as smart phones and tablets and the emergence of niche competitors who may be able to optimize products, services or strategies for such platforms will require new investment in technology. New developments in other areas, such as cloud computing, could also make it easier for competition to enter our markets due to lower up-front technology costs. In addition, we may not be able to maintain our existing systems or replace or introduce new technologies and systems as quickly as we would like or in a cost-effective manner.

Our ability to develop successful website enhancements is a significant component of our business strategy and a failure to do so could harm our business.

We are in the process of developing a new platform for our ecommerce shopping portals to better provide our online shoppers with an enjoyable experience. We expect to launch our new portal in the fourth quarter of calendar 2015. Our ability to succeed in enhancing our sites and other offerings may require significant resources and management attention. The success of new and enhanced products depend on several factors, including our ability to develop and complete these introductions in a timely manner, successfully promote the portals, manage the risks associated with the enhancements, make sufficient resources available to support them, secure appropriate intellectual property rights and address any quality or other defects in the early stages of introduction. Despite the allocation of resources, there can be no assurance that the new enhancements or product offerings will be developed successfully, timely released, or accepted by our customers.

Our establishment and integration of our Ominto.com platform could result in the diversion or loss of resources, operating difficulties and other harmful consequences.

We are engaged in establishing our new Ominto.com Cashback Platform which we expect to launch in the fourth calendar quarter of 2015. Our new platform will offer enhanced features will simultaneously be available on our DubLi.com site. Establishing an enhanced platform similar to our existing DubLi.com platform may be time consuming, difficult and more expensive than our budgeted projections. There are no assurances that the Company will recoup any of the expenditures with respect to establishing the new platform. The new platform allows us to more efficiently offer both white label and co-branded sites to our business clients. We believe that expansion of our Business Clients' sites will be material to our financial condition and results of operations. We expect to acquire new Ominto.com shoppers in large quantities based upon certain existing relationships of our newer business clients who wish to establish white label sites for their customers. We may face:

●	diversion of management time, as well as a shift of focus from operating the business to issues related to integration and administration;

14

●	the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

●	problems enhancing the operations, technologies or products;

●	unanticipated costs; and

●	adverse effects on existing business relationships with merchants, customers and Business Associates.

Moreover, we may not realize the anticipated benefits of the enhancements to our shopping portal and expansion of our Business Client sites, or may not realize them in the expected time frame.

Acquisitions and joint ventures could result in operating difficulties, dilution, and other harmful consequences.

Although we are not actively seeking acquisitions, we expect to continue to evaluate and consider a wide array of potential strategic transactions, including business combinations, technologies, services, products and other assets. At any given time, we may be engaged in discussions or negotiations with respect to one or more of these types of transactions. Any of these transactions could be material to our financial condition and results of operations. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

●	diversion of management time, as well as a shift of focus from operating the businesses to issues related to integration and administration, particularly given the varying scope of our recent acquisitions;

●	declining employee morale and retention issues resulting from changes in, or acceleration of, compensation, or changes in Management, reporting relationships, future prospects, or the direction of the business;

●	the need to integrate each company’s accounting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

●	the need to implement controls, procedures and policies appropriate for a public company at companies that prior to acquisition had lacked such controls, procedures and policies;

●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

●	in some cases, the need to transition operations, users, and customers onto our existing platforms;

●	problems combining the purchased operations, technologies or products;

●	unanticipated costs;

●	adverse effects on existing business relationships with retailers and customers;

●	risks associated with entering markets in which we have no or limited prior experience;

●	potential loss of key employees of purchased organizations; and

●	liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities

Moreover, we may not realize the anticipated benefits of any or all of our transactions, or may not realize them in the expected time frame. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, or incur debt, liabilities, and amortize expenses related to intangible assets or write-offs of goodwill, any of which could reduce our profitability and harm our business. To the extent we have sufficient authorized but unissued shares of common stock and preferred stock, we may not need to secure stockholder approval prior to making any equity issuances for such purposes.

15

In addition, we may make certain investments, including through joint ventures, in which we have a minority equity interest and lack management and operational control. These investments may involve risks. For example, the controlling joint venture partner in a joint venture investment may have business interests, strategies or goals that are inconsistent with our business decisions or other actions or omissions of the controlling joint venture partner or the joint venture company may result in harm to our reputation or adversely affect the value of our investment in the joint venture.

Risks Specific to our DubLi Network Business

Our DubLi Network operates in a highly competitive niche.

Within the direct selling channel, we compete on a regional and often country-by-country basis with our direct marketing competitors. We compete within a distinct business model where providing a compelling earnings opportunity for our Business Associates is as critical as developing and marketing new and innovative products. Therefore, in contrast to a typical company which operates within a broad-based consumer pool, we must first compete for a limited pool of Business Associates before we reach the ultimate consumer.

Direct sellers compete for representative or entrepreneurial talent both by their product or service and by providing a competitive earnings opportunity that is more compelling than that offered by the competition. Our competitors regularly offer field incentives such as trips and other bonuses. Our competitors devote substantial effort to determining the effectiveness of field incentives so that they can invest in incentives that are the most cost effective or produce greater payback. We are not currently offering field incentives. We are and expect to continue to be subject to significant competition for the recruitment of Business Associates from other direct selling or network marketing organizations. We are always enhancing our direct selling model as well as recruiting new Business Associates. If we are unable to do so our business will be adversely affected.

Success of our DubLi Network business is dependent on the ability and productivity of our Business Associates.

Our DubLi.com revenues are generated through the efforts of our network of Business Associates (our independent marketing representatives) whose drive individual consumer traffic and Business Client's customers traffic to the DubLi.com shopping site. DubLi.com is the product of DubLi Network and, as such, requires the network to penetrate consumer registrations. To increase our revenues, we must increase the productivity of this network. Therefore, our success depends, in significant part, upon our ability to recruit, educate, retain and motivate our Business Associates and their ability to expand their organization network and to generate customers who shop at our shopping portal. Our operating results could be harmed if our existing and new business opportunities do not generate sufficient interest to retain and motivate existing Business Associates and attract new Business Associates; or if we fail to educate them about our products in ways that ensure their success or if we fail to properly support them in their efforts.

The primary way we recruit new Business Associates is through a network marketing strategy. The success of a network marketing force is highly dependent upon our ability to offer a viable product, education, commission structure and sales incentive program that enables our Business Associates to recruit and develop other Business Associates. To compete with other network marketing organizations, we may be required to increase our cost of revenues and marketing costs through increases in commissions, sales incentives or other features, any of which could adversely impact our future earnings. We may experience a high rate of turnover among Business Associates, which is a characteristic of the network marketing business. The loss of a significant number of Business Associates for any reason could negatively impact sales and could impair our ability to attract new Business Associates. In addition, the level of confidence of the Business Associates in our ability to perform is an important factor in maintaining and growing our Business Associate network. Adverse publicity or negative financial developments concerning the Company could adversely affect our ability to maintain the confidence of our Business Associates.

Our Business Associates may not comply with our policies and procedures.

Our Business Associates are independent contractors and, accordingly, we are not in a position to directly provide the same direction, motivation and oversight as we would if the Business Associates were employed by the Company. As a result, there can be no assurance that our Business Associates will participate in our marketing strategies or plans or comply with our Business Associate policies and procedures and terms and conditions.

Extensive federal, state and local laws regulate our business and network marketing program. Because we conduct operations in foreign countries, our policies and procedures for our Business Associates may differ due to the different legal requirements of each country in which we do business. While we have implemented Business Associate policies and procedures designed to govern Business Associate conduct and to protect the goodwill associated with our trademarks and trade names, it can be difficult to enforce these policies and procedures because of the large number of Business Associates and their independent status. Violations by our independent Business Associates of applicable law or of our policies and procedures in dealing with customers could reflect negatively on our operations and harm our business reputation. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our independent Business Associates.

16

Our network marketing program could be found to be not in compliance with current or newly adopted laws or regulations in one or more markets.

Our DubLi Network marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission, or FTC, and various state agencies in the United States, as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, our network marketing program could be found not to comply with applicable law or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based, and thus, even in jurisdictions where we believe that our network marketing program is in full compliance with applicable laws or regulations governing network marketing systems, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our network marketing program to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

Our ability to conduct a Network Marketing business in international markets may be affected by political, legal, tax and regulatory risks.

We intend to expand our international penetration with our DubLi Network business. Our ability to capitalize on new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with our international operations including, among others:

●	the possibility that a foreign government might ban or severely restrict our business method of direct selling;

●	the possibility that a government authority might impose legal, tax or other financial burdens on our Business Associates, as direct sellers, or on DubLi Network, due, for example, to the structure of our operations in various markets;

●	the possibility that a government authority might challenge the status of our Business Associates as independent contractors or impose employment or social taxes on our Business Associates;

●	unexpected changes in regulatory requirements; or

●	the burden and administrative costs of complying with a wide variety of foreign laws.

Risks Relating to this Offering

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

17

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock by our stockholders and warrant or option holders following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 11,107,071 shares of common stock outstanding as of September 30, 2015, approximately 4 million are freely tradable without restriction, unless held by our “affiliates.” Some of these shares may be resold under Rule 144 of the Securities Act of 1933, as amended. Assuming we raise $20 million in this offering, the sale of 3,141,336 shares issuable upon exercise of outstanding options, warrants and convertible debt as of September 30, 2015 could also lower the market price of our common stock.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of $20 million of shares of common stock and corresponding warrants offered in this offering, at an assumed public offering price of $             per share and using our net tangible book value as of June 30, 2015, and after deducting placement agent commissions and estimated offering expenses (including finder’s fees) of $2 million payable by us, investors in this offering can expect an immediate dilution of $             per share, or more than       %, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options, warrants and convertible notes to acquire shares of common stock and may need to do so in the future to support our operations. The conversion of our outstanding notes is mandatory. To the extent options and/or warrants are ultimately exercised, you will sustain future dilution.

Holders of warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Broker-dealers may be discouraged from effecting transactions in our common stock because if it continues to be considered a penny stock and remains or again becomes subject to the penny stock rules.

Our common stock currently constitutes “penny stock.” Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the Exchange Act, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” In particular, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection if any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to ensure such statements were not misleading.

18

Risks Relating to Our Stock

We are significantly influenced by one stockholder who controls a voting majority of our common stock.

As of November 1, 2015, Mr. Hansen holds approximately 2,795,571 shares of common stock and 185,000 shares of Super Voting Preferred Stock entitled to 40 votes per share, collectively representing approximately 56% of the voting power of the Company’s issued and outstanding voting securities. Accordingly, Mr. Hansen has the power to influence or control the outcome of important corporate decisions or matters submitted to a vote of our stockholders. Although Mr. Hansen owes the Company certain fiduciary duties as a director of the Company, the interests of Mr. Hansen may conflict with, or differ from, the interests of other holders of our common stock. For example, Mr. Hansen could unilaterally decide to replace our existing Board of Directors even if such change was not supported by most of the other stockholders. So long as Mr. Hansen has the power to vote a majority of shares of our voting securities, he will have the power to significantly influence and/or control all our corporate decisions and will be able to effect or inhibit changes in control of the Company.

Our stock price is volatile.

The market price of our common stock is highly volatile, and this volatility may continue. For instance, during fiscal 2014 and fiscal 2015, the low and high sale price of our common stock, as reported on the markets on which our securities have traded, ranged between $03.00 and $17.50. Numerous factors, many of which are beyond our control, may cause the market price of our shares of common stock to fluctuate significantly. These factors include:

●	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

●	changes in financial estimates by us or by any securities analysts who might cover our stock;

●	speculation about our business in the press or the investment community;

●	significant developments relating to our relationships with our Business Associates, Business Clients, customers or merchants;

●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the e-commerce based industry;

●	customer demand for our products;

●	general economic conditions and trends;

●	major catastrophic events;

●	changes in accounting standards, policies, guidance, interpretation or principles;

●	loss of external funding sources;

●	sales of our common stock, including divestments by our directors, officers or significant stockholders;

●	additions or departures of key personnel;

●	announcements of new products or product enhancements by us or our competitors;

●	our ability to obtain financing;

●	developments in our or our competitors’ intellectual property rights;

●	adverse effects to our operating results due to impairment of goodwill;

●	failure to meet the expectation of securities analysts or the public;

●	our ability to expand our operations, domestically and internationally;

●	the amount and timing of expenditures related to any expansion;

19

●	litigation involving us, our industry or both;

●	actual or anticipated changes in expectations by investors or analysts regarding our performance; and

●	price and volume fluctuations in the overall stock market from time to time.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Our stock price is volatile and we could be a target of stockholder litigation. Any stockholder litigation brought against us in the future could result in substantial costs and divert our management’s attention and resources from our business.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our shares of common stock and other interests in our Company at a time when you want to sell your interest in us.

We have significant “equity overhang” which could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of equity securities.

As of September 30, 2015, we had 11,107,071 shares of common stock outstanding. Additionally, as of September 30, 2015, 3,141,336 shares of our common stock were issuable upon exercise, conversion, or vesting of outstanding options, stock grants, services, warrants and convertible debt. The possibility that substantial amounts of our common stock may be sold by investors or the perception that such sales could occur, often called “equity overhang,” could adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future.

Our outstanding options, unvested stock grants, warrants and convertible notes may dilute current stockholders.

As of September 30, 2015, there were outstanding options, unvested stock grants, warrants and convertible debt that are exercisable for a total of 3,141,336 shares of our common stock. Assuming we raise at least $20.0 million in the offering, we will have [_____] shares of common stock issuable upon exercise of warrants issued in the offering, with an exercise price of [$___] per share.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our Board has the right, without stockholder approval, to issue shares of preferred stock with voting, dividend, conversion, liquidation or other rights. This could adversely affect the voting power and equity interest of the holders of common stock which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The Board exercised this right on August 16, 2012, when the Company sold Michael Hansen, who was then a director and the Company’s President and CEO, 185,000 shares of “Super-Voting Preferred Stock” which entitle Mr. Hansen to 40 votes per share of Super Voting Preferred Stock or 7.4 million votes of common stock.

The power to issue additional shares of preferred stock or common stock could, in some situations, have the effect of discouraging and/or rendering more difficult a merger, tender offer, proxy contest or any other attempt to obtain control of the Company. This may limit the opportunity for stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

We have applied for listing of our common stock and the warrants issued in this offering on the NASDAQ Capital Market in connection with this offering. If we fail to qualify for or continue to meet the listing standards of The NASDAQ Capital Market, our securities could be delisted.

We have applied to list our common stock and warrants on the NASDAQ Capital Market at the close of this offering. However, no assurance can be given that our application will be approved, or that an active trading market for our common stock and warrants will develop and continue. As a result, you may find it more difficult to purchase, dispose of and obtain alternative quotes as to the value of our common stock and warrants.

If we are able to list initially but are unable to continue to meet NASDAQ Capital Market listing requirements, including but not limited to, requirements to obtain stockholder approval of a transaction other than a public offering involving the sale or issuance equal to 20% or more of our common stock, our securities could be delisted from the NASDAQ Capital Market. If our securities were to be delisted from the NASDAQ Capital Market, our common stock and our warrants could continue to trade on the OTCBB or on the Pink Sheets following any delisting from the NASDAQ Capital Market. Any such delisting of our securities could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

20

Risks Associated with Our Anticipated Reverse Stock Split

Our 1-for-50 reverse split may not increase our share price enough to meet the minimum bid price for NASDAQ listing.

On or about November 6, 2015, we effectuated a one-for-fifty reverse stock split of our outstanding common stock in order to increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, it is possible that the market price of our common stock will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our securities on The NASDAQ Capital Market, in which case this offering may not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock will remain at the level required for continuing compliance with that requirement. We cannot assure you that any price increase that we obtain from the reverse split will continue. Some companies do find that their stock declines once the reverse stock split seasons. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

If the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we still cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split has increased the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Even our post-split increased market price of our common stock may not attract new institutional investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that our higher post-split market price of our common stock will be high enough to will satisfy the investing requirements of institutional investors that the Company wants to attract. As a result, the trading liquidity of our common stock may not necessarily improve.

21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements regarding the assumptions we make about our business and economic model, our dividend policy, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplates,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, among other things, statements about our expectations, beliefs, intentions or strategies for the future. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement.

The following important factors could prevent us from achieving our goals and cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements:

●	our inability to generate enough customers or enough purchasing activity for our shopping portals;
●	our inability to establish and maintain a large growing base of Business Associates and Business Clients;
●	our failure to adapt to technological change;
●	increased competition;
●	changes in legislation applicable to our business;
●	our failure to improve our internal controls;
●	our inability to generate sufficient cash flows from operations or to secure capital to enable us to maintain our current operations or support our intended growth;

●	our failure to obtain or maintain a NASDAQ listing or registration of shares of our common stock under the Exchange Act; and

●	the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business”.

You should also read the matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this prospectus. The forward-looking statements in this prospectus may not prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus completely.

22

USE OF PROCEEDS

Assuming that all of the $20 million of common stock and warrants offered are sold, we will receive up to $18 million in net proceeds from the sale of common stock and corresponding warrants in this offering, and after deducting estimated placement agent fees and estimated offering expenses payable by us, (including the finder's fee being paid as described in "Plan of Distribution").

We cannot predict when or if the warrants will be exercised. If all of the warrants issued in this offering to investors are exercised for cash, then we will receive an additional $12.0 million of proceeds. It is possible that the warrants may be exercised on a cashless basis or expire prior to being exercised, in which case we will not receive any additional proceeds.

We intend to use the net proceeds from this offering for the following purposes:

- Investment in product and localization technology: approximately $5 million

- Global expansion: approximately $8.0 million
- Expansion of Business Client support programs: approximately $1.5 million
- Expansion of sales team: approximately $1.0 million
- Working capital: approximately $2.5 million

Any remaining net proceeds will be used for working capital and other general corporate purposes.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

●	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

●	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DILUTION

If you purchase securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price of $            per share, and corresponding warrant, and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 30, 2015 was approximately $(13,207,960), or approximately $(2.13)  per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2015.

23

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of approximately         shares in this offering at an assumed public offering price of $              per share, and after deducting the placement agent commissions and estimated offering expenses (including finder's fees), our as adjusted net tangible book value as of June 30, 2015 would have been $(             ), or approximately $(        ) per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution in net tangible book value of $          per share to purchasers of shares in this offering, as illustrated in the following table:

Public offering price per share		$
Net tangible book value per share as of June 30, 2015	$
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share as of June 30, 2015, after giving effect to the offering		$
Dilution per share to new investors in the offering		$

PRICE RANGE OF OUR COMMON STOCK

Market Information

Our shares of common stock are currently quoted on the OTC Pink under the symbol “OMNT” (formerly DUBL until July 1, 2015). Until January 1, 2013, our shares of common stock were quoted on the OTCQB. We have applied to The NASDAQ Capital Market to list our common stock and warrants under the symbols “OMNT” and “OMNTW”, respectively.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTCQB and OTC Pink. The following share prices have been adjusted retroactively for the 1-for-50 reverse stock split that we effectuated on November 6, 2015. The prices below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Quarter Ended

2014
December 31, 2013	$9.50	$3.50
March 31, 2014	$5.00	$3.00
June 30, 2014	$4.00	$3.00
September 30, 2014	$17.50	$3.00

2015
December 31, 2014	$14.00	$5.00
March 31, 2015	$11.50	$7.00
June 30, 2015	$11.50	$5.50
September 30, 2015	$9.50	$4.50
October 1, 2015-November 11, 2015	$9.63	$6.50

Holders

On November 11, 2015, the last sales price reported on the OTC Pink for our common stock was $7.45 per share. As of the date of this prospectus, there were 11,107,071 shares of our common stock outstanding and approximately 1,324 holders of record of our common stock.

Options, Restricted Stock and Warrants

There are outstanding warrants, outstanding options, services and outstanding unvested shares of restricted stock to purchase 800,000, 1,201,976 and 239,360 shares of our common stock, respectively, as of the date of this prospectus.

24

DIVIDEND POLICY

We have not declared any cash dividends on our shares of common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain all future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings, financial position and other factors that the Board deems relevant.

DETERMINATION OF OFFERING PRICE

The offering price of the securities offered by this prospectus will be determined by negotiation between us and the Placement Agent. Among the factors considered in determining the offering price of the shares were:

-our history and our prospects;

-the industry in which we operate;

-our past and present operating results;

-recent trading prices of our common stock on the OTC Pink;

-the previous experience of our executive officers; and

-the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the offering price, or at all.

25

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2015:

The unaudited pro forma information is adjusted to reflect a 1-for-50 stock split we effectuated on November 6, 2015. Based on an offering price of $     per share of common stock and corresponding warrant, we allocated the $18.0 million net consideration to common stock. The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2015
	Unaudited Actual	Unaudited Pro Forma

Current assets:
Cash and cash equivalents	$2,433,474
Restricted cash	1,267,777
Other receivables and prepaid expenses	1,083,738
Deferred costs	6,053,807
Land held for sale	-

Total current assets	$10,838,796

Equity:
Equity (deficit) attributable to our stockholders:
Preferred stock, $.01 par value, 25,000,000 shares authorized and 185,000 issued and outstanding	1,850

Common stock, $0.001 par value,700,000,000 shares authorized, 9,047,428 shares issued and outstanding, actual; shares issued and outstanding, pro forma	9,047
Additional Paid in Capital	27,488,664
Accumulated deficit	(41,947,124)
Accumulated other comprehensive income	796,279
Total equity (deficit) attributable to our stockholders	$(13,207,960)

(1)    The number of shares of our common stock outstanding before and after the offering excludes the following:

1,201,976 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of  $6.00 per share, and for services.

239,360 shares of common stock issuable upon vesting of outstanding restricted stock grants;

26

500,000 shares of common stock issuable upon exercise of outstanding warrants, at an exercise price of $5.00 per share; and

800,000 shares of stock issuable upon conversion of outstanding convertible notes at a conversion price of $6.25 per share, and 300,000 shares of stock issuable upon exercise of warrants that will be issued upon conversion of the notes, at an exercise price of $10 per share.

(2)    The total number of shares of our common stock outstanding after this offering is based on 9,047,428 shares outstanding as of June 30, 2015, and excludes [_________] shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering.

A $1.00 increase (decrease) in the offering price of $       per share of common stock and corresponding warrant would increase (decrease) cash and cash equivalents and total stockholders’ equity by [$      million], assuming that the number of shares and corresponding warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes for Ominto, Inc. appearing elsewhere in this prospectus.

INTRODUCTION

The following discussion and analysis summarizes the significant factors affecting: (i) our consolidated results of operations for the year ended September 30, 2014 compared to the year ended September 30, 2013 and the three and nine month periods ended June 30, 2015 compared to the three and nine month periods ended June 30, 2014; and (ii) our financial liquidity and capital resources. This discussion and analysis should be read in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus.

Overview

Ominto is a global e-commerce company that owns and operates global online shopping and loyalty websites along with a network marketing subsidiary, DubLi Network. Ominto and its DubLi Network subsidiary currently serve customers in more than 100 countries. Through Ominto’s unique e-commerce platform, shoppers can browse through different categories of products, which feature international and local brands, travel, coupons, discounts and vouchers and receive Cashback on their purchases. Ominto has adapted its multilingual and multi-regional ecommerce and Cashback platform to serve 12 international markets in local language and currency to strengthen its global ecommerce and Cashback presence and encourage customers to shop at its websites in its countries of operation. Depending on the market, Ominto’s websites feature the world’s most popular brands including Amazon.com®, Wal-Mart®, Nike®, Hotels.com®, Zalando®, Groupon™ and Expedia®. The Company receives a commission each time a customer makes a purchase through a Company referred portal and a portion of those commissions are passed along to our customers in the form of Cashback.

At Ominto owned and operated shopping websites, consumers shop at the same online stores they normally frequent and earn Cashback with each purchase. The Company’s personalized shopping platform is used to deliver coupons, deals, and Cashback to shoppers each time they return to the personalized platform to shop online. Ominto builds its shopping websites by contracting with third parties, called Affiliate Networks, who have relationships with thousands of global, online merchants and travel booking sites. Our new Ominto.com website, which is launching in the fourth calendar quarter of 2015, will power and operate alongside our existing DubLi.com website which serves customers in over 100 countries. The enhanced Ominto platform will recognize each customer's preferred shopping locations and deliver a tailored shopping experience including preferred stores, language, currency and deals as well as relevant direct marketing messages.

27

The Ominto platform will soon offer a sophisticated level of personalization rarely seen in the online Cashback shopping industry. We will have the ability to personalize the customer’s experience based on the customer’s activities on the shopping portal as well as the consumer's indicated interest preferences. As the customer’s activities increase on our shopping portals over time, the level of personalization of the customer’s experience also increases. By offering a shopping experience that becomes more customized with each subsequent activity on the site, we are able to increase customer loyalty which is paramount to differentiating ourselves in the competitive landscape of the Cashback industry.

Ominto is expanding its offerings of customized shopping websites to business clients (who we call Partners), and Ominto expects to create new revenue through membership fees and maintenance fees arising from new sites for our Business Clients. Ominto will continue to offer its co-branded websites to businesses clients, both as a selling tool for DubLi Network Business Associates (our independent marketing associates for the DubLi Network) and for new business clients that are obtained by the in-house Ominto marketing group. Our co-branded, or white label shopping websites for our business clients allow them to offer their own customers the ability to earn Cashback. We believe that Business Clients can enhance their own customers' loyalty while monetizing their customer database. Our customized Cashback websites give our business customers an ability to leverage their relationships with not just their customers, but they can add employees, investors and donors to the shopping website as well. Our portals will assist our business customers in engaging their customers on their shopping website with seasonal promotional messaging, email campaigns and banner advertisements. Business customers will direct their consumer members/constituents to their own branded websites, which is the consumer-facing component of Ominto.com’s ecommerce platform. The enhanced online shopping experience helps connect us and our business customers to our business customers' large and engaged consumer base.

Ominto operates the DubLi Network through a wholly-owned subsidiary. DubLi Network is a direct sales and network marketing ecosystem that ultimately drives consumer traffic to DubLi.com, DubLi Network’s online shopping portal product that leverages our unique online Cashback shopping platform. DubLi.com enables its visitors to purchase products offered by various online stores, including consumer products, travel related-products and services and then receive Cashback rewards. Following the launch of Ominto.com in the fourth quarter of 2015, DubLi.com will offer the same shopping as the new Ominto.com website and it will be powered by Ominto’s platform in the same manner as Ominto powers other business customers’ customized shopping websites. DubLi Network offers licensing packages and membership packages to independent marketing representatives known as “Business Associates.” Many of our Business Associates have been with Ominto since its inception. We believe DubLi Network has become the largest direct selling digital commerce company in the world.

Prior to March 28, 2013, the Company’s principal business consisted of an online auctions program that was primarily designed to enable consumers to purchase merchandise through its reverse auction site. Our Business Associates sold “Credits” (rights to make bids in one of our auctions) which were designed to offer consumers savings on their purchases of merchandise. Effective March 28, 2013, we discontinued our auctions program.

During the year ended September 30, 2014, our revenues from continuing operations were generated primarily from (a) business license fees paid by Business Associates and DubLi business customers who established customer websites for their own customers; (b) membership subscription fees from Business Associates and their customers’ Premium and V.I.P. membership packages; (c) commission income from participating online stores affiliated with our online shopping portal arising from the purchase transactions our customers generated; and (d) advertising and marketing programs. The Company had significantly decreased revenues from advertising and marketing programs in which its Business Associates participated in its 2014 fiscal year because those BA advertising and marketing programs were discontinued as of August 21, 2013. Our revenues from discontinued operations for the year ended September 30, 2014 were recognized from Credits breakage associated with inactive Business Associates.

The components of revenues for the nine months ended June 30, 2015 are summarized as follows:

E-commerce and Memberships:

Business License Fees	$3,305,784
Membership Subscription Fees and Commission Income	9,074,147
Advertising and Marketing programs	949,884
Other	21,668
13,351,483
Discontinued Operations	385,532
Total revenues	$13,737,015

28

E-commerce and memberships:

We have offered our end-customers choices, including a free membership and two forms of paid memberships (Premium and V.I.P), that allowed them to earn varying amounts of Cashback from the purchases that they make online through our shopping sites. The Premium and V.I.P. membership subscription packages allowed our customers to earn a higher percentage of Cashback on their purchases. For the Premium members, we charged a monthly subscription fee and for the V.I.P. members we charged an annual subscription fee. Beginning with the launch of the new Ominto.com platform, we will offer a single form of paid membership called the VIP Lounge which will be charged to members annually.

Ominto has relationships with thousands of online stores and travel companies from around the world that pay us a fee, usually as a percentage of sales, based on the price of the product purchased by consumers that we have directed to their sites. Ominto, in turn, returns some of these fees to the consumer as Cashback. The merchants participate in our shopping mall to incentivize customers to shop with them. Cashback amounts are clearly stated throughout the website. The Cashback percentage varies from store to store, and on the type of membership the consumer has obtained from us. Our business clients and Business Associates earn a commission from us, based on these purchase transactions generated by their customers.

Licensing Fees

We require each of our DubLi.com Business Associates to purchase an initial business license from us to begin his, her or its sales operations of DubLi’s products. For-profit business clients are required to pay an initial registration fee. Until March 2014, our Business Associates paid a monthly maintenance fee to remain as an active member following the date of their initial membership. Effective April 2014 the monthly maintenance fee was replaced by a mandatory minimum purchase requirement (see section ‘Revenue recognition’), our Business Associates were required to purchase our membership products for resale in the form of qualifying vouchers or membership packages for Business Associates or membership packages for DubLi’s customers as described below. Our for-profit business clients typically pay a monthly maintenance fee to continue access to their co-branded websites.

Our Business:

We need to cost effectively increase our revenues to become profitable, and we intend to do so in several ways. First, we are improving the appeal and usability of our shopping portals, which we believe will increase consumer purchases on the portals. To that end, we have redesigned the portal and we anticipate launching our new portal in the fourth quarter of calendar 2015. Given the significant expansion of purchases made from mobile devices, we have developed a mobile app which will be part of the launch of our new site. The new site will allow us to offer, for the first time, a site that is easier to use, more responsive to each customer's preferences and a personalized shopping experience. We expect these features to increase each consumer's number of visits to our shopping site.

The quality of the merchants available on our site is essential to our success, and the number and quality of our participating merchants has only improved as our business has matured. We expect the number and type of merchants to remain similar to our current merchant offerings. Of course, we will continue to add new countries to our portal, with an emphasis on the Pacific Rim and India, and we will concurrently add local merchants. More important, we have expanded our internal Affiliate Network team so that we can offer localized and specialized advertisements to both improve the value we offer our members and increase our revenues. We will continue to refine our advertising offerings to best maximize benefits to our merchants and to our members.

During the periods reported, we depended primarily on our Business Associates to market the portal to consumers and to business clients. Our focus has shifted to obtaining business clients, and, through these business clients, obtaining individual customers in large quantities. We have a new in-house team that markets customized shopping portals to business clients with a customer base over 50,000. The value proposition to the business client includes both commissions and an opportunity to enhance relations with its own consumers by offering them our valuable Cashback service. Our first customized portal is in place for Cashback Arabia and our second portal, Infinia, is launching during the fourth calendar quarter of 2015. With both of these launched, we believe we will add millions of members to our site.

We now recognize that to realize the full benefit of our business clients we need to provide on-going client assistance. Our larger business clients will be assisted in engaging their constituents on the site, which we believe will markedly increase the constituent members' use of our site. Similarly, we are also finalizing a new training program for our most successful Business Associates to learn how to improve selling and account management capabilities, including showing them how to teach business clients with a customer base in excess of 10,000 to engage with their own members. These new efforts to engage customers of business clients have no prior period comparisons. Our success from these programs will be derived from the number of members added, retention of business customers' members, and how much those new members engage with our site, as opposed to, for example, the number of Business Associates participating in our business or the total number of members enrolled from all sources. Our new site, as well as our current and upcoming efforts to engage business clients' constituent members, is unprecedented for us and we expect to refine our programs as we find the most successful methods of customer engagement. We do not believe that a comparison of the number of business customers, members, business associates or their historical retention rates will be helpful in understanding our new business model or the success of that model.

Discontinued operations:

Historically, the Company operated a reverse auction program utilizing credits for each bid in an auction transaction. In October, 2012, management suspended the auctions program, conducted an evaluation and concluded that the Company would derive a greater financial return by focusing on the enhancement of its e-commerce platform and that the operations of the auctions program would be incompatible with the enhanced platform. As a result, in December, 2012, the Company notified its Business Associates and retail consumers that all auctions activities would be terminated, effective March 28, 2013. A substantial number of Business Associates used their credits prior to the termination of the auction program. Credits remaining twelve months after the termination were considered breakage. During fiscal year 2014, we recognized revenues for credit breakage associated with inactive Business Associates amounting to approximately $5.6 million.

29

Trends in Our Business

We continue to focus our resources on our e-commerce shopping portal. We believe that shopping transactions continue to shift from traditional brick and mortar to online retailers as the digital economy evolves. This shift has enabled us to provide a continued growth in revenue. However, our revenue growth rate to date may not be sustainable due to factors, including increasing competition, and increasing maturity of the online shopping portal market. We plan to continue to invest in our shopping portal and increase our customer base through Business Client sites and our Business Associates, but cannot provide any assurance that such investments will result in increased revenues or net income.

In order to increase the sale of our Cashback products, we are working to add dedicated white-label and co-branded Cashback shopping sites that Business Clients we call our "Partners" can use to offer their own customers/constituents consumer products, travel related products and services, which will increase the number of consumers purchasing products and services through our sites. We have also begun to implement incentive offerings to further engage customers when visiting our sites to increase revenues from commissions as well as to introduce new advertising programs to increase our advertising revenues from our participating online merchants.

Traditional retail seasonality has affected our results of operations, and is likely to continue to do so. Online shopping generally decreases during the summer months, and shopping (whether traditional or e-commerce) typically increases significantly during the holiday season in the fourth quarter of each calendar year. These seasonal trends have caused, and will likely continue to cause fluctuations in our quarterly results. Historically, trends in the network marketing industry dictate slower growth during the summer months.

Increasing our revenues involves investment in our data centers, corporate facilities, information technology infrastructure, and human resources. We expect the following to be important components in our business strategy: (i) “Partner” Programs whereby we offer our Business Clients with large retail customer bases interested in earning additional revenues co-branded sites and white label shopping sites; and (ii) expansion in new markets and countries. We expect that the gross cost of revenues will increase and may also increase as a percentage of revenues in future periods, primarily due to forecasted increases in costs, including customer acquisition costs, data center costs, credit card and other transaction fees, and content acquisition costs.

As we expand our Cashback shopping sites and other products to international markets, we continue to increase our exposure to fluctuations in foreign currency to US dollar exchange rates.

Organization of Information

This section provides a narrative on our financial performance and condition, which should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus and includes:

●	use of estimates and critical accounting policies;

●	results of operations;

●	liquidity and capital resources; and

●	subsequent events.

Operating results are not necessarily indicative of results that may occur in future periods.

Use of Estimates and Critical Accounting Policies

Management’s use of estimates and assumptions

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America required management to make estimates, judgments and assumptions that affect the reported amounts of the assets and liabilities, disclosure of contingent assets and liabilities, deferred liabilities and accruals for incentive awards at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Examples, though not all-inclusive, of such items include estimates and assumptions for loss contingencies, depreciation or amortization of the economic useful life of an asset, stock-based compensation forfeiture rates, fair values, impairments of investment and other assets, potential outcomes of future tax consequences of events that have been recognized in our consolidated financial statements or tax return, incentive awards and deferred liabilities. We based our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates. The following items in our consolidated financial statements required significant estimates and judgments:

Property and Equipment

Property and equipment are recorded at cost. Computers and equipment, computer software, furniture and fixtures are depreciated over five years. Leasehold improvements included in furniture and fixtures are amortized on a straight-line basis over the term of the lease. Land is not amortized. The cost of maintenance and repairs of equipment is charged to expense when incurred. When the Company sells, disposes or retires property and equipment, the related gains or losses are included in operating results.

30

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment - Subsequent Measurement (“ASC 360”), the Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.

Revenue recognition

The Company recognizes revenues in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”). ASC 605-10 requires that four basic criteria be met before revenues can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. Determination of criteria (iii) and (iv) are based on Management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and Cashback to customers, estimated returns and allowances, and other adjustments are recorded in the same period the related revenues are recorded. The Company defers any revenues that are subject to refund, and, for which the product has not been delivered or the service has not been rendered.

Ominto, through its DubLi Network subsidiary, has a global network marketing organization with Business Associate representatives in many countries throughout the world. DubLi Network offers Business Associates DubLi.com membership packages to sell to their customers, many of whom are also recruited to become Business Associates themselves. Business Associates earn commissions on sales of products that they sell directly, and earn commissions on “down-line” sales of products made by Business Associates that they recruit into the marketing network. The Company separately offers various membership packages to customers and a Partner Program whereby customers are recruited by companies or non-profit organizations called "Business Clients" to shop on our Ominto.com shopping portal.

The Company’s revenue recognition policies for each of its products and services are as follows:

E-commerce and memberships

DubLi Network

●	Business license fees - Business Associates pay an initial business license fee for the marketing and training services provided by the Company which enables them to begin their sales operations in selling the company’s DubLi.com product. The business license fee is recognized as revenue ratably over twelve months.

●	Effective March 2014, our Business Associates were no longer required pay a monthly fee to maintain their current membership status which was recorded as revenue in the respective period for which it was paid. For-profit Business Clients continue to pay a monthly maintenance fee which is recorded as revenue in the respective period for which it was paid.

●	Membership subscription fees - Effective April, 2014, our Business Associates were required to purchase our membership products for resale in the form of qualifying vouchers or membership packages for Business Associates or membership packages for DubLi.com customers. These membership products have a shelf life of twelve months. Revenue is recognized ratably over a twelve month period when any membership product is activated or immediately upon expiry. Revenue is also recognized for breakage when a reasonable and reliable estimate can be made. DubLi customers who purchased a Premium or a V.I.P. membership package pay a monthly or an annual subscription fee, respectively. The monthly subscription fee is recorded as revenue in the respective period for which it was paid and the annual subscription fee is recognized ratably over the subscription period. New sales of our current Premium and V.I.P. membership packages will be discontinued with the launch of the new Ominto.com site where we will offer our new VIP Lounge. Our current subscribers to the annual VIP package will continue to receive their service until their subscription ends.

31

●	Commission income - The Company receives varying percentages in commission income earned from merchants participating in its online shopping portal. These commissions are calculated based upon the agreed rates with the participating merchants on all our customers transactions processed through our online platform and are recognized on an accrued basis from data obtained from the merchant. A percentage of the commission income is payable in the form of Cashback to the customer for all purchase transactions. This Cashback amount due to the customer is accrued as a deduction from commission income at the time the commission income is recognized.

●	Advertising and marketing programs - During fiscal year 2012, three advertising programs were introduced and sold to Business Associates which represented a pool of funds that were collected in advance of several planned television and telemarketing advertising campaigns to generate new DubLi.com shoppers for our Business Associates. Several marketing packages were also introduced and sold during fiscal year 2013 which were no longer available as of September 2013. Revenues for the respective advertising and marketing programs are recognized at a fixed rate per customer allocated to Business Associates in accordance with the terms and obligations under the programs or upon breakage based upon the following criteria: (i) when the Business Associate became inactive for twelve months and redemption was deemed remote, (ii) when the Business Associate accepted an exchange under any replacement program, or (iii) when waivers and releases were obtained from the Business Associate.

Auctions (Discontinued operations)

Effective March 28, 2013, the Company discontinued its auction program. Any remaining unused credits owned by Business Associates following the discontinuance have been reclassified as liabilities of discontinued operations. Credits breakage associated with inactive Business Associates are recognized as revenues after twelve months of the termination of the auction program or when waivers and releases are obtained from Business Associates who have opted to accept any replacement program.

Prior to March 28, 2013, revenues from the auction program were recorded on a net basis of (i) bidding credits used and broken in auctions, (ii) sale of goods and handling fees, and (iii) net auctioned value of gift cards. Net auctioned value of gifts cards was arrived at based upon the auctioned face value of the gift card less its associated cost of the gift card.

Cost of revenues

DubLi Network

Cost of revenues are principally commissions based upon each Business Associate’s volume of sales, any “Down-line” sales by other Business Associates under the sponsoring Business Associate and purchase transactions through our shopping portal made by customers under the sponsoring Business Associate. Commissions due to Business Associates at the time of such transaction are recorded as deferred costs until the corresponding revenues are recognized. From time to time we offer special incentive bonuses that are recognized when the Business Associate meets the sales target goals or specific criteria, and are recorded as deferred costs which are then expensed ratably as the corresponding revenues are recognized.

Commissions and other incremental direct costs including credit card processing fees in connection with the auction program had been fully expensed as of March 2013 and were reported as cost of revenues under discontinued operations.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”) under which deferred tax assets and liabilities are determined based on temporary differences between accounting and tax bases of assets and liabilities and net operating loss and credit carry forwards, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

32

In accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes, the Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

In the event of a distribution of the earnings of certain international subsidiaries, the Company would be subject to withholding taxes payable on those distributions to the relevant foreign taxing authorities. Since the Company currently intends to reinvest undistributed earnings of these international subsidiaries indefinitely, the Company has made no provision for income taxes that might be payable upon the remittance or repatriation of these earnings. The Company has also not determined the amount of tax liability associated with an unplanned distribution of these permanently reinvested earnings. In the event that in the future the Company considers that there is a reasonable likelihood of the distribution of the earnings of these international subsidiaries (for example, if the Company intends to use those distributions to meet our liquidity needs), the Company will be required to make a provision for the estimated resulting tax liability, which will be subject to the evaluations and judgments of uncertainties described above.

The Company conducts business globally and, as a result, one or more of our subsidiaries file income tax returns in U.S. federal and state, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities in the countries in which each respective company operates. The Company is currently under ongoing tax examinations in several countries. While such examinations are subject to inherent uncertainties, the Company does not currently anticipate that any such examination would have a material adverse impact on its consolidated financial statements.

The Company accounts for stock-based compensation in accordance with ASC 718, Share-Based Compensation, which requires the use of the fair value method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of the stock option grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on weighted average of the historical volatility of the Company’s common stock and selected peer group comparable volatilities and other factors estimated over the expected term of the options. The expected term of stock options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

Results of Operations

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Consolidated Results

Net loss for the three months ended June 30, 2015 and 2014 were approximately $1.2 million and $0.5 million, respectively. The increase in the net loss was primarily due to a reduction in income from discontinued operations of approximately $0.9 million. Loss from continuing operations decreased $0.2 million. Further discussions on the results from continuing operations and discontinued operations are provided in the following paragraphs.

Continuing Operations

Revenues were approximately $4.8 million and $1.1 million for the three months ended June 30, 2015 and 2014, respectively. The increase was primarily due to an increase in: (i) business license fees from Business Associates and Business Clients as a result of higher Business Associates headcounts and more Business Clients; (ii) membership subscription fees from increased sales of membership packages partly from an ongoing promotional campaign undertaken during October 2014; and (iii) commission income received from online shops and stores as a result of higher purchase transactions by our customers shopping through our shopping portal.

Gross income was approximately $1.7 million and $0.4 million for the three months ended June 30, 2015 and 2014, respectively. The increase was primarily due to higher revenues recorded during the three months ended June 30, 2015 as described above. There was no material variance in the gross income as a percentage of revenues.

33

Selling, general and administrative (“SGA”) expenses were approximately $3.0 million and $1.9 million for the three months ended June 30, 2015 and 2014, respectively. The increase was primarily due to an increase of $0.4 in outside service fees and $0.8 million in payroll costs. Details of our SGA expenses are summarized as follows:

	For the three months ended June 30
(All amounts in $ thousands)	2015	2014	Change

Advertising and marketing costs	$24	$17	$7
Depreciation	51	50	1
Outside service fees	867	486	381
Payroll costs	1,881	1,046	835
Rent and office expenses	207	51	156
Banking and processing fees	204	119	85
Foreign exchange	(381)	5	(386)
Travel expenses and others	136	150	(14)

Total	$2,989	$1,924	$1,065

Discontinued Operations

The Company recognized Credits breakage associated with inactive Business Associates during the three months ended June 30, 2015 of $0.1 million as compared to $1.0 million for the three months ended June 30, 2014. The decrease was due to fewer inactive Business Associates that met the criteria of recognition of revenue for breakage.

Foreign Currency Translation Adjustment

Our net revenues and related expenses generated from international locations are denominated in the functional currencies of the local countries, primarily in Euros. The results of operations and certain of our intercompany balances associated with our international locations are exposed to foreign exchange rate fluctuations. The consolidated statements of operations of our international subsidiaries are translated into US dollars at the average exchange rates in each applicable period. To the extent the US dollar weakens against foreign currencies, this translation methodology results in these foreign current transactions increasing the revenues, operating expenses and net income or loss. Similarly, our consolidated revenues, operating expenses and net income or loss will decrease when the US dollar strengthens against foreign currencies.

The US dollar average rate weakened against the Euro during the three months ended June 30, 2015 which resulted in a loss on translation of approximately $0.5 million as compared to a strengthened US dollar for the three months ended June 30, 2014 which resulted in a gain on translation of approximately $45,000.

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2014

Consolidated Results

Net loss for the nine months ended June 30, 2015 was approximately $4.3 million as compared to a net income of approximately $0.6 million for the nine months ended June 30, 2014. The increase in net loss was primarily due to a reduction in income from discontinued operations of approximately $4.9 million and an increase in loss from continuing operations of approximately $0.1 million. Further discussions on the results from continuing operations and discontinued operations are provided in the following paragraphs.

Continuing Operations

Revenues were approximately $13.4 million and $3.5 million for the nine months ended June 30, 2015 and 2014, respectively. The increase was primarily due to an increase in: (i) business license fees from Business Associates and Business Clients as a result of higher Business Associates and Business Client headcounts; (ii) membership subscription fees from increased sales of membership packages partly from a BA promotional campaign undertaken during October 2014; (iii) commission income received from online shops and stores as a result of higher purchase transactions by our customers shopping through our shopping portal; and (iv) revenues recognized from breakage associated with inactive Business Associates under the advertising and marketing programs.

34

Gross income was approximately $4.6 million and $2.0 million for the nine months ended June 30, 2015 and 2014, respectively. The increase was primarily due to higher revenues recorded during the nine months ended June 30, 2015 as described above. During the nine months ended June 30, 2015 and 2014, gross income as a percentage of revenues (after adjusting for certain components of non-commission revenues of approximately $1.0 million for the nine months ended June 30, 2014) were approximately 34% and 38%, respectively. The decrease was primarily due to a promotional campaign the Company undertook which resulted in an additional bonus commission payout to Business Associates during the nine months ended June 30, 2015. No comparable promotion was undertaken during the nine months ended June 30, 2014.

SGA expenses were approximately $9.3 million and $6.6 million for the nine months ended June 30, 2015 and 2014, respectively. The increase was primarily due to approximately: (i) $1.2 million in outside service fees relating to audit, legal, IT and other business consultants; (ii) $0.8 million in banking and processing fees as a result of higher transactions processed, and (iii) $0.9 million in payroll costs. Details of our SGA expenses are summarized as follows:

	For the nine months ended June 30, 2015
(All amounts in $ thousands)	2015	2014	Change

Advertising expenses	$41	$155	$(114)
Depreciation	156	149	7
Outside service fees	2,769	1,572	1,197
Payroll costs	4,408	3,469	939
Rent and office expenses	490	598	(108)
Banking and processing fees	1,161	386	775
Foreign exchange	(368)	(36)	(332)
Travel expenses and others	608	349	259

Total	$9,265	$6,642	$2,623

Discontinued Operations

Income from discontinued operations was approximately $0.4 million and $5.3 million for the nine months ended June 30, 2015 and 2014, respectively. The decrease was primarily due to lower revenues recognized for Credits breakage associated with inactive Business Associates.

Foreign Currency Translation Adjustment

Our net revenues and related expenses generated from international locations are denominated in the functional currencies of the local countries, primarily in Euros. The results of operations and certain of our intercompany balances associated with our international locations are exposed to foreign exchange rate fluctuations. The consolidated statements of operations of our international subsidiaries are translated into US dollars at the average exchange rates in each applicable period. To the extent the US dollar weakens against foreign currencies, this translation methodology results in these foreign current transactions increasing the revenues, operating expenses and net income or loss. Similarly, our consolidated revenues, operating expenses and net income or loss will decrease when the US dollar strengthens against foreign currencies.

The US dollar average rate strengthened against the Euro during the nine months ended June 30, 2015 which resulted in a gain on translation of approximately $1.1 million as compared to a weakened US dollar for the nine months ended June 30, 2014 which resulted in a loss on translation of approximately $0.1 million.

Fiscal year ended September 30, 2014 Compared to Fiscal year ended September 30, 2013

Consolidated Results

Net loss for the year ended September 30, 2014 was approximately $1.3 million as compared to a net income of approximately $3.8 million for the year ended September 30, 2013. The net loss for 2014 was due to a loss from continuing operations of approximately $6.9 million. Our continuing operations generated income of $1.3 million in 2013. Income of approximately $5.6 million from discontinued operations in 2014 served to partly reduce our loss from continuing operations. Further discussions on the results of continuing operations and discontinued operations are provided in the following paragraphs.

35

Continuing Operations

Revenues were approximately $4.5 million and $16.8 million for the years ended September 30, 2014 and 2013, respectively. The decrease was primarily due to: (i) revenues of approximately $11.6 million were recognized during fiscal 2013 for customers allocated to Business Associates in satisfaction of the terms of the advertising and marketing programs that were sold in fiscal 2012 as compared to revenues of approximately $0.4 million recognized during fiscal 2014 from breakage associated with Business Associates who were inactive for twelve months and redemption were deemed remote; (ii) a decrease in business license fees of approximately $1.5 million resulting from a reduction in the initial membership fee for new Business Associates and effective March 2014, the elimination of monthly maintenance fees paid by Business Associates; which were offset by; (iii) an increase in membership fees of approximately $0.5 million due to the introduction of new membership packages which were required to be purchased for resale by Business Associates effective April 2014. The sale of these subscription packages generated new customers which resulted in increased commission income.

Selling, general and administrative (“SGA”) expenses were approximately $9.0 million and $11.9 million for the years ended September 30, 2014 and 2013, respectively. The decrease was primarily due to reduction in outside service fees of approximately $3.0 million. Details of our SGA expenses are summarized as follows:

	For the Years ended September 30,
	2014	2013	Change
	(All amounts in $ thousands)
Advertising expenses	$155	$162	$(7)
Depreciation	198	182	16
Outside service fees	1,971	4,931	(2,960)
Payroll costs	4,494	4,196	298
Rent and office expenses	872	1,073	(201)
Banking and processing fees	705	1,219	(514)
Foreign exchange	127	(229)	356
Travel expenses and others	519	389	130

Total	$9,041	$11,923	$(2,882)

We were required to record impairment charges during the year ended September 30, 2013 of approximately $2.1 million to reduce the carrying values of our Dubai and Cayman land holdings to their estimated fair values and to reflect the obsolescence of certain components of our shopping mall operating system. We were not required to record any impairment charges for 2014.

We conduct business globally and report our results of operations in a number of foreign jurisdictions in addition to the United States. For the years ended September 30, 2014 and 2013, our reported income tax rate is lower than the US federal statutory rate primarily due to lower income tax rates in the foreign jurisdictions where we operate, and as a result of net income or losses for the respective years, the utilization of net operating loss carry-forwards and the valuation allowance against deferred tax assets.

Discontinued Operations

Net income from discontinued operations was approximately $5.6 million and $2.5 million for the fiscal years 2014 and 2013, respectively. The increase of approximately $3.1 million was primarily due to: (i) revenues recognized for credits breakage associated with inactive Business Associates which generated income of approximately $5.6 million for fiscal 2014, as compared to (ii) approximately $9.8 million of credits used and recognized as net revenues from auctions transactions conducted which generated income of approximately $2.5 million during fiscal 2013.

Foreign Currency Translation Adjustment

Our net revenues and related expenses generated from international locations are denominated in the functional currencies of the local countries, primarily in Euros. The results of operations and certain of our intercompany balances associated with our international locations are exposed to foreign exchange rate fluctuations. The consolidated statements of operations of our international subsidiaries are translated into US dollars at the average exchange rates in each applicable period. The average rate of the US dollar/€ weakened from $1.312 for fiscal year 2013 to $1.358 for fiscal year 2014 thereby increasing the consolidated net revenues, operating expenses, and loss from continuing operations.

36

The closing exchange rates between the US dollar/€ in effect were $1.27 to 1.00€ at September 30, 2014 and $1.35 to 1.00€ at September 30, 2013. For the year ended September 30, 2014, the foreign currency translation adjustment represented a gain of approximately $0.5 million as compared to a loss of approximately $0.9 million for the year ended September 30, 2013.

Liquidity and Capital Resources

Liquidity

We incurred accumulated losses for the period from our inception through June 30, 2015 of approximately $42 million. We continue to require additional financing to meet our working capital and capital expenditures requirements. We can provide no assurance that such additional financing will be available in an amount or on terms acceptable to us. If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to us, we will be unable to execute upon our business plan and pay our costs and expenses as they are incurred, which could have a material, adverse effect on our business, financial condition and results of operations.

We continue to refine our Cashback product offerings and improve our shopping portal, which places additional demands on future cash flows and may decrease liquidity. Our future liquidity and capital requirements will depend on numerous factors including market acceptance of our shopping portal and revenues generated from our operations, the impact of competitive product offerings, and whether we are successful in acquiring additional customers on a large scale basis through Business Clients. We also intend to increase our efforts to recruit Business Associates; we expect that a larger number of Business Associates will increase sales at our e-commerce Cashback portal. The marketing efforts will place additional demands on our cash flows and liquidity. We cannot offer any assurance that we will be successful in generating revenues from operations, adequately addressing competitive pressures, acquiring additional customers through Business Clients or growing our network of Business Associates.

On May 12, 2015, the Company sold 400,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $2 million to two unaffiliated foreign investors. The proceeds were used for working capital.

On August 13, 2015, the Company sold 400,000 shares of common stock at $5.00 per share for a total cash consideration of $2 million to a former substantial stockholder. In conjunction with the sale, a warrant was also issued for the purchase of up to 500,000 shares of common stock at $5.00 per share, exercisable for a period of one year from the date of issuance of the warrant.

On August 13, 2015, the Company sold 100,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $0.5 million to a former lender to the Company. In conjunction with the sale, a warrant was also issued for the purchase of up to 100,000 shares of common stock at $2.50 per share, exercisable for a period of sixty days from the date of issuance of the warrant. The warrant was exercised in October 2015 prior to its expiration.

As of June 30, 2015, we owed Mr. Hansen a total of approximately $4.8 million in loans, advances and deferred salary for services rendered. Mr. Hansen has also provided a revolving loan commitment to fund the Company up to $5 million through December 31, 2015; $3.5 million is available to be drawn down and $1.5 million has been borrowed. During July and August 2015, the Company made a total cash repayment of $2.5 million to Mr. Hansen for amounts due to him on the unsecured note, advances and services rendered. In addition, $2 million of advances from Mr. Hansen were converted to 400,000 shares of common stock at $5.00 per share.

The Company closed the sale of a parcel of land in Dubai for approximately $1.2 million. The proceeds were primarily used for working capital.

Cash in Foreign Subsidiaries

The Company has significant operations outside the United States. As a result, cash generated by and used in the Company’s foreign operations is used only in amounts sufficient to pay general and administrative expenses in the US, or to fund certain US operational costs. As of June 30, 2015, the Company held approximately $1.8 million of unrestricted and approximately $1.3 million of restricted cash in foreign subsidiaries.

Should foreign cash be repatriated, the Company will be subject to US tax at the applicable US federal statutory rate on the amount treated as a dividend for US income tax purposes. Dividend treatment will largely be the result of the collective financial position of the foreign subsidiaries at the time of repatriation. Any US income tax attributable to repatriated earnings may be offset by foreign income taxes paid on such earnings. Due to the significance of our foreign operations, the Company does not presently foresee a need to repatriate foreign cash in excess of our US funding needs.

37

Subsequent Events

Repayment to Related Parties

During July and August 2015, the Company made a total cash repayment of $2.5 million to Mr. Hansen for amounts due to him on the unsecured note, advances and services rendered. In addition, $2 million of advances from Mr. Hansen were converted to 400,000 million shares of common stock at $5.00 per share.

Sale of Securities

On August 13, 2015, the Company sold 400,000 shares of common stock at $5.00 per share for a total cash consideration of $2 million to a former substantial stockholder. In conjunction with the sale, a warrant was also issued for the purchase of up to 500,000 million shares of common stock at $5.00 per share, exercisable for a period of one year from the date of issuance of the warrants.

On August 13, 2015, the Company sold 100,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $0.5 million to a former lender to the Company. In conjunction with the sale, warrants was also issued for the purchase of up to 100,000 million shares of common stock at $2.50 per share, exercisable for a period of sixty days from the date of issuance of the warrant. The warrant was exercised in October 2015 prior to its expiration.

On September 14, 2015, the Company entered into binding agreements to borrow $5 million in the form of convertible notes which automatically convert to common stock at $6.25 per share pursuant to a private placement to two foreign investors. $3.6 million of the convertible notes were funded by September 30, 2015; the $1.4 balance was funded late due to delays in the investor's fund transfer. Upon conversion of the notes, the Company will issue warrants to the investors for the purchase of a total of 300,000 shares of common stock at $10.00 per share, exercisable for a period of one year from the date of issuance of the warrants.

Sale of Property

The Company sold a mixed use parcel in Dubai Industrial City, one of the largest planned projects in Dubai, United Arab Emirates in June 2015 for gross proceeds of $1.25 million. The Company does not expect a significant gain or loss on the disposition of this property.

Reverse Split

The Company has applied to list its Company's common stock on the NASDAQ Capital Market. In order to qualify for a listing, the Company must both increase the price of its shares, and must raise capital to increase its equity. In order to increase its stock price, on August 15, 2015, a shareholder with voting control of the Company executed a written consent that was then approved by the Company’s Board of Directors to effect a reverse stock split of its common stock by a ratio of not less than 1-for-20 and not more than 1-for-100. An information statement regarding the reverse split was delivered to the shareholders. On November 1, 2015, the Company's Board approved a 1-for-50 reverse split. The Company intends to effectuate its 1-for-50 reverse split on or about November 6, 2015. The Company believes that the Reverse Split will enhance its ability to obtain an initial listing on The NASDAQ Capital Market. The NASDAQ Capital Market requires, among other items, an initial bid price of at least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share.

Off-Balance Sheet Arrangements

At September 30, 2014 and June 30, 2015, we had no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

OUR BUSINESS

History and Our Corporate Structure

The Company was incorporated under the laws of the State of Nevada on June 4, 1999 as Clamshell Enterprises, Inc., which was changed to MediaNet Group Technologies, Inc. in May 2003, then to DubLi, Inc. on September 25, 2012, and finally to Ominto, Inc. as of July 1, 2015. The Company operated a shopping website beginning in 2007 until it merged with CG Holdings Limited, a Cyprus limited company (“CG”), in October 2009 when it operated using the BSP Rewards brand and CG operated as a subsidiary of the Company. CG was organized in Cyprus on March 17, 2009, as a holding company for certain companies operating the DubLi Network business. The DubLi Network business commenced operations in 2007, then later operated under CG and later following CG’s merger into the Company, as the Company’s primary business.

Prior to March 28, 2013, the Company, under the DubLi brand, had a principal business that consisted of reverse auction programs conducted online that were primarily designed to enable consumers to purchase merchandise at discounted prices. Effective March 28, 2013 the Company discontinued its auctions program. Since March 2013, the Company’s business operations have consisted of the operation of the DubLi Network through an Ominto subsidiary and the operation of DubLi.com, a Cashback shopping portal.

In April 2014, the Company’s founder and director, Michael Hansen, declined to reappoint the existing Board of Directors and appointed six new directors, all of whom were formally seated in late June 2015, 20 days after mailing of an information statement on Schedule 14C. In May 2015, Mr. Hansen resigned as CEO and President and appointed Ivan Braiker to those offices and replaced the Company’s CFO (Eric Nelson) with Thomas Virgin. From May 2015 to September 2015, Mr. Hansen continued his service as a director and chief strategist. In September 2015, we entered into a new employment agreement with Mr. Hansen to serve as our Executive Vice President Development.

38

With a new Board of Directors, many of whom had served as members of the Company’s advisory board, new senior management, and a new name, Ominto, Inc., the Company is launching its expanded business model which is described in detail below. In the fourth quarter of calendar 2015, the Company will launch its Ominto.com Cashback shopping portal, which will offer the same Cashback opportunities as the existing DubLi.com shopping portal to Ominto’s business clients as a white label shopping website. We target business customers with 500,000 or more emails in their database. In addition, we still offer smaller sized business clients, and intend to further exploit, a custom web presence through a co-branded Cashback travel and shopping portal. We are equipped to quickly set up both a co-branded version of our DubLi.com or Ominto.com website as well as a truly custom white label site for business clients. Our target business clients include financial institutions, international telecommunications companies, sports franchises, entertainers, government groups, utility companies, transportation companies, hospitality companies, educational institutions, military-related organizations and healthcare organizations, among others.

We offer our business customers co-brand shopping sites and white label sites as value-added features that supplement our clients' core business and facilitate loyalty and retention, not only with their customers but also with their extended community, i.e. employees, investors and donors. We offer co-branded websites and help our business customers share the Ominto.com shopping website with their own larger community. This allows their community to earn Cashback without doing anything different -- just by shopping at their favorite online stores and travel sites, and our business clients earn commissions on all these purchases. We currently have over 1,000 corporate and non-profit business clients with co-branded websites in over 40 countries around the world. We are now adding a white label Cashback shopping site for corporate clients with an excess of 500,000 customers in its e-mail database. These corporate white label sites are sold primarily by Ominto’s corporate staff and the Company generally does not pay commissions. DubLi.com, the site used by its DubLi Network subsidiary is our largest shopping website, and it is customized for DubLi Network which is our largest business customer. We own DubLi Network, but we do not own our other business clients.

The Company’s principal executive offices are located in Bellevue (part of the greater Seattle area), Washington. The Company’s subsidiaries are domiciled in Fort Lauderdale, Florida, the British Virgin Islands, Cyprus, the United Arab Emirates, Ireland, Brazil, Singapore and India.

Our Founder and Current Director, Michael Hansen has a direct ownership of approximately 2,795,571 shares of our common stock and 185,000 shares of our Preferred Stock as of August 31, 2015. The Preferred Stock carries super voting rights at a ratio of 40 votes for every one share of Preferred Stock. The Company’s common and preferred stockholders vote as a single class, and therefore Mr. Hansen has the power to cast a majority (56%) of the combined votes that can be cast by our common stockholders. Accordingly, he has the power to influence or control the outcome of important corporate decisions or matters submitted to a vote of our stockholders, including, but not limited to, increasing the authorized capital stock of the Company, the dissolution, merger or sale of the Company, the size and membership of the Board of Directors, and all other corporate actions.

Our Worldwide Cashback Shopping Sites

We believe Ominto is a global leader in online Cashback shopping to customers worldwide. Ominto, through its own operations and the operations of its subsidiaries, currently serves customers in more than 100 countries. Using our unique consumer-adaptive e-commerce sites, shoppers can browse through different categories of products, which feature international and local brands, travel, coupons, discounts and vouchers. Ominto has adapted its multilingual and multi-regional ecommerce and Cashback platform to serve 12 international markets in 13 local languages and local currency to strengthen its global ecommerce and Cashback presence and encourage sales in its countries of operation. Depending on the market, Ominto’s websites feature the world’s most popular brands including Amazon.com®, Wal-Mart®, Nike®, Hotels.com®, Zalando®, Groupon™ and Expedia®. The Company receives a commission each time its customers make a purchase through the Company’s shopping portal. Ominto’s e-commerce platform allows consumers to shop at the same online stores they normally frequent and earn Cashback with each purchase

We believe that Ominto’s ability to offer consumers Cashback on every online shopping and travel purchase they would regularly make has universal appeal. Ominto’s revenue model encourages the shopper to engage more on the site in order to earn more Cashback. We believe our shopping website is user-friendly, with intuitive design and navigation, offering a broad selection and quality of merchants as well as digital coupons. Our websites are tailored with a global vision, and negate the effects of language or cultural barriers. We believe Ominto has been first to market in many countries including Denmark, Germany, Russia, Switzerland, Austria and Spain with its Cashback shopping and travel e-commerce platform and expects to be the first mover in several additional countries over the next 18 months.

39

Our new Ominto.com shopping portal will be one global site with country preference depending on which country the customer is logging in from as recognized by the location of the geo-IP. For example, when a customer logs in from Germany, the customer will only be offered German merchants and will make their purchases in local currency. We support several languages on our hosted portion of our shopping portal. Additionally, we will be able to personalize the shopping experience for our customers as described in more detail below.

We Personalize Our Sites:. The Company’s personalized shopping platform is used to deliver coupons, deals, and Cashback to shoppers each time they return to the personalized platform to shop online. Ominto partners with thousands of global, online merchants and travel booking sites to deliver relevant, personalized saving opportunities to its shoppers. The Ominto platform will recognize each customer’s preferred shopping locations and delivers a tailored shopping experience including preferred stores, language, currency, personalized direct mailings and relevant deals. Our Ominto.com platform powered sites will also have the ability to personalize each customer’s shopping experience beyond geographical features by analyzing each customer’s activities on the website then utilizing that data to create an ever increasingly personal shopping experience. As the customer’s activities increase on our shopping websites over time, the level of personalization of the customer’s experience will also increase. By offering a shopping experience that becomes more customized and personal with each subsequent activity on the site, we are able to increase customer loyalty which is paramount to differentiating ourselves in the increasingly competitive landscape of the Cashback industry. The new platform will also include a new mobile application which will allow us to offer discounts to shoppers on a real-time basis from most of the online merchants that we offer in each geographic region.

We get Cashback For Customers: We offer Cashback to millions of shoppers through relationships with thousands of merchants and travel booking sites from around the world. Retail sellers of goods and services who join our shopping portal as participating merchants agree to pay commission income to us with respect to goods and services purchased through our shopping portal at their individual web stores. For all customer purchases that are completed through our shopping portal with the respective online store (known as merchants), we receive commission income from that online store based on a set percentage of the value of the completed customer purchase transaction or a flat dollar amount for each transaction. We pay a portion of this income collected from the participating merchants to the customer who made the purchase as a “Cashback.”

The shopper receives Cashback that varies in size depending upon the merchant, and which is subject to change at any time by our merchants. Our sites are flexible and our merchants can also offer extra discounts on demand. The participating merchants and booking sites pay us a commission when Ominto-referred shoppers make purchases, and Ominto shares a portion of those commissions with its shoppers in the form of Cashback. Ominto helps online retailers and brands drive sales and acquire new customers online through our websites and mobile applications. Ominto enters into contracts with recognized industry leading affiliate networks who have relationships with retailers. Ominto’s retailers pay a commission to Ominto only after a sale is made. Retailers are able to identify consumer traffic referred by Ominto via our affiliate network's tracking links and subsequently measure the sales they realized from it.

We offer Business Clients Custom Shopping Sites: Ominto generates revenue from its unique online shopping websites in two general ways. First, we keep a portion of the commissions paid to us by retailers for our customers’ purchases. In addition, we receive separate fees from our business clients with custom websites. Our largest custom website is our DubLi Network DubLi.com Cashback shopping site. In the fourth quarter of 2015, we are launching a new website at Ominto.com aimed directly at our business clients. This more powerful website will more easily and efficiently offer businesses (profit and non-profit) a way to monetize existing customer databases, as well get closer to customers. We will offer a white label version of the Ominto.com site for business clients with more than 50,000 emails in their customer base. Our white label shopping and travel platform will give participating organizations a professional, reliable web presence that builds loyalty and allows them to monetize their current contact database. The white-label site will not include the Ominto name, although it will still be powered by our Ominto.com platform.

For Business Clients with less than 50,000 participants, we offer co-branded sites. Our co-branded sites include our name (either Ominto or DubLi) and our client's name on the site, side by side. Our DubLi Network Business Associates (“BAs”) market our co-branded sites to companies and non-profit organizations with whom they have relationships. Through the existing BA relationships, we have over 1,000 corporate and non-profit Business Clients in over 40 countries around the world. These Businesses Clients of DubLi Network BAs have the ability to market our shopping site to their own members who enter our website through a link of our Business Client. Any purchases made by our Business Client's members are credited to the Business Client who receives a portion of the commission we are paid by the merchants. In this way, Business Clients, whether profit or non-profit, can offer their customers or constituents Cashback benefits on qualifying purchases while they earn commissions on sales driven by their customers and constituents. We offer custom websites to enable our Business Clients to monetize their relationships with employees, investors and donors.

40

How We Help Our Business Clients Engage with their Customers on our Shopping Site: Ominto assists its business clients in engaging their own customers or constituents by providing them with additional sales materials such as seasonal promotional messaging, email campaigns and banner advertisements. We make deploying these additional sales materials quick and efficient for business clients. Our Business Clients or Partners direct their members and constituents to their branded websites and our Business Clients receive compensation for resulting purchases on our shopping sites. The enhanced online shopping experience offered to Business Clients' own members closely connects us both to our Business Clients and to their large and engaged consumer base in what we believe is a minimally intrusive manner.

When we launch our new portal, we will offer a “Referral Administration Dashboard” which will allow each Business Client to review up to date reporting and statistics that track activity and commissions generated from our sites. Since each of our clients approaches its own customers to use our shopping sites for future purchases, and these customers are consumers who already identify with the Partner’s trusted brand, we find that customer conversion to shoppers at our websites has historically been higher than non-referred traffic. We believe acquiring customers through a Business Client or Partner--- a trusted brand-- is both cost-effective and cost efficient. The program also serves to extend the Business Client's brand and motivates the Business Client's customers to return to the Business Client's website over and over again.

Consumer Shoppers Direct to our Site: While we do not aggressively market directly to consumers, consumers from around the world could shop directly at our portal for products offered by various online stores, including consumer products, travel related-products and services.

Why do Merchants Offer Cashback? Our merchants want more customers on their own shopping websites, and after evaluating different forms of advertising, choose to employ the affiliate marketing model, which is a performance-based marketing in which an online merchant rewards one or more of "affiliate Partners", also called “Publishers,” for each customer who shops on its own shopping website. Affiliate marketing (also called performance marketing or pay-for-performance) allows retailers to maximize their return on investment (“ROI”) by leveraging the marketing efforts of other websites to drive traffic to their own sites on a pay-for-performance basis. We believe that commission fees associated with affiliate marketing are smaller than traditional advertising expenditures and are cost effective at driving ROI. The nature of affiliate marketing tracking systems measures customer behavior more accurately than other forms of advertising while driving increasing the rate of conversion of site visitors to customers.

DubLi Network-Network Marketing and Cashback Shopping

An Ominto subsidiary operates DubLi Network, a worldwide network marketing business that allows individual entrepreneurs and businesses to build a business by marketing our DubLi.com online shopping site and offering businesses a co-branded shopping site. The DubLi.com shopping portal is a website through which visitors are referred to various online stores, including consumer products, travel related-products and services. The shopper purchases products directly from the merchants on their websites and then receives Cashback. Our DubLi Network subsidiary offers membership subscription packages to its independent marketing representatives known as “Business Associates” (“BAs”). DubLi Network is the Company’s sales and marketing engine that drives traffic to DubLi.com.

Currently, DubLi Network has Business Associates operating in almost 100 countries. We pay a commission to our Business Associate if any customer who makes a purchase on DubLi.com was obtained by (or has otherwise been assigned to) a Business Associate or his/her marketing organization. Each Business Associate’s success is dependent on customers associated with the Business Associate’s organization shopping at DubLi.com or other co-branded DubLi Partner Program sites. We believe our continued commitment to develop our DubLi.com shopping portal will enhance our Business Associates’ ability to attract both new customers for our shopping portals and new down-line Business Associates.

Network Marketing has been endorsed by the greatest business minds of the 21st century. Warren Buffett (Pampered Chef) and Richard Branson (Vie At Home) own network marketing businesses. Not only do the giants of the business world recognize how efficient and viral a referral business model is, but so does Wall Street. Publicly traded companies that generate billions in revenues through network marketing strategies include Nu skin™ and Health Sciences, to name a few.

41

We believe DubLi Network creates opportunities for individual entrepreneurs to build global distributor organizations that offer consumers, whether enrolled directly by the Business Associate or through one of our business clients on a co-branded website, the opportunity to shop and receive Cashback on purchases referred by the DubLi.com shopping portal, or a co-branded Business Client site. DubLi Network is a global marketing network that offers people from all walks of life the opportunity to build a career or second-income business by generating earnings from the products and services that consumers buy online every day. The business rewards Business Associates for their sales and marketing efforts through a referral-based income program. With BAs in almost 100 countries, many of whom have been with the Company since its inception, we believe DubLi Network has become the largest direct selling digital commerce company in the world. As we expand into new countries, our BAs share the growth opportunity with us. With a rapidly growing target market of online shoppers that’s projected to spend $248 billion 2014 (more than $1,300 annually per shopper), and a compounded growth rate of 10% for the next five years (Forrester Research), we believe DubLi Network is poised to experience an accelerated growth path.

Success of our Programs

We believe the factors that influence the success of our Cashback shopping websites include the following:

●	the appeal of the shopping sites we market;

●	the number of visits to our sites;

●	customer retention;

●	the number of participating merchants available via our online shopping site;

●	the continued expansion of our network marketing organization;

●	the success of our Business Associates and our contribution to their success;

●	the amounts we pay our Business Associates;

●	the development of new products and services;

●	the usability and acceptability of our new mobile app,

●	the development of new advertising and marketing programs; and

●	the ability of our Business Clients to better engage their customer databases.

Industry

Technology-enabled commerce online and through mobile devices have grown rapidly in the last 10 years as consumers have changed how and where they research products, make purchase decisions and ultimately make purchases. In 2012, e-commerce sales topped $1 trillion for the first time in history. Cross-border e-commerce moves international trade towards more convenience and freedom facilitating cooperation between different countries in the world, incorporating both developed and developing countries. In the short term, developing countries may be limited in their information technology (“ITS”), but in the long term, they too will develop better IT facilities, and we believe that developing companies will continue to close the gap with developed countries. Countries like China and India are well developed in ecommerce already, particularly in using mobile devices.

The Centre for Retail Research (“CRR”), a firm providing expert research and analysis of the retail and service sectors of Britain, Europe and globally, forecasts U.S. online spending to reach $349 billion in 2015, an increase in over 13.8% over 2014. According to CRR, e-commerce is the fastest growing retail market in Europe and online sales in the UK, Germany, France, Sweden, The Netherlands, Italy, Poland and Spain are expected to grow from £132.05 billion (€156.28 billion) in 2014 to £156.67 billion (€185.39 billion) in 2015 (+18.4%), reaching £185.44 billion (€219.44 billion) in 2016. In 2015, overall online sales are expected to grow by 18.4% (same as 2014), but 13.8% in the U.S. on a much larger total.

Despite the worldwide prevalence of e-commerce, the Cashback e-commerce model is not well understood by consumers and has yet to be embraced, especially in developing markets. Ominto will only succeed if it is able to educate consumers and change potential customers’ behavior by encouraging them to visit Ominto websites to be directed to a store’s ecommerce site rather than navigating directly to the store’s own website. To offset the occurrence of consumers visiting an online retailer’s site directly, we intend to launch a browser extension, to be called SaveMate®. When our customers load this browser extension on their own devices, they will receive a reminder to use the Ominto.com site if they attempt to shop directly on a participating merchant's website where they have made a purchase previously an Ominto.com site. We anticipate that the launch of SaveMate® will coincide with the fourth quarter launch of new our Ominto.com platform.

Competition

The market to attract both customers of any size seeking savings on their online purchases and e-commerce providers seeking to increase sales and acquire new customers is highly competitive, fragmented and rapidly changing, with limited barriers to entry. Our competition for consumer traffic includes other Cashback and loyalty websites, digital coupon websites and mobile applications, retail ecommerce sites themselves, search engines, social networks and price-comparison shopping sites.

42

Ominto.com

Our competition for consumer traffic includes other Cashback and loyalty websites, digital coupon websites and mobile applications, all retail e-commerce sites, search engines, social networks and price-comparison shopping sites. We believe that our primary competitors include:

●	Ebates®, FatWallet®, Mr. Rebates®, and Shopathome™;

●	Cartera Commerce, which offers its program through banks, airlines and credit card companies in the U.S. and around the world; and

●	To a lesser extent, digital coupon websites like RetailMeNot.com and Groupon.com that we believe attract consumers unfamiliar with Cashback offerings.

On an international level, we compete against both traditional and online direct-selling companies for market share. Some of our international competitors are (or will be as we expand our global reach) include:

●	TopCashback, Quidco and Pouring Pounds (UK);

●	iGraal, Ebuyclub, Poulpeo, and Ceriseclub (France);

●	Encashit, Baggout, Cashkaro and Pennyful (India);

●	Poup and Cashola (Brazil); and

●	ShopBack (Singapore), 51Fanli (China).

DubLi Network

Our DubLi Network subsidiary faces competition from an array of direct selling and network marketing companies, both domestically and internationally. We often compete on a regional or national basis, and some of our competitors have greater financial resources than we do. The degree of competition in this segment of the industry varies widely from country to country. We believe we benefit from a dual-purpose business model: we offer Cashback to shoppers and we provide a compelling earnings opportunity for our Business Associates. Some of our competitors in this niche include CashbackKaboom, Market America’s Shop.com and Lyoness®.

CashbackKaboom, LLC, is a network marketing company that offers its member base Cashback rewards at over 1,500 stores and the opportunity to make money through a free referral marketing program. Members receive Cashback when they shop and additional Cashback on purchase made by other members in their shopping network for up to 10 referral levels.

Lyoness® offers a rewards card program, in addition to Cashback on online purchases that enables its members to earn “shopping points” by using the Cashback card at participating retailers. The shopping points can be redeemed online for the shopping point deals and products. When a member refers someone new to Lyoness®, the referring member gets 0.5% of the purchases made by the new member in the form of an “Indirect Friendship Bonus”.

We compete with other network marketing companies for associates. Our competitors promise large earning opportunities to stand-out performers. We must compete aggressively with the quality of our product offerings to attract and retain Business Associates.

43

What Makes Us Different

We believe our competitive strengths are:

●	Our Technology. Ominto’s innovative shopping platform has capabilities and features that differentiate our shopping portals from those of our competitors. Not only does our platform tailor the shopper’s experience based on his or her geographic location, we customize the customer’s experience on Ominto portals based on the shopper’s behaviors. This customized shopping experience is refined further for each shopper based upon each activity on the portal. We believe that offering the best online shopping experience for e-consumers will earn customer loyalty. In the highly competitive Cashback online industry, since Cashback amounts do not vary widely among our competitors, more is required to thrive and grow. Identifying and executing on a differentiator is crucial for long term success. Personalization is universally accepted as one of the best means to that end. We believe our competitors will not be able to match the sophisticated personalization capabilities we have because it is very challenging to mine the immense amount of data in a manner that enables the site to respond to their customers’ needs in real time.

●	Our e-commerce platform will be able to continually increase the personalization of the site visits for each user without asking the consumer to input personal information or fill out a questionnaire. This capability provides our merchants an inoffensive way to upsell and cross-sell their entire inventory while presenting options to the consumer that are relevant to that consumer’s preferences and tastes. Ominto will be able to deploy this technology across desktop computers and mobile devices equally. We believe that we are one of the few Cashback sites to employ this level of sophisticated personalization technology. During the fourth calendar quarter of 2015 launch of Ominto.com, DubLi.com will also be powered by the Ominto platform which will be a considerable upgrade for shoppers on the site. The benefit to shoppers is primarily that our new sites allow us to closely analyze each consumer’s behavior on our sites, and then customize the consumer facing aspect of the site as well as automatically generate and deliver customized email and direct message advertisement that are relevant to that particular shopper. With our platform, the customer experience becomes more personalized with each visit. This is a new capability for us.

●	Exceptional Customer Service. The personalized customer service offered by our Business Associates and our dedicated Ominto customer success team results in improved customer satisfaction.

●	Variety and Quality of Merchants. We are proud of the variety and quality of our merchants that include some of the most recognized brands in each geographic market. Our global acquisition team is tasked with both continually seeking out new merchants and maintaining positive communication with our existing merchants. Any quality or other issues are addressed promptly.

●	Web Design. Ominto.com’s attractive, intuitive design, the broad selection and quality of our stores and digital coupons.

44

●	Ominto Business Client Programs. Ominto’s white label and co-branded sites are unique offerings providing Business Clients with a professional web presence for their own customers through access to a Cashback shopping and travel portal. The program is a value-added feature that supplements the Business Client's core business with both its customers and with employees, investors and donors, a feature we believe is not offered by our competitors.

●	Geographic Flexibility. Ominto identifies its shoppers by geo-IP which provides customers with country specific merchant options from the moment they first log in. The Ominto platform recognizes each customer’s preferred shopping locations and delivers a tailored shopping experience including preferred stores, language, currency and deals.

In addition, our DubLi Network adds the following strengths:

●	Historically, statistics have shown that direct selling is a very effective form of advertising. DubLi Network Business Associates sell one-on-one to potential customers of DubLi.com in real time and with the ability to answer questions and address customer challenges up front. Other forms of traditional advertising lack this form of mutual discussion and reward.

●	We are working to establish an active DubLi Network sales force in countries that Ominto wishes to targets for its Ominto corporate business. Beginning our marketing with a DubLi Network sales force allows us to cost effectively and efficiently enter a country without the expense of establishing a physical location. We benefit from the existence of an-established sales force on the ground offering our DubLi.com product before we launch Ominto.com in any new country or territory.

●	Business Associate Support. DubLi Network provides unparalleled support services and comprehensive training to its Business Associates to facilitate the realization of their full potential.

Growth Strategy

We have identified a number of strategic endeavors that we believe will result in the continued growth of the Company.

New Markets

Ominto utilizes a thorough, systematic approach to evaluating new market opportunities. Key factors include market size, ecommerce, mobile and digital trends, and legal and governmental requirements. We target markets in which e-commerce is still accelerating in growth. For example, we used a first-to-market strategy in Denmark, Germany, Russia, Switzerland, Austria and Spain and entered a new market as leaders, leveraging both direct referrals from BAs. We are now poised to add our Business Clients' existing customer bases via strategic Business Client Partner programs. Our geographic expansion strategy helps us enter new markets with global momentum based on brand recognition created from leveraging our Business Clients' brands and existing marketing. We intend to partner with organizations that have access to large, captive audiences, including non-profit, telecommunications and publishing organizations. Many of the markets we plan to enter already have current DubLi Network Business Associates, while others have hosted or will host pre-launch DubLi Network events.

Mobile Strategy and Apps

We will offer free Ominto apps in the iOS App Store and Google Play Store to strengthen our brand awareness and provide an even more useful shopping experience for our consumers. Our improved mobile applications will be included in our Ominto.com site launch in the fourth quarter of 2015 and will include all of the appealing features from our Web experience, and many more that are uniquely tailored and available as fully native mobile applications rather than mobile websites. This initiative leverages the desire of many mobile device owners for native applications rather than mobile websites. In addition, the mobile application will allow us to offer localized coupons or specials on a real time basis to our customers.

Our Affiliate Networks have implemented and maintain tracking features for mobile devices to ensure that sales and commissions owed to our customers are accurately tracked. Our customers are the direct beneficiaries, since they can only earn Cashback on tracked purchases. Our Affiliate Networks furnish affiliate tracking links and other technical-features.

Responsive Web Design

An important part of our growth strategy is that our website is based on responsive web design (“RWD”). Responsive web design tailors design and development to respond to the user’s behavior and environment based on screen size, platform and orientation. As the user switches from laptop to iPad or other mobile devices, the website automatically adjusts to accommodate for resolution, image size and scripting abilities.

45

RWD allows our website to respond automatically to the user’s preferences, eliminating the need to implement additional design and development for each new technology device on the market. We expect that RWD will increase click and transaction rates.

We believe that our new personalized user account dashboard will increase site usage as customers receive information, newsletters and promotions related to their favorite brands and products. We intend to add community and social media features to the customer dashboard to make it even easier for members to recommend brands and products to their friends. On the strength of these recommendations, our customers will be more likely to return to Ominto sites for their future purchases. We believe that this customization will encourage repeat visits and increase customer retention rates.

Affiliate Network Integration and Mobile

Ominto is working closely with our industry leading Affiliate Networks in order to support the tracking and commissions of consumer purchases made directly using the retailer’s mobile applications. Industry leading retailers are committing more frequently to mobile applications for their mobile commerce, and the Affiliate Networks and Ominto are working closely to seek a continuation of mobile referral tracking.

Encourage organic growth

We plan to send customized, personalized e-mails and newsletters with specials, coupons and holiday deals from our thousands of brand name merchants.

To cater precisely to customers’ preferences, we will also track how our customers interact on our websites, via e-mail, and on mobile devices to ensure that we send relevant, engaging communications. In order to ensure the best deals and Cashback, we will offer advertising placement spots to our merchants and travel partners. Retailer participation in these sponsored positions will affect the personalization engine as the platform determines the ideal retailer, coupon, or offering for an individual consumer.

According to Experian Marketing Services, personalized promotional e-mailings garner 29% higher unique open rates and 41% higher unique click rates than non-personalized mailings. Personalized, triggered mailings have similar success, boasting 25% higher unique open rates and 51% higher unique click rates. Among promotional mailings, personalized e-mails produce six times the transaction rates and revenues per e-mail compared to non-personalized e-mails, while personalized, trigger campaigns create double the transaction rates of non-personalized trigger mailings.

Our customer communications are optimized based on responsive web design as described above.

Comprehensive Training and Education for Business Associates

Because our Business Associates can only be as effective as the support we give them, DubLi Network hosts DubLi Academy, a proprietary training and education program. During the third calendar quarter of 2014, DubLi Network introduced several new courses and new training materials, including Business Client Program post-certification training to help Business Associates (“BAs”) take an active role in the Business Clients that they bring to the Company, which includes assisting their own Clients in building a group of their own members who make purchases on our shopping sites. We believe that these courses and materials will improve the Business Associate success rate and reduce BA attrition. We are working to improve BA retention by providing additional tools to make DubLi Network more rewarding at a faster rate. We believe additional education will increase BA participation. During the fourth quarter of 2015, we intend to launch a new version of DubLi Academy that will provide education and knowledge from the first moment a Business Associate registers and takes them through the steps and features they need to further engage with their business opportunity.

Improve Ominto Merchant Relations

In the first calendar quarter of 2015, we developed a team to work exclusively on merchant relations. This team will ensure that our Cashback commissions remain competitive, and will actively negotiate exclusive coupons and specials for our members. They will assist in obtaining new merchant relationship, including in each new territory we expand into. Cultivating sound relationships with our merchants is an important part of our current and future business. This team is also responsible for securing advertising placements on the shopping portal and for inclusion in customer communications.

46

Stimulate New Membership Growth Through Business Client Sites

In addition to training Business Associates for the DubLi Partner sales certification, the Company conducts its own outreach and marketing program for Business Clients. Ominto sends marketing tools, banners, brochures and a variety of other materials to its Business Clients. We include valuable tips on writing blogs, creating newsletter programs, and utilizing social media to help our Business Clients interact with their own customers more efficiently. Furthermore, the Business Client team actively works with Business Clients who have very large customer databases and significant brand reach to create customized marketing material in line with their particular business model. We expect to enhance our direct outreach to Business Clients during the second half of 2015 by the addition of an enterprise sales manager and account manager to work directly with Business Clients to increase additional marketing outreach.

Government Regulations

In both our United States and foreign markets in which we conduct business and marketing, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state or local levels in the United States, and at all levels of government in foreign jurisdictions, including regulations pertaining to distribution and sale of our products and services. In addition, we are subject to regulations regarding product claims and advertising and marketing.

We are subject to regulations and laws that involve privacy and data security, anti-spam, data protection, content, copyrights, distribution, electronic contracts, electronic communications and consumer protection such as, without limitation, the CAN-SPAM ACT, and the Digital Millennium Copyright Act (DMCA).

U.S. regulatory agencies have also placed an increased focus on online privacy matters and, in particular, on online advertising activities that utilize cookies, which are small files of non-personalized information placed on an Internet user’s computer, and other online tracking methods. Such regulatory agencies have released, or are expected to release, reports pertaining to these matters. For example, on March 26, 2012, the Federal Trade Commission, or FTC, issued a report on consumer privacy intended to articulate best practices for companies collecting and using consumer data. The report recommends companies adopt several practices that could have an impact on our business, including giving consumers notice and offering them choices about being tracked across other parties’ websites and implementing a persistent “Do Not Track” mechanism to enable consumers to choose whether to allow tracking of their online search and browsing activities, including on mobile devices. Additionally, the EU has traditionally imposed more strict obligations under data privacy laws and regulations. Individual EU member countries have had discretion with respect to their interpretation and implementation of EU data privacy laws, resulting in variation of privacy standards from country to country. Legislation and regulation in the EU and some EU member states requires companies to obtain specific types of notice and consent from consumers before using cookies or other tracking technologies. To comply with these requirements, the use of cookies or other similar technologies may require the user’s affirmative, opt-in consent. Additionally, in January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework that, if implemented, may result in a greater compliance burden with respect to our operations in Europe.

Any failure by us to comply with privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers.

In addition to the foregoing, our operations are subject to federal, foreign, state, and local government laws and regulations, including those relating to zoning, workplace safety, and accommodations for the disabled, and our relationship with our employees are subject to regulations, including minimum wage requirements, anti-discrimination laws, overtime and working conditions, and citizenship requirements.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

47

Intellectual Property

Our intellectual property includes the content of our websites, our registered domain names, and our registered and unregistered trademarks. We believe that our intellectual property is an important asset of our business and that our Dubli.com, Ominto.com, and other domain names and our technology infrastructure give us a competitive advantage in the Cashback retail website market. We rely on a combination of trademark, copyright and trade secret laws in the U.S. and Europe, as well as contractual provisions, to protect our proprietary technology and our brands. We currently have trademarks registered or pending in the U.S., Europe, Canada, South Korea, Singapore, and all of the contracting parties (countries) of the Madrid protocol for our name and certain words and phrases that we use in our business.

We have unregistered copyrights in the software we have developed and develop, and that comprise a substantial amount of the core software used for our business, as well as in other works of authorship that we created, including content for our websites. We have not registered or applied to register any of our copyrights in any country. We primarily use employees rather than independent contractors, outsourcing development firms or partners to develop our software. We do not use open source software.

We have not received or applied for any patents in any country at this time. Consequently, the lack of filing for patent protection could present obstacles in later obtaining any patents on any of our technology or software.

Our Employees

As of September 30, 2015, we had approximately 51 employees located in the US and two employees in India. Our employee count may change periodically. We believe relations with our employees are good. None of our employees are represented by collective bargaining agreements.

Properties.

The Company’s facilities currently consist of a land parcel in the Cayman Islands described below and leased properties in four locations: (i) in Bellevue Washington for its headquarters office for a 39 month term expiring in October 2018, (ii) in Florida for a two year term expiring December 31, 2015, which renews automatically for another two years if it is not terminated at the end of the initial lease period, (iii) in Portland, Oregon for a one year term expiring December 24, 2015, without any renewal option, and (iv) in Denver, Colorado on a month to month basis.

Our corporate headquarters is located at 1110-112th Avenue NE Suite 350 Bellevue, WA 98004.

We believe that all facilities are in good operating condition, the facilities are suitable for their intended purposes and they have capacities adequate for current operations.

Land

The Company owns a land parcel consisting of 15 undeveloped lots in the Cayman Islands which was acquired in March 2010. The investment in the land parcel is intended to provide incentive rewards to the best performing DubLi Network Business Associates upon attaining certain performance objectives. We have not awarded any lots to date.

Legal Proceedings

In the ordinary course of business, the Company and its subsidiaries including its directors and officers may be defendants in or parties to pending or threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. In addition to the matters described herein, we are involved in or subject to, or may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

During December 2013, the Company vacated its former office premises before the lease agreement expiration date of January 31, 2020. On January 23, 2014, the landlord filed suit against the Company for breach of lease and ultimately claimed $1.7 million as the remaining amount due on the lease. On December 18, 2014, the landlord and the Company entered into a final settlement of $500,000, payable $50,000 each month. As of June 30, 2015, three payments remained. The final settlement amount was paid in full as of September 5, 2015.

48

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers, and their ages and positions as of October 30, 2015, are as follows:

Name	Age	Position

Ivan Braiker	64	Chief Executive Officer, President and Director
Thomas J. Virgin	60	Chief Financial Officer
Betina Dupont Sorensen	44	Chief Marketing Officer, DubLi Network
Andreas Kusche	45	General Counsel and Secretary
Jeffrey Schuett	52	Executive Vice President, Operations and Solutions Development
Thomas Vogl	48	Chief Marketing Officer
Michael Hansen	46	Director, Founder, Executive Vice President, Development
David C. Pollei (3)(2)	72	Chairman of Board of Directors
Gary S. Baughman (1)(3)	69	Director
Gregory J. Newell (1)(2)	71	Director
Mitch C. Hill (1)	56	Director
Peter H. Harris (2)(3)	53	Director

(1) Audit Committee (2) Compensation Committee (3) Nominating and Corporate Governance Committee

Ivan Braiker, 64, is President and Chief Executive Officer and a member of the Board of Directors. He served as a consultant to the Company from March 1, 2015 to his appointment as Chief Executive Officer and President as of May 5, 2015. From 2004 to May 2014, he was President and Chief Executive Officer of Hipcricket, a pioneer in mobile engagement platforms, where he was directly responsible for growing revenue and leading Hipcricket to be a major force in the industry. After Mr. Braiker left Hipcricket, on January 20, 2015, Hipcricket filed for bankruptcy protection. Earlier in his career he was President of Streamline Publishing, Inc., where he returned the company to profitability within one year. Prior to Streamline Publishing, Mr. Braiker was President and Chief Operating Officer of New Northwest Broadcasters, LLC, leading the acquisitions of radio stations across the Northwest while doubling cash flow within three years by strategically re-engineering and consolidating 43 stations across eight markets. As President of Satellite Music Network (SMN), he established the first radio network using satellites to distribute live 24-hour programming. Mr. Braiker has been a featured speaker at industry and financial conferences on mobile marketing and been quoted in many major publications. He attended American University, Washington, D.C., studying International Relations and was honorably discharged from the U.S. Air Force Reserves-Andrews Air Force Base.

Thomas J. Virgin, 60, has served as our Chief Financial Officer since his appointment on May 5, 2015. He previously served as Chief Financial Officer of Hipcricket, Inc, position he held from 2007 to July 3, 2014. While at Hipcricket, Mr. Virgin led the company through a successful IPO on the London Stock Exchange’s AIM listing eight months after starting and was responsible for instituting all public company reporting and control processes. After Mr. Virgin left Hipcricket, on January 20, 2015, Hipcricket filed for bankruptcy protection. Prior to joining Hipcricket, from 2005-2007, Mr. Virgin was Executive Vice President and Chief Financial Officer of Talyst, Inc., a leader in patient safety in delivering medicine with a comprehensive pharmacy automation system built around its powerful software platform, AutoPharm® Enterprise where he developed the strategy and business model for balancing rapid sales growth with growth in operations, software development, new product development, and marketing. Earlier in his career he was Vice President of Finance and Administration and Chief Financial Officer of WizKids, LLC, Senior Vice President and Chief Financial Officer of T&W Financial Corporation and Senior Vice President of Seafirst Bank (now part of Bank of America). Mr. Virgin earned his BA in Business Administration from the University of Washington and an MBA from the University of Washington Executive MBA program. He is a Certified Public Accountant in the State of Washington.

Andreas Kusche, 45, has served as General Counsel of the Company since October, 2009. From September, 2007, until October, 2009, Mr. Kusche served as head of legal services of our DubLi subsidiary and our related predecessor Internet auctions. He studied at the renowned Humboldt University in Berlin, as well as at the University of Alicante in Spain. Additionally, he launched a film production company and was a consultant to an international film fund. After completing his law studies, Mr. Kusche applied for admission as an attorney and joined the Härting firm, specialists in media law in Berlin. At Härting, he worked in the fields of national and international tax law, among other areas, and completed the tax law examination successfully. Mr. Kusche earned more than seven years of experience in advising media production companies, staying especially active in the fields of media finance and media funds.

49

Thomas Vogl , 48, was named Ominto’s Chief Marketing Officer on August 24, 2015. He founded THV Solutions in January 2015, where he worked with other company founders on capital fundraising, organization design and scaling product launch and go-to-market strategies. Mr. Vogl also served as Chief Operating Officer for Barn2Door, a company that connects farms selling local, sustainable food directly to consumers, from February through July of 2015. Previously Mr. Vogl served as Chief Marketing Officer for The Clymb, from January 2014 through August 2014, where he was accountable for customer acquisition, marketing efficiency and consistent communication of the brand, Redfin, from January 2012 through November 2013, where he served as Chief Marketing Officer and built organizational capabilities in public relations, online and email marketing, advertising and customer event management, and REI, from August 2006 through January 2012, where he served as Senior Vice President of Marketing. Mr. Vogl earned his BS in Business Administration from the University of Missouri and earned his MBA from Harvard Business School.

Jeffrey Schuett, 52, was named Ominto's Executive Vice President of Operations and Solutions Development on October 28, 2015. He joined Ominto following one year at Lightspeed GMI where he was Global Chief Technology Officer and Head of Development responsible for the development of Mobile, SaaS, Social, Search, Cloud, Content Management, Automation, Business Intelligence, and Analytics solutions for market research and panel management. From 2012 to 2014, Mr. Schuett was VP, Head of Platform & Common Services, Solutions Development Organization at Allscripts Healthcare. Prior to joining Allscripts, from 2011 to 2012, he was VP and Managing Director, CounselLink Division and Interim President & CTO of the CounselLink Division at LexisNexis. From 2008-2011, Mr. Schuett was CTO and Head of Development and Services and CIO of Thomson Reuters Elite, the division of the company that offers end-to-end enterprise business and financial management, content management and document management solutions. Earlier in his career, Mr. Schuett held a variety of other development and solutions full-time and consulting positions at AVST, VantageMed Healthcare, NEC Solutions and Trintech in Dublin, Ireland. Mr. Schuett holds an MBA in Finance from St. Mary’s College and a Bachelor of Arts in Business (Management Information Systems) from Washington State University.

Betina Dupont Sorenson, 44, is Chief Marketing Officer of our DubLi Network subsidiary, where she is responsible for all distribution, marketing and communications functions for DubLi Network’s Business Associates, a position she has held since 2005. She is also the manager of Ominto’s office in Dubai, UAE. Early in her career, Betina was employed in a Danish marketing firm and spent two years with Modulex, a division of LEGO where she worked in the accounting and logistics department. As a seasoned business executive, she has owned her own restaurant and has also managed accounting and HR for several nightclubs in Denmark. Betina began her career in Network Marketing in the late 1990s, and spent three years building large organizations and customer bases for two US multi-level marketing companies. She has Degree in Business Administration from Vejle Business College. She is fluent in Danish, English and German and is conversational in Spanish.

Michael Hansen, 46, is the Founder of DubLi, a Company director and since September 15, 2015, has served as the Executive Vice President, Development of the Company. He served as President and Chief Executive Officer of the Company's predecessor and served the same roles for the Company from 2003 until May, 2015, when Mr. Braiker was appointed. From May, 2015 to September 2015, Mr. Hansen was Ominto’s chief strategist and conceptual developer. In September 2015, Mr. Hansen was appointed as Executive Vice President Development. Early in his career, Mr. Hansen gained experience from his work in a variety of internationally recognized creative environments. Mr. Hansen holds a degree in mechanical engineering and in the late eighties and early nineties worked as a developer for the Danfoss Group. Later, he was recruited by LEGO and was responsible for theme world development spending much of time designing and creating the highly successful Space Lego product line, which later developed the Star Wars products. In 1996, he commenced his entrepreneurial career by developing a successful chain of Mexican themed franchise restaurants which he sold in 1999 to pursue a career in the network marketing industry where he achieved the highest sales associate ranking available in two US-based network marketing companies, in telecommunications and financial services. Mr. Hansen shares the same household as Ms. Betina Dupont Sorensen, and they have an adult child together.

David C. Pollei, 72, has served as our Chairman of the Board since June, 2015, and brings strategic management and operational experience to Ominto as an investment banker and principal of Blair Cannon Financial, a strategic investment banking and marketing/communications advisory firm. Since his founding of BCF in 1983 to the present he has raised over a quarter of a billion dollars for online e-commerce, media, technology, education and communication businesses, he formerly served as President and CEO of DNDT, an online SAAS classified ad system, and as President of SISNA, (Ikano) an Internet service provider. Earlier in his career, he was a Vice President of Marketing for ABC Radio and since advised major radio and TV stations in major markets on marketing and communications. He was also previously President of Shopping by Satellite (a forerunner to HSN/QVC) and has held executive and management positions with AT&E, which developed Seiko’s paging wristwatch, California News Syndicate and WaveShift – now maxpreps.com of CBS sports. Mr. Pollei guest lectures around the world and has been featured in The Wall Street Journal, Barron`s Billboard, Gannett and Electronic Media . Mr. Pollei holds a Bachelor of Arts from Brigham Young University in International Relations and French.

50

Gary S. Baughman, 69, has served as a Director since June, 2015. Over the last ten years he has been associated with a number of private equity firms including Centre Partners and Golub Capital, headquartered in New York City, Westar Capital in Costa Mesa California, and Gauge Capital, in Southlake, Texas. From 2009 to 2012 Mr. Baughman served as a mission president for the Mormon Church in Europe. From 2002 to 2008 Mr. Baughman was Chairman and CEO of Petmate, Inc., the largest non food pet product company in America at that time.  Prior to joining Petmate, Mr. Baughman was CEO of Fisher-Price, a wholly owned subsidiary of Mattel, Inc., where he led the company through a turnaround and return to profitability. Before joining Fisher-Price, he was CEO of Tyco Toys, Inc., then the world’s third largest toy company. Prior to joining Tyco, Mr. Baughman was President of the Little Tikes Co., a division of Rubbermaid, Inc. His executive background also includes being President of Evenflo Products Co., one of the world’s leading producers of juvenile products, where he led the company through a turnaround in sales and earnings.  He received his Bachelor of Arts degree from BYU and an MBA from the University of Michigan.

Gregory J. Newell, 71, has served as a Director since June, 2015, and is currently President and Chief Executive Officer of International Commerce Development Corporation, which provides U.S. and international companies with planning and execution of accelerated growth objectives. Since joining International Commerce Development Corporation in 1993, he supported the generation of $342 million in incremental revenue from Asia while serving as interim Managing Director of International Development and Operations for an international company. In that position, he executed a strategy to access 24 Asian and European countries in five years and helped build a foundation for a successful IPO and $2.3 billion market capitalization. During his tenure, Mr. Newell also revived and completed groundbreaking projects (totaling $146 million) for a $9 billion publicly-traded corporation, establishing and maintaining credibility with Government Officials and investors in China and Europe. Throughout his career, Mr. Newell has successfully executed aggressive strategic international expansion plans for more than 90 enterprises. He is a former U.S. Ambassador to Sweden and U.S. Assistant Secretary of State for International Organization Affairs. Mr. Newell served in appointive positions for four U.S. Presidents. Mr. Newell has served as a member of the Board of Directors of Invisa, Inc. (OTC: INSA) since 2002.

Mitch C. Hill, 56, has served as a Director since June, 2015, where he serves as Chairman of the Audit Committee. He is the Co-Founder and Chief Financial Officer of Fortunato Capital Management, Inc., a real estate private equity firm. Prior to Fortunato, from 2013 to 2015, Mr. Hill was Executive Vice President and CFO of Alphaeon, Inc., a subsidiary of Strathspey Crown, LLC. Mr. Hill has an extensive and successful track record with private equity and venture capital-backed firms including his service as CFO of Cameron Health, Inc. from 2010 to 2012 (sold to Boston Scientific) and Visiogen Inc. from 2008-2010 (sold to Abbott Medical Optics). Earlier in his career, he was President and CFO of Buy.com Inc., a high-profile pioneer in early ecommerce solutions with annual sales of approximately $800 million, and Senior Vice President and CFO of Walt Disney Imagineering, a 3,000 person creative, technical and real estate/theme park development company. Mr. Hill also worked in the investment banking division of Goldman Sachs. Throughout his career he has supported startup launches, and has transformed companies from R&D phases and private capitalization to commercialization with manufacturing, marketing and sales, including preparation for initial public offerings. Mr. Hill received his MBA from Harvard Graduate School of Business Administration, with a focus in Finance, and his BS from Brigham Young University, Business Accounting, summa cum laude.

Peter H. Harris, 52, has served as a Director since June, 2015.  Since 2013 and continuing today, Mr. Harris serves as the CEO of Spartan Education Group, the parent company of colleges that provide training in aviation maintenance, flight and related fields. During his career, he has held the position of CEO or COO at several companies owned by private equity firms, including the largest provider of domestic executive office suites, a national staffing firm, and the largest owner and operator of Jiffy Lube stores. His most recent CEO roles were at Eagle Hospital Physicians, a provider of hospitalist physician practice management services in more than 15 States in 2013; Pacific Interpreters, a provider of telephonic interpretation services in more than 200 languages for premier healthcare organizations from 2011 to 2012); and Active Day, the nation’s largest independent adult day services provider from 2009 to 2011.  Mr. Harris first served as a corporate officer while working for the largest provider of hospice care in the U.S. In addition to executive roles at portfolio companies, he has served as a board member for more than a dozen companies across a wide range of industries. He is a seasoned executive who has demonstrated an ability to make positive changes in many types of businesses with customers across the nation and the globe. Mr. Harris received an honors undergraduate degree in Mathematical Methods in the Social Sciences and Political Science from Northwestern University and a Juris Doctorate from Harvard Law School, where he served as Editor - in - Chief of the Harvard Journal of Law & Public Policy .

51

Board Independence

Our securities are currently not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. However, our Board annually determines the independence of each director, based on the independence criteria set forth in the listing standards of the Marketplace Rules of NASDAQ. In making its determinations, the Board considers all relevant facts and circumstances brought to its attention as well as information provided by the directors and a review of any relevant transactions or relationships between each director or any member of his or her family, and the Company, its senior management or our independent registered public accounting firm. Based on its review, the Board determined that each of Messrs. Baughman, Harris, Hill, Newell, and Pollei is independent under the NASDAQ criteria for independent board members.

Board Committees

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The members of the Audit Committee at the closing of this offering will be Hill (Chairman), Baughman, and Newell. Each of Messrs. Hill, Baughman and Newell is independent under NASDAQ’s independence standards for audit committee members. The Board has determined that Mr. Hill is an “audit committee financial expert”, as defined by the rules of the SEC. The charter of the Audit Committee is available on our website at inc.ominto.com on the Investor Relations page.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board equity compensation grants for our executive officers. The members of the Compensation Committee are Peter D. Harris (Chairman), David C. Pollei and Gregory J. Newell. Each of them is independent under NASDAQ’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the Chief Executive Officer. The charter of the Compensation Committee is available on our website at inc.ominto.com on the Investor Relations page.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees thereof. The members of the Nominating and Governance Committee at the closing of this offering will be Messrs. Pollei (Chairman), Baughman and Harris. Each of Messrs. Pollei, Baughman and Harris is independent under NASDAQ’s independence standards. The charter of the Nominating and Governance Committee is available on our website at inc.ominto.com on the Investor Relations page.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Any waivers of any provision of this code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We will provide any person, without charge, a copy of this Code. Requests for a copy of the code may be made by writing to 1110-112th Avenue NE Suite 350 Bellevue, WA 98004 Attention: Chief Financial Officer.

52

Executive Compensation

Compensation Philosophy

Our Compensation Committee is charged with the evaluation of the compensation of our executive officers and to assure that they are compensated effectively in a manner consistent with our compensation strategy and resources, competitive practice, and the requirements of the appropriate regulatory bodies.

Our compensation philosophy has the following basic components: (i) establish competitive base salaries to attract qualified talent, and (ii) evaluate performance and grant performance-based bonuses that may include equity and cash components. We try to establish executive compensation base salaries to allow us to remain competitive in our industry and to attract and retain executives of a high caliber. Similarly, we try to align a component of annual compensation to performance and achievement of our objectives in an effort to retain highly motivated executives who are focused on performance. We review other public reports and take into account the compensation paid to executives at similarly situated companies, both within and outside of our industry, when determining and evaluating our compensation philosophy and compensation levels. Our performance, including, but not limited to, earnings, revenue growth, cash flow, and continuous improvement initiatives, is a significant part of our evaluation and compensation levels.

The following table sets forth information concerning the total compensation paid or accrued by us during the two fiscal years ended September 30, 2014 to:

●	all individuals who served as our Chief Executive Officer, Chief Financial Officer or acted in a similar capacity for us at any time during the fiscal year ended September 30, 2014; and

●	all individuals who served as Executive Officers for us at any time during the fiscal year ended September 30, 2014 and received annual compensation during the fiscal year ended September 30, 2013 in excess of $100,000.

Name and Principal Position	Year	Salary	Option Awards	Incentive Plan Compensation/ Stock Awards	All Other Compensation (1)	Total
Michael Hansen President & CEO*(2)	2014 2013	420,000 420,000	- -	- -	9,300 9,300	429,300 429,300
Eric Nelson** Chief Financial Officer	2014 2013	225,000 132,981	900	- -	- -	270,000 132,981
Andreas Kusche	2014	180,000	720	-	-	216,000
General Counsel	2013	180,000		-	-	180,000
Betina Dupont Sorenson	2014	180,000	720	-	-	216,000
Chief Marketing Officer	2013	180,000	60	-	-	183,000

* Mr. Hansen resigned from his positions as President and CEO as of May 5, 2015 to allow Mr. Braiker to assume the role of President and CEO. Mr. Hansen remained a member of the Board of Directors and remained active with the Company as its chief strategist. On September 15, 2015, Mr. Hansen was elected Executive Vice President -Development.

** Eric Nelson was appointed CFO on February 26, 2013 and was replaced as CFO by Thomas Virgin as of May 5, 2015. Mr. Nelson remained to assist with transition matters, and we entered into a Separation Agreement and General Release Agreement with Mr. Nelson on May 29, 2015, which provided for continuation of salary payments to Mr. Nelson for a three month period and the issuance of an option to purchase 50,000 shares of common stock for $9.50 per share.

(1)	All other compensation consists of a mobile telephone allowance and a paid insurance policy for Michael Hansen.
(2)	A portion of Mr. Hansen’s compensation for 2013 and 2014 periods was accrued but unpaid at September 30, 2014.

Employment Agreements

The following is a brief description of the employment agreements we entered into with each of the named executive officers and current executive officers.

53

Michael Hansen

On February 27, 2013, Mr. Hansen executed an employment agreement with the Company for an initial term of five years, renewable for each successive one year period. The employment agreement was terminated on May 5, 2015 when Mr. Hansen resigned his positions as CEO and President to allow Mr. Braiker to assume those roles. Under the former employment agreement, Mr. Hansen was paid an annual base salary of $420,000 and was due a severance payment of six months of base salary in the event that he is terminated without cause. Mr. Hansen’s departure was voluntary and no severance is owed for his departure from employment. In addition, we were permitted to pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Hansen.

In August 2015, we granted Mr. Hansen 800,000 restricted shares in recognition of past efforts on behalf of the Company. A large portion of these shares was approved in 2014 by a prior Board of Directors, but not issued for reasons unrelated to the services performed by Mr. Hansen.

From May 5, 2015 to September 14, 2015, Mr. Hansen served as a consultant to the Company without compensation, other than payment of business expenses. On September 15, 2015, Mr. Hansen entered into a new employment agreement with the Company to serve as Executive Vice President Development for an initial term of five years, renewable for each successive one year period. Under the new employment agreement, Mr. Hansen is paid an annual base salary of $240,000 and is due a severance payment of six months of base salary if he is terminated without cause. Mr. Hansen was also granted the right to 100,000 shares of the Company's common stock which vest in 60 equal monthly installments. The common stock is restricted stock. In addition, we may pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Hansen. Mr. Hansen will be restricted from competing with the Company during the course of his employment and for a period of one year after his employment has been terminated.

Ivan Braiker

Effective May 5, 2015, Mr. Braiker entered into an employment agreement with the Company to serve as Chief Executive Officer and President for an initial term of five years, renewable for each successive one year period. Under the employment agreement, Mr. Braiker is paid an annual base salary of $300,000 and is due a severance payment of three months of base salary in the event that he is terminated without cause in the first 12 months of his employment, which shall increase to six months of base salary if he is so terminated thereafter. Mr. Braiker was also granted the right to 241,000 options to purchase the Company’s common stock which vest in 60 equal monthly installments. The options have an exercise price of $9.50 per share. In addition, we may pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Braiker. Mr. Braiker will be restricted from competing with the Company during the course of his employment and for a period of one year after his employment has been terminated.

Thomas J. Virgin

Effective May 5, 2015, Mr. Virgin entered into an employment agreement with the Company to serve as Chief Financial Officer for an initial term of five years, renewable for each successive one year period. Under the employment agreement, Mr. Virgin is paid an annual base salary of $250,000 and is due a severance payment of three months of base salary in the event that he is terminated without cause in the first 12 months of his employment, which shall increase to six months of base salary if he is so terminated thereafter. Mr. Virgin was also granted the right to 100,000 options to purchase the Company’s common stock which vest in 60 equal monthly installments. The options have an exercise price of $9.50 per share. In addition, we may pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Virgin. Mr. Virgin will be restricted from competing with the Company during the course of his employment and for a period of one year after his employment has been terminated.

Andreas Kusche

Effective October 1, 2009, Mr. Kusche, our General Counsel, entered into an employment agreement with the Company’s subsidiary, CG Holdings (“CG”), and its subsidiaries. This agreement had an initial term of three years and was automatically renewable for an additional one-year term, unless terminated in accordance with the terms of the agreement. The agreement provided for a monthly base salary of 7,500€ to be reviewed annually and a minimum annual bonus of 15% of Mr. Kusche’s annual base salary. Mr. Kusche received certain equity in the Company in 2009 in connection with transactions in 2009 that were part of the merger of the DubLi Network business into the Company. The agreement also provides for a minimum automobile allowance in the amount of 800€ per month, insurance on any vehicle covered by the automobile allowance, vacation, participation in all benefit plans offered by us to our executives and the reimbursement of reasonable business expenses. The agreement also contains non-disclosure, non-solicitation and non-compete restrictions. The non-solicitation and non-compete restrictions survive for a period of eighteen months following the date of termination of Mr. Kusche’s employment with the Company’s subsidiary. On October 1, 2013, CG extended Mr. Kusche’s employment agreement for two years. The agreement, as extended, provides for an annual base salary of $180,000.

54

Betina Dupont Sorensen

Effective October 1, 2009, Betina Dupont Sorensen, Chief Marketing Officer of our DubLi Network subsidiary, entered into an employment agreement with CG and its subsidiaries. This agreement had an initial term of three years and was automatically renewable for an additional one-year term, unless terminated in accordance with the terms of the agreement. The agreement provided for a monthly base salary of 7,500€ to be reviewed annually and a minimum annual bonus of 15% of Ms. Sorensen’s annual base salary. The agreement also provides for a minimum automobile allowance in the amount of 800€ per month, insurance on any vehicle covered by the automobile allowance, vacation, participation in all benefit plans offered by us to our executives and the reimbursement of reasonable business expenses. The agreement also contains non-disclosure, non-solicitation and non-compete restrictions. The non-solicitation and non-compete restrictions survive for a period of eighteen months following the date of termination of Ms. Sorensen’s employment with the Company. On October 1, 2013, CG extended Ms. Sorensen’s employment agreement for two years. The agreement provides for an annual base salary of $180,000.

Eric Nelson

Effective February 26, 2013, Eric Nelson was appointed as Chief Financial Officer and entered into an employment agreement with the Company for an initial term of five years, renewable automatically for an additional one-year term, unless terminated in accordance with the terms of the agreement. Mr. Nelson’s agreement provides for an annual base salary of $225,000. The agreement also contains non-disclosure, non-solicitation and non-compete restrictions. The non-solicitation and non-compete restrictions survive for a period of twelve months following the date of termination of Mr. Nelson’s employment with the Company. Mr. Nelson is entitled to severance benefits under the employment agreement. Mr. Nelson ceased serving as the Company’s Chief Financial Officer as of May 5, 2015. Mr. Nelson remained with us until the end of May to assist with transition matters. The Company and Mr. Nelson entered into a separation agreement whereby Mr. Nelson would receive his salary for a three month period and Mr. Nelson was issued an option to purchase 50,000 shares of common stock for $9.50 per share.

Thomas Vogl

Effective August 24, 2015, Mr. Vogl entered into an employment agreement with the Company to serve as Chief Marketing Officer for an initial term of five years, renewable for each successive one year period. Under the employment agreement, Mr. Vogl is paid an annual base salary of $215,000 and is due a severance payment of three months of base salary in the event that he is terminated without cause in the first 12 months of his employment, which shall increase to six months of base salary if he is so terminated thereafter. Mr. Vogl was also granted the right to 100,000 options to purchase the Company's common stock which vest in 60 equal monthly installments. The options have an exercise price of $5.50 per share. In addition, we may pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Vogl. Mr. Vogl will be restricted from competing with the Company during the course of his employment and for a period of one year after his employment has been terminated.

Jeffrey Schuett

Effective October 28, 2015, Mr. Schuett entered into an employment agreement with the Company to serve as Executive Vice President Technology Solutions for an initial term of five years, renewable for each successive one year period. Under the employment agreement, Mr. Schuett is paid an annual base salary of $250,000 and is due a severance payment of three months of base salary in the event that he is terminated without cause in the first 12 months of his employment, which shall increase to six months of base salary if he is so terminated thereafter. Mr. Schuett was also granted the right to 100,000 options to purchase the Company's common stock which vest in 12 equal quarterly installments. The options have an exercise price of $7.00 per share. Mr. Schuett will be entitled to earn a bonus of up to 25% of his base salary pursuant to the terms of a bonus plan that will be approved by the Compensation Committee at a future date. In addition, we may pay additional salary from time to time and award bonuses in cash, stock or stock options or other property and services to Mr. Schuett. Mr. Schuett will be restricted from competing with the Company during the course of his employment and for a period of one year after his employment has been terminated.

Equity Compensation Arrangements

2010 Omnibus Equity Compensation Plan

The Company has a single plan for granting equity incentives – the 2010 Omnibus Equity Compensation Plan. The Company’s 2010 Omnibus Equity Compensation Plan (the “Plan”) was approved on September 30, 2010 by Michael Hansen, who held a majority of voting power at the time and by the Company’s Board of Directors. Since no information statement was submitted to the Company’s stockholders at that time, the Plan was not been considered to be approved by the Company’s stockholders under the Securities Exchange Act of 1934, as amended (the “34 Act”). The Plan as adopted had an aggregate limit of 1 million shares of common stock for all awards. Since the date the Plan was adopted, the Company expanded and had a need for more shares to be available as equity compensation under the Plan. In April, 2015, Michael Hansen, who still held a majority of voting power approved a 2 million share increase in the number of shares of common stock issuable under Plan awards which increased the total from 1 million shares to 3 million shares of common stock. The increase in the number of shares did not take effect until June 9, 2015, or 20 days after an information statement was delivered to the stockholders, which information statement constituted both approval of the Plan and the increase in number of issuable shares under the 34 Act. A copy of the Plan was part of the information statement delivered to the stockholders.

55

The Plan has been implemented in order to attract, incentivize and retain highly qualified individuals and keep the Company competitive with other companies with respect to executive compensation. The Company believes that directors, officers and other employees should have a significant stake in the Company’s stock price performance under programs which link compensation to stockholder return. As a result, stock option grants and other equity incentives are an integral part of the Company’s compensation program. As of June 30, 2015, options to purchase approximately 305,324 shares have been granted (net of forfeited, expired, or cancelled options) and approximately 98,657 of those were fully vested and approximately 206,667 remain unvested.

June 30, 2015
Initially reserved	1,000,000
Additionally reserved - board and stockholder action	2,000,000
3,000,000

Options granted since inception, net of exercised, forfeited, expired or cancelled	305,324

Stock options exercised and stock grants issued since inception	786,042
Available for issuance under the 2010 Plan	1,908,635

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

Except as set forth below, there were no plan-based awards granted to the Company’s named executive officers that were outstanding at September 30, 2014 or at June 30, 2015.

Option Exercised and Stock Vested

Except as set forth below, there were no stock options exercised by, and no equity awards vested to our named executive officers during fiscal 2014, or at June 30, 2015.

Outstanding Equity Awards

The following table provides information as of June 30, 2015, regarding equity awards held by each of our named executive officers.

	Option Awards
	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Un-exercisable)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date

Michael Hansen	0	0	0	NA	NA
Andreas Kusche	0	0	0	NA	NA
Betina Dupont Sorenson	0	0	0	NA	NA
Eric Nelson	50,000	0	0	$9.50	06/18

56

	Restricted Stock Awards
	# of Securities Vested	# of Securities Unvested (# non-transferable)	Equity Incentive Plan Awards: # of Securities Underlying Unvested(#)	Final Vesting Date

Michael Hansen	0	0	0
Andreas Kusche	0	0	0
Betina Dupont Sorenson	0	0	0
Eric Nelson	0	0	0

Termination and Change in Control Arrangements

We have entered into employment agreements with certain of our executive officers that require us to provide compensation to them upon termination of their employment with us or a change in control of the Company. Regardless of the manner in which their employment terminates, they will be entitled to receive amounts earned during the term of their employment. Such amounts include the portion of their current annual base salary and bonuses which have accrued through the date of termination, vested stock options, and payment for accrued but unused vacation.

In addition to the consideration described above, the amount of compensation payable to each of the Company’s executive officers named below following termination or a change of control is discussed below.

Employment, Severance and Change in Control Agreements

Braiker, Virgin, Vogl, Schuett and Hansen

Our employment agreements with Messrs. Braiker, Virgin, Vogl, Schuett and Hansen provide that upon termination of their employment by the Company, other than for “cause,” or by each employee for “good reason,” they are entitled to receive any unpaid salary, bonus and unreimbursed expenses plus severance payments paid in accordance with Company payroll in the amount of their monthly base salary (as then in effect) for a period of 3 months following termination during the first 12 months of the term of their employment agreement, which severance period increases to 6 months after 12 months of service pursuant to the employment agreement. Other than Mr. Hansen, each is in their first 12 months of service and is entitled to 3 months of severance.

Cause shall mean Employee’s (a) commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to Company or any of its respective customers or suppliers; (b) breach of fiduciary duty, willful misconduct or gross negligence with respect to Company; (c) substantial and repeated failure to perform duties as reasonably directed in writing by the Board of Directors; provided, however, that if any such breach is subject to cure, Employee shall be entitled to written notice of and an opportunity to cure such breach to the Board of Directors’ reasonable satisfaction within 30 calendar days of notice of such breach; (d) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Employee shall be entitled to written notice of and an opportunity to cure such breach to the Board of Directors’ reasonable satisfaction within 30 calendar days of notice of such breach; (e) any action taken against Employee by a regulatory body or self-regulatory organization that materially impairs the Employee from performing his duty for a period of more than 180 days; or (f) alcoholism or drug addiction which materially impairs the Employee’s ability to perform his duties.

57

Good reason shall mean (a) any material reduction in the amount or type of compensation paid to the Employee or material reduction in benefits inconsistent with benefit reductions taken by other members of Company’s senior management; or (b) the Board or Company requests the Employee to engage in actions that would constitute illegal or unethical acts; or (c) any material breach of any written agreement entered into between the Employee and Company, including this Agreement, which is not remedied by Company within thirty (30) days after receipt of notice thereof given by the Employee.

Upon a “change in control” (as defined in the Company’s 2010 Omnibus Equity Compensation Plan) of the Company during the employment term of Messrs. Braiker, Virgin, Vogl, Schuett, or Hansen, all unvested restricted stock awards and/or stock options not previously forfeited shall become vested. The value of all outstanding stock option, stock rights, restricted stock awards, deferred stock, performance shares, and other stock-based awards, in each case to the extent vested, shall, unless otherwise determined by the Board or Compensation Committee of the Board, if one is formed, in its sole discretion at or after grant but prior to any change in control, be cashed out on the basis of the “change in control price.” The “change in control price” is the highest price per share of common stock paid in any sale reported on a national exchange or quoted on NASDAQ or the Bulletin Board, or paid or offered in any bona fide transaction related to a potential or actual change in control of the Company at any time during the 60 day period immediately preceding the occurrence of the change in control.

Kusche and Sorenson

Our employment agreements with Andreas Kusche and Betina Dupont Sorenson provide that upon termination of their employment by the Company, other than for “cause,” or “disability” they are entitled to receive any unpaid salary, bonus and unreimbursed expenses plus severance payments equal to (i) pro rata bonus for the fiscal year of termination based on actual performance through the end of the applicable fiscal year and the number of days that elapsed in the fiscal year through the date of termination, (ii) 18 monthly payments of base salary and target annual bonus following termination, (iii) continuation of medical benefits for 18 months, and (iv) accelerated vesting of any outstanding options. Upon termination upon death or disability, employee shall receive the above described benefits except that no base salary and or target annual bonus shall be due.

Good reason shall mean (i) a material and adverse change in employee’s duties or responsibilities, (ii) a reduction in the employee’s base salary or minimum annual bonus, or (iii) breach by us of any material provision of the employment agreement, provided that the employee must give notice of termination within 60 days of the event giving rise to the good reason.

Cause shall mean the employee’s (i) continuing failure for more than 30 days after employer’s written notice to perform such duties as are reasonably requested by the employer and are consistent with the responsibilities under the employment agreement, (ii) failure to observe material policies generally applicable to officers or employees of employer unless such failure is capable of being cured and is cured within 30 days of employee receiving written notice of such failure (iii) failure to cooperate with any internal investigation of employer or any of its affiliates, (iv) commission of any act of fraud, theft or financial dishonesty with respect to the employer or any of its affiliates, or conviction of any felony, (v) material violation of the provisions of employment agreement unless such violation is capable of being cured, and is cured within 30 days of written notice of violation.

Director Compensation

Non-employee directors receive $3,000 per month. The Chairman of the Board receives $5,000 per month. No additional compensation is paid for participation in Board committees. In September 2015, each non-employee director was granted an option to purchase 20,000 shares of our common stock, vesting one third on grant, and the balance vesting quarterly over two years. In addition, our Chairman was awarded an additional option to purchase 40,000 shares of our common stock for additional services as Chairman.

The Company also has an advisory board composed of between four to ten business experts who are compensated at a rate of $1,500 per month. In August 2015, each member of the advisory board was granted an option to purchase 10,000 shares of our common stock, vesting in 12 equal quarterly installments. The current advisory board members are: Bradley Thatcher, Enoch Palmer, Michael Lohner, and Ajay Pahwa.

The Compensation Committee intends to address more specific compensation plans for directors and members of the advisory board.

We reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

58

Director Compensation Table

The following table sets forth compensation received by our non-employee directors in the fiscal year ended September 30, 2014. None of these individuals is currently serving as a director since their term of office ended in April 2015, and they were not selected for nomination for another term.

	Fees Earned or	Stock	Option
Director*	Paid in Cash	Awards	Awards	Total
Blas Garcia Moros (1)	$102,000	$-	$-	$102,000
Lester Rosenkrantz (2)	72,000	-	-	72,000
David W. Sasnett (2)	72,000	-	-	72,000

*	Mr. Hansen received no additional compensation for serving as a director or serving on committees of the Board or for special assignments during the period reflected because he was then an employee.

(1)	Mr. Moros was entitled to a monthly fee of $8,000 from October 2013 to March 2014 and thereafter $5,000 monthly, and an additional fee of $24,000.
(2)	Messrs. Rosenkrantz and Sasnett were entitled to a monthly fee of $5,000 each from October 2013 to March 2014 and thereafter $3,000 monthly, and an additional fee of $24,000.

RELATED PARTY TRANSACTIONS

In addition to the cash and equity compensation arrangements of our directors and executive officers discussed above under “Director Compensation” and “Executive Compensation,” the following is a description of transactions since October 1, 2012, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of 5% or more of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest. Each Related Party Transaction has been approved by our Board, Audit Committee or Compensation Committee.

Transactions with Mr. Hansen

	Year ended September 30, 2014	Quarter ended June 30, 2015
Unsecured notes payable to Mr. Hansen	$2,500,000	$1,500,000
Amounts due for advances by Mr. Hansen	$2,566,735	$2,566,735
Amounts due for services rendered	$1,372,213	$990,320
	$6,438,948	$5,057,055

During August 2014, the Company entered into an amended and restated revolving loan agreement with Michael Hansen to fund the Company up to $5 million with a maturity date of December 31, 2015 at an interest of 6% per annum. Subsequently, the Company drew down $1.5 million under the revolving loan. In August 2015, the Company repaid the note, and the Company has $5.0 million in available funds under the revolver.

On April 23, 2013, the Company entered into a loan agreement with Mr. Hansen, for an unsecured loan of up to $1 million at an interest rate of 3% per annum beginning May 1, 2013 which was fully drawn down during fiscal 2013. On October 17, 2014, the Company repaid the principal amount of $1 million with cash generated from current operations.

Amounts due for services rendered are comprised of accrued compensation due to the officers of the Company and unpaid Board of Directors fees. Amounts due for advances and services rendered are non-interest bearing and have no terms of repayment.

During fiscal year 2015, the Company repaid Mr. Hansen a total of approximately $5.7 million, consisting of the unpaid balance of his note, substantially all of his advances, and amounts owed for his services rendered. $3.7 million of such repayment was made in cash and upon mutual agreement of Mr. Hansen and the Company, $2.0 million of such repayment was made in shares of the Company’s common stock at a rate of $5.00 per share (or 400,000 shares). As of September 30, 2015, Mr. Hansen is owed approximately $425,242 for advances and services rendered.

Mr. Hansen and Ms. Sorensen share a household and have an adult child who shares their household.

59

Transactions with 5% or Greater Holders

Mr. Sleiman Chamoun, a former lender to the Company and holder of greater than 5% of our outstanding common stock, invested $500,000 in a private placement on August 14, 2015. He purchased 100,000 restricted shares of our common stock at $5.00 per share and received a warrant to purchase 100,000 shares of common stock at a $2.50 per share. The warrant was exercisable for 60 days following issuance, and was exercised in October 2015 prior to its expiration.

On May 9, 2014, Mr. Chamoun, while a 5% or greater holder of our outstanding common stock, lent the Company $500,000.

Other Transactions

During the months of April, May and June 2015, our Board Chairman, Mr. Pollei, served as our interim Marketing Officer and was paid $5,000 per month as a consultant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock issuable upon vesting of restricted stock, or exercise or conversion of options, warrants or promissory notes that are currently exercisable or convertible or are vesting, exercisable or convertible within 60 days after November 1, 2015, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other stockholder. The percentage of shares owned before the offering is calculated based upon 11,007,271 outstanding shares. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Ominto, Inc. at 1110-112 th Avenue NE, Suite 350, Bellevue, WA 98004.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Before Offering (1)	Percentage of Class Owned Before Offering (%)	Amount and Nature of Beneficial Ownership After Offering (1)	Percentage of Class Owned After Offering (%)
Officers and Directors

Michael Hansen (2)	2,800,571	25.4%	2,800,571	[ ]
Andreas Kusche (3)	156,587	1.4%	156,587
Betina Dupont Sorensen (4)	156,250	1.4	156,250
Eric Nelson (5)	50,000	*	50,000	*
Gregory J. Newell (6)	8,333	*	8,333	*
David C. Pollei (7)	65,000	*	65,000	*
Gary S. Baughman (8)	8,333	*	8,333	*
Mitch C. Hill (9)	8,333	*	8,333	*
Ivan Braiker (10)	29,767	*	29,767	*
Peter H. Harris (11)	8,333	*	8,333	*
Thomas J. Virgin (12)	12,437	*	12,437	*
Jeffrey Schuett	0	*	0	*
Thomas Vogl (13)	6,667	*	6,667	*
Total	3,310,611	30.1%	3,310,611	[___%]
Officers and directors as a group (13 persons)

5% or greater holders

Joseph Saouma (14)	900,000	8.2%	900,000	[___%]
K Foundation (15)	1,221,052	11%	1,221,052	[___%]
Sleiman Chamoun (16)	668,000	6.1%	668,000	[___%]
Ominto Invest ApS (17)	900,000	8.5%	900,000	[___%]

Total Affiliates	3,739,052	34.0%	3,739,052	[___%]

* Less Than 1% of Class Owned

60

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options and warrants and upon conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised or converted.
(2)	Mr. Hansen disclaims a pecuniary interest in shares of common stock held by Ms. Sorensen or their adult child who shares their household. As a member of Ms. Sorensen’s household, Mr. Hansen may be deemed to have a pecuniary interest in any shares held by Ms. Sorensen or their adult child sharing their household. Mr. Hansen’s address is Arabian Ranches Polo Homes, Villa 20, Dubai, U.A.E.
(3)	Mr. Kusche’s address is Norton Court I, Apt 010, P.O. Box 644783, U.A.E.
(4)	Ms. Sorensen disclaims a pecuniary interest in any other shares of common stock, including those shares of common stock held by Mr. Hansen and their adult child who shares their household. As a member of Mr. Hansen’s household, Ms. Sorensen may be deemed to have a pecuniary interest in any shares held by Mr. Hansen or their adult child. Ms. Sorensen’s address is Arabian Ranches Polo Homes, Villa 20, Dubai, U.A.E.
(5)	All shares underlying options.
(6)	All shares underlying options.
(7)	All shares underlying options.
(8)	All shares underlying options.
(9)	All shares underlying options.
(10)	Includes 29,167 shares underlying options.
(11)	All shares underlying options.
(12)	Includes 11,667 shares underlying options.
(13)	All shares underlying options.
(14)	Includes 500,000 shares underlying warrants exercisable until August 14, 2016. Mr. Saouma’s address is Amine Gemavel ST. #226 Beirut Lebanon.
(15)	Includes 80,000 shares owned by Tom Kajaer, who is the parent of the minor beneficiaries of K Foundation and brother of the protector of the Foundation. Also include 223,052 shares owned by Kjaer Holding, which is controlled by Tom Kajaer. K Foundation’s is controlled by, and shares are voted by, Soren Kjaer. The beneficial owners are Phillip Kjaer and Frederik Kjaer who are minors. The foundation’s address is Mayee Management Limited 19/F., Seaview Commercial Building 21-24 Connaught Road West, Hong Kong.
(16)	Mr. Chamoun’s address is Villa Chamoun, Vazzat El Bwar Fatka, Lebanon.
(17)	Includes 260,000 shares underlying warrants exercisable until September 15, 2016. Ominto Invest ApS is controlled by Mr. Ole Abildgaard and its address is c/o Ole Abildgaard, Dan Fourershes 3 5580 NRAABY Denmark.

Super Voting Preferred stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Before Offering (1)	Percentage of Class Owned Before Offering (%)	Amount and Nature of Beneficial Ownership After Offering (1)	Percentage of Class Owned After Offering (%)

Michael Hansen (1)	185,000	100%	100.0	100.0

(1)	Consists of 185,000 shares of “Super Voting Preferred Stock” which is entitled to 40 votes per share. Each share of preferred stock is convertible into 1/50 of one share of common stock upon the earlier of a “Change in Control Transaction” approved by the stockholders of the Company or a transfer of any such share of preferred stock or August 17, 2017.

61

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 700 million shares of common stock, $0.001 par value, and 25 million shares of Preferred Stock, $0.01 par value, of which 300,000 shares are designated Super-Voting Preferred. As of September 30, 2015, after, adjusting for the reverse split, there were 11,007,071 shares of common stock outstanding and 185,000 shares of Super-Voting Preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to receive ratably dividends when, as, and if declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution, or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of our outstanding preferred shares, if any. However, there are no assurances that upon any such liquidation or dissolution, there will be any net assets to distribute to the holders of our common stock.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Under certain circumstances, Holders of our common stock have no preemptive, subscription, or redemption rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized to issue up to 25 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by our stockholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of our common stock and discourage, delay or prevent a change in control of the Company. The only preferred stock authorized and outstanding is the Super-Voting Preferred which is described below.

Super-Voting Preferred

On September 12, 2012, we approved a certificate of designation to our articles of incorporation in which we designated 300,000 shares of our preferred stock as Super-Voting Preferred. Super-Voting Preferred shall vote with the common stock (unless the Nevada Revised Statutes requires otherwise) and shall cast 2,000 common stock votes for each share of Super-Voting Preferred. Super-Voting Preferred shall not receive dividends until it is converted to common stock. Upon the earlier of a (i) a transfer of the Super-Voting Preferred, (ii) a change of control transaction or (iii) August 17, 2017, each share of Super-Voting Preferred shall convert to one share of common stock. Change of control shall mean the sale of substantially all of our assets or our merger into an entity that is not 50% or greater owned by us. The Company currently has 185,000 shares of Super-Voting Preferred outstanding. Following the reverse split, in accordance with the terms of the certification of designation, 185,000 shares of Super-Voting Preferred remain outstanding, but each share shall cast 40 common stock votes and shall convert to 1/50 of a share of common stock.

Warrants Issued in this Offering

The warrants issued in this offering entitle the registered holder to purchase one-half (1/2) of a share of our common stock at one hundred twenty percent (120%) of the price per share of common stock sold in this offering, subject to adjustment as discussed below, at any time commencing upon closing of this offering and terminating at 5:00 p.m., New York City time, on the third anniversary of such date.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

62

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

Transfer Agent and Warrant Agent

Olde Monmouth Stock Transfer Co, Inc. serves as transfer agent for our common stock and will also act as the warrant agent for the warrants issued under this offering.

Plan of Distribution

Chardan Capital Markets, LLC, which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering, subject to the terms and conditions of a placement agency agreement. The Placement Agent is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all of the securities offered hereby.

The Placement Agent may retain other brokers or dealers to act as a sub-agents or selected-dealers on its behalf in connection with the offering. Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus. We have agreed to pay the Placement Agent a cash placement agent’s fee equal to four and one-eighth percent (4.125%) of the gross proceeds of this offering.

The following table shows the per share placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus, assuming the purchase of all of the securities offered hereby:

Per share placement agent fee	[ ]

Maximum offering total fee	$825,000

A condition to closing in this offering is gross proceeds of at least $18.0 million, which is the minimum needed for our common stock and warrants to be listed on The NASDAQ Capital Market. Although the gross proceeds may be between $18.0 million and $20.0 million, the actual total offering commissions, if any, are not presently determinable and may be less than the maximum amount set forth above.

Our obligations to issue and sell securities to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent and finder’s fees, will be approximately $400,000, all of which are payable by us.

63

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement. A form of placement agency agreement and the form of securities purchase agreement with investors are included as exhibits to the registration statement of which this prospectus forms a part.

Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders that own at least 3% of our outstanding shares, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Chardan Capital Markets, LLC.

Chardan Capital Markets, LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

As an underwriter, the Placement Agent will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

-may not engage in any stabilization activity in connection with our securities; and

-may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution

Subscription Process

To purchase securities in this offering, investors must complete and sign a securities purchase agreement. Investors should pay for their securities by wire or a certified check for the full purchase price of the securities, payable to “Continental Stock Transfer & Trust Co. as Agent for Ominto Inc.”

Subscriptions will be effective only upon the Company’s acceptance, and the Company reserves the right to reject any subscription in whole or in part. In compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, the Placement Agent and the Company shall instruct investors to deliver to the escrow agent all monies in the form of checks or wire transfers. Upon the escrow agent’s receipt of such monies, they shall be credited to the escrow account. Pursuant to an escrow agreement among the Company, the Placement Agent and Continental Stock Transfer & Trust Co., as escrow agent, the funds received in payment for the securities purchased in this offering will be wired to a non-interest bearing escrow account at a branch of JP Morgan Chase Bank NA selected by the escrow agent and held until the escrow agent determines that the amount in the escrow account is at least equal to the minimum amount required to close this offering. Upon confirmation of the minimum subscriptions required, the escrow agent will release the funds in accordance with instructions in writing by the Company and the Placement Agent, indicating the date on which the securities purchased in this offering are to be delivered to the purchasers and the net proceeds are to be delivered to the Company. Unless investors instruct the Company otherwise, the Company will deliver the shares of common stock being issued to the investors electronically. In addition, at the closing of this offering, the Company will issue such purchasers warrant certificates for the warrants being issued as part of the offering.

This offering will terminate 30 days after the effective date of the registration statement unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. If the escrow agent determines on such date that the amount in the escrow account is less than the minimum amount required to close this offering, then the escrow agent shall promptly refund to each investor the amount of payment received from such investor which is then held in the escrow account.

Finder's Arrangement

We have engaged Maxim Group LLC ("Maxim") for services in connection with introducing a qualified placement agent for this offering. As consideration for such services, we have agreed to pay Maxim a cash fee equal to four and one-eighth percent (4.125%) of the gross proceeds of this offering. We have also agreed to pay Maxim up to $10,000 in expenses incurred in connection with its services, which amount has already been advanced to Maxim and will be reimbursed to the extent not offset by actual expenses.

Other Terms

We will reimburse Chardan Capital Markets, LLC for certain out-of-pocket actual expenses related to the offering, including legal fees, expenses incurred to clear the offering with FINRA, background searches of our officers and directors, and roadshow expenses up to a maximum aggregate reimbursement of $115,000.

Indemnification

We have agreed to indemnify the Placement Agent against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the securities purchase agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

64

NOTICE TO INVESTORS

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)   to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b) by the placement agent to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Placement Agent for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Dubai

This prospectus relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to Professional Investors who are not natural persons. It must not be delivered to, or relied on by, any other person.

The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it.

The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

65

Notice to prospective investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or CO, and the securities will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the securities with a view to distribution.

Notice to prospective investors in Qatar

In the State of Qatar, the offer contained in this prospectus is made on an exclusive basis to the specifically intended recipient of the same, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document.

Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to prospective investors in the United Arab Emirates

The offering of the securities has not been approved or licensed by the United Arab Emirates Central Bank, the Emirates Securities and Commodities Authority, or ESCA, the Dubai Financial Services Authority, or DFSA, or any other relevant licensing authorities in the UAE and does not constitute a public offer of securities in the UAE in accordance with the commercial companies law, Federal Law No. 8 of 1984 (as amended) or otherwise. Accordingly, the securities may not be offered to the public in the UAE (including the Dubai International Financial Centre).

This prospectus is strictly private and confidential and is being issued to a limited number of institutional and individual investors:

(a) who qualify as sophisticated investors;

(b) upon their request and confirmation that they understand that the shares have not been approved or licensed by or registered with the UAE Central Bank, ESCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c) must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

We and each of the placement agents represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE (including the Dubai International Financial Centre).

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the Placement Agent and may also be made available on a website maintained by other selling brokers. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on any placement agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as Placement Agent and should not be relied upon by investors

66

LEGAL MATTERS

Gordon & Rees, LLP will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP.

EXPERTS

The audited consolidated financial statements of Ominto, Inc. and subsidiaries as of and for the years ended September 30, 2014 and 2013 included in this prospectus and the Registration Statement have been audited by Mayer Hoffman and McCann P.C., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion on the financial statements. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, placement agent, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E.., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations

Ominto, Inc.

1110-112th Avenue NE
Suite 350
Bellevue, WA 98004

561-362-2381

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

67

INDEX TO FINANCIAL STATEMENTS

OMINTO, INC (formerly DUBLI, INC)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Ominto Inc. (formerly, DubLi, Inc.)

Ft Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of DubLi, Inc. and subsidiaries (the “Company”) as of September 30, 2014 and 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended September 30, 2014. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DubLi, Inc. and subsidiaries as of September 30, 2014 and 2013 and the consolidated results of their operations, comprehensive income (loss) and their cash flows for each of the years in the two year period ended September 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

April 15, 2015, except for the effects of the 1-for-50 reverse split of the Company’s common stock discussed in Note 1 to the consolidated financial statements, as to which the date is November 4, 2015.

F-2

DubLi, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$2,111,812	$131,422
Restricted cash	904,465	385,040
Other receivables and prepaid expenses	441,153	134,063
Deferred costs	3,387,549	1,087,564
Land held for sale	1,225,269	812,537

Total current assets	8,070,248	2,550,626
Property and equipment, net	1,442,708	2,849,390
Other assets	45,045	95,477

TOTAL ASSETS	$9,558,001	$5,495,493

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities
Accounts payable	$1,916,297	$1,522,182
Amounts payable to Business Associates	1,820,905	1,668,931
Customer deposits	1,054,190	618,296
Other payables and accrued liabilities	2,383,661	1,555,437
Note payable	500,000	-
Amounts due to related parties	6,438,948	2,765,316
Unearned subscriptions fees	6,141,882	1,502,184
Unearned advertising	1,052,845	1,492,997
Liabilities of discontinued operations	652,419	6,401,821

TOTAL LIABILITIES	21,961,147	17,527,164

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock 25 million shares authorized, $0.01 par value, 185,000 shares issued and outstanding	1,850	1,850
Common stock 500 million shares authorized, $0.001 par value, 8.6 million and 8.6 million shares issued and outstanding, respectively	8,644	8,612
Additional paid-in-capital	25,539,401	25,071,627
Accumulated other comprehensive loss	(353,051)	(855,179)
Accumulated deficit	(37,599,990)	(36,258,581)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(12,403,146)	(12,031,671)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,558,001	$5,495,493

See accompanying notes to consolidated financial statements

F-3

DubLi, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the years ended September 30,
	2014		2013
Revenues:
Business license fees		$2,292,161	$3,844,324
Membership subscription fees and commission income		1,704,507	1,275,343
Advertising and marketing programs		358,109	11,645,381
Other		124,067	63,142

		4,478,844	16,828,190
Cost of revenues		2,343,653	1,575,036

Gross income		2,135,191	15,253,154
Selling, general and administrative expenses		9,041,195	11,922,611
Land and software impairment charges		-	2,054,796

Income (loss) from operations		(6,906,004)	1,275,747
Interest expense		37,061	8,541

Income (loss) before income taxes		(6,943,065)	1,267,206
Income taxes		-	-

Income (loss) from continuing operations		(6,943,065)	1,267,206
Income from discontinued operations, net of taxes		5,601,656	2,546,931

Net income (loss)		$(1,341,409)	$3,814,137

Earnings (loss) per share
Basic:
Continuing operations		$(0.80)	$0.15
Discontinued operations		$0.65	$0.30

Diluted:
Continuing operations	$	N/A	$0.15
Discontinued operations	$	N/A	$0.30

Weighted average shares outstanding
Basic		8,643,848	8,368,130
Diluted		8,643,848	8,463,619

See accompanying notes to consolidated financial statements

F-4

DubLi, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	For the years ended September 30,
	2014	2013

Net income (loss)	$(1,341,409)	$3,814,137
Foreign currency translation adjustment	502,128	(931,565)

Comprehensive income (loss)	$(839,281)	$2,882,572

See accompanying notes to consolidated financial statements

F-5

DubLi, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficit)

	Preferred stock		Common stock		Additional	Accumulated other		Total
	Shares	Par	Shares	Par	paid-in	comprehensive	Accumulated	equity
	outstanding	value	outstanding	value	capital	income (loss)	deficit	(deficit)
Balance, September 30, 2012	185,000	$1,850	8,170,264	$8,170	$21,370,548	$76,386	$(40,072,718)	(18,615,764)

Stock based compensation	-	-	40,000	40	642,722	-	-	642,762

Common stock issuances for bonus incentives	-	-	121,212	121	599,879	-	-	600,000

Common stock issuances for services	-	-	6,336	6	78,923	-	-	78,929
Options exercised	-	-	45,561	46	293,689	-	-	293,735
Private placements	-	-	228,498	229	2,085,866	-	-	2,086,095
Foreign currency translation adjustment	-	-	-	-	-	(931,565)	-	(931,565)
Net income	-	-	-	-	-	-	3,814,137	3,814,137

Balance, September 30, 2013	185,000	1,850	8,611,871	8,612	25,071,627	(855,179)	(36,258,581)	(12,031,671)

Stock based compensation	-	-	-	-	272,806	-	-	272,806

Common stock issuance for bonus incentive	-	-	22,222	22	99,978	-	-	100,000

Common stock issuance for services	-	-	10,000	10	94,990	-	-	95,000

Foreign currency translation adjustment	-	-	-	-	-	502,128	-	502,128
Net loss	-	-	-	-	-	-	(1,341,409)	(1,341,409)

Balance, September 30, 2014	185,000	$1,850	8,644094	$8,644	$25,539,401	$(353,051)	$(37,599,990)	$(12,403,146)

See accompanying notes to consolidated financial statements

F-6

DubLi, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the years ended September 30,
	2014	2013
Cash flows from operating activities:
Income (loss) from continuing operations	$(6,943,065)	$1,267,206
Adjustments to reconcile income (loss) to net cash flows from operating activities:
Depreciation and amortization	198,428	182,255
Land and software impairment charges	-	2,054,796
Stock based compensation	272,806	642,762
Common stock issuances for bonus incentives	100,000	600,000
Common stock issuances for services	95,000	78,929
Changes in operating assets and liabilities:
Restricted cash	(519,424)	5,294,303
Other receivables and prepaid expenses	(307,090)	257,839
Deferred costs	(2,299,985)	(1,087,564)
Other assets	50,432	-
Accounts payable	394,110	560,690
Amounts payable to Business Associates	151,974	(10,915,104)
Customer deposits	435,894	(2,209,879)
Other payables and accrued liabilities	828,225	204,089
Amounts due to related parties - services rendered	816,898	555,316
Unearned subscription fees	4,639,698	(423,862)
Unearned advertising	(440,152)	(6,587,238)

Net cash flows from continuing operations	(2,526,251)	(9,525,462)

Income from discontinued operations	5,601,656	2,546,931
Net change in asset and liabilities of discontinued operations	(5,749,402)	(4,745,683)

Net cash flows from discontinued operations	(147,746)	(2,198,752)

Net cash flows from operating activities	(2,673,997)	(11,724,214)

Cash flows from investing activities:
Purchases of equipment and software	(14,060)	(464,288)
Proceeds from sale of land	812,537	-

Net cash flows from investing activities	798,477	(464,288)

Cash flows from financing activities:
Proceeds from notes payable and advances - related party	2,856,735	2,210,000
Proceeds from note payable	500,000	-
Proceeds from preferred stock issuance	-	70,300
Proceeds from common stock issuances	-	2,086,095
Proceeds from stock options exercised	-	293,735

Net cash flows from financing activities	3,356,735	4,660,130

Effect of exchange rate changes	499,175	(928,667)

Net change in cash and cash equivalents	1,980,390	(8,457,039)
Cash and cash equivalents, beginning of year	131,422	8,588,461

Cash and cash equivalents, end of year	$2,111,812	$131,422

Supplemental cash flow information:
Cash paid for interest	$37,061	$8,541
Cash paid for income taxes	-	-

See accompanying notes to consolidated financial statements

F-7

DubLi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. The Company

Description of Business

DubLi, Inc. (“DubLi,” the “Company,” “we,” or “us”), through its wholly owned subsidiaries, is a global E-commerce and network marketing company. The Company is organized in Nevada and its principal executive offices are located in Ft. Lauderdale, Florida.  The Company’s wholly owned subsidiaries are incorporated in Florida, the British Virgin Islands, Cyprus, the United Arab Emirates and India (incorporated on January 2, 2015).

Our E-commerce transactions are conducted through DubLi.com websites in Europe, North America, Australia and through a global portal serving the rest of the world. We have a large network of independent Business Associates that sell our various E-commerce products. Prior to March 28, 2013, DubLi’s principal business consisted of reverse auctions program conducted online that were designed to: (i) sell its proprietary electronic gift cards; and (ii) enable consumers to purchase merchandise through its shopping portals from online retailers at discount prices. Effective March 28, 2013 the Company discontinued its auctions program.

Our President and Chief Executive Officer, Michael Hansen has a direct ownership of approximately 1.6 million shares of our common stock and 185,000 shares of our Super Voting Preferred Stock as of September 30, 2014. As a result, Mr. Hansen had the power to cast approximately 56% of the combined votes that can be cast by our common stockholders. Accordingly, he has the power to influence or control the outcome of important corporate decisions or matters submitted to a vote of our stockholders, including, but not limited to, increasing the authorized capital stock of the Company, the dissolution, merger or sale of the Company, the size and membership of the Board of Directors, and all other corporate actions.

Reverse Stock Split

On August 15, 2015, our board and a stockholder holding a majority of the votes approved a reverse split of common stock at ratio of 1-for-20 to 1-for-100 with the board of directors having discretion to set the ratio. On November 1, 2015, our board approved a reverse stock split of our common stock at a ratio of 1-for-50 (the "Reverse Split"). The Company effectuated the Reverse Split on November 4, 2015, and the shares of common stock are expected to begin trading on a post-reverse split basis on November 6, 2015. The par value of the common stock and Super-Voting Preferred was not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock, options for common stock, restricted stock awards, warrants, and convertible debt, and per share amounts have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. The voting and conversion rights of the Super-Voting Preferred have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented.

Liquidity

The Company incurred operating losses for the period since its incorporation through September 30, 2012, and experienced negative net cash flows from its operating activities of approximately $11.7 million and $2.7 million for the 2013 and 2014 fiscal years, respectively. As a result, the Company had stockholders’ and working capital deficits of approximately $12.4 million and $13.9 million, respectively, as of September 30, 2014.

We continue to update our product offerings which places additional demands on future cash flows and may decrease liquidity as we improve our systems. Our future liquidity and capital requirements will depend on numerous factors including market acceptance of our revised operations and revenues generated from such operations, competitive pressures, and acquisitions of complementary products, technologies or businesses. We intend to increase our marketing efforts in order to grow our network of Business Associates which we expect will improve sales of our E-commerce products. The marketing efforts will place additional demands on our cash flows and liquidity. We cannot offer any assurance that we will be successful in generating revenues from operations; adequately dealing with competitive pressures; acquiring complementary products, technologies or business; or increasing our marketing efforts.

F-8

Because of constraints on our sources of capital and our liquidity needs, we continued to borrow from Michael Hansen, our President and CEO, during the years ended September 30, 2013 and 2014. Operations during fiscal 2014 were financed in part through (i) borrowings from Mr. Hansen amounting approximately $1.5 million during August 2014 pursuant to an amended and restated revolving loan commitment to fund the Company up to $5 million through December 31, 2015; (ii) the sale of land in Dubai in March 2014 which resulted in net proceeds of $0.8 million; and (iii) an unsecured loan in May 2014 from a private lender of $0.5 million.

The Company is pursuing the sale of a parcel of land in Dubai for approximately $1.25 million. Management anticipates that the completion of the land sale should occur within ninety days from February 9, 2015, the date of the Sale Agreement - Memorandum of Understanding which was entered into with an unaffiliated purchaser. In the event that the land sale fails to close or our operating cash flows are insufficient to meet our expenditures through September 30, 2015, we will draw down the available funds of $3.5 million under the loan commitment by Mr. Hansen, who has indicated that he has the ability to provide the funds as and when a drawdown is requested.

On October 17, 2014, the Company fully repaid Mr. Hansen’s loan of $1 million borrowed during fiscal 2013 and on November 14, 2014 fully repaid the private lender for the unsecured loan of $0.5 million.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements and notes are presented in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and includes the accounts of DubLi, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements, in conformity with US GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

Reclassifications of Prior Period Amounts

Certain prior period amounts in the consolidated financial statements and notes thereto, have been reclassified to conform to current period’s presentation. However, total assets, total liabilities, revenues and net income were not changed as a result of those reclassifications.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Update No. 2014-08 - Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). This update revised the guidance to be applied in determining when the discontinuation or disposal of operating activities and entities should be presented as discontinued operations in the financial statements. Under the previous guidelines, the reporting of discontinued operations was based upon two factors, relating to the elimination of operations and continued cash flows, and the continued involvement in the operations of the disposed component of an entity. Under the new guidance provided by ASU 2014-08, the reporting of discontinued operations will be based upon whether the disposal or discontinuation represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.

F-9

Under the new guidance, the reporting of discontinued operations affects the presentation of the assets, liabilities and results of operations of the discontinued component or group of components, and does not affect comprehensive income or loss. ASU 2014-08 is effective for annual and interim reporting periods beginning on or after December 15, 2014. Early adoption is permitted if discontinued operations have not already been reported in financial statements previously issued or available for issuance. The Company has adopted the new guidance in its consolidated financial statements during fiscal 2013.

In May 2014, the FASB issued Update No. 2014-09 Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The new guidance provided by ASU 2014-09 is intended to remove inconsistencies and weaknesses in the existing revenue requirements, provide a more robust framework for addressing revenue issues, improve comparability, provide more useful information and simplify the preparation of financial statements. ASU 2014-09 is effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact that the new guidance may have on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016 and earlier adoption is permitted. The Company is currently evaluating the impact that the new guidance may have on its consolidated financial statements.

Foreign Currency

Financial statements of foreign subsidiaries operating in other than highly inflationary economies are translated at year-end exchange rates for assets and liabilities and historical exchange rates during the year for income and expense accounts. The resulting translation adjustments are recorded within other comprehensive income or loss. Intercompany transaction gains or losses at each period end arising from subsequent measurement of balances for which settlement is not planned or anticipated in the foreseeable future are included as translation adjustments and recorded within other comprehensive income or loss. Financial statements of subsidiaries operating in highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in current earnings. Loss resulting from foreign currency transactions for the year ended September 30, 2014 of approximately $127,000 and a gain of approximately $229,000 for the year ended September 30, 2013, respectively, have been recorded in selling, general and administrative expenses. The Company has no subsidiaries operating in highly inflationary economies.

In accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters, companies with foreign operations or foreign currency transactions are required to prepare the statement of cash flows using the exchange rates in effect at the time of the cash flows. The Company uses an appropriately weighted average exchange rate for the year for translation if the result is substantially the same as if the rates at the dates of the cash flows were used. The consolidated statement of cash flows reports the effect of exchange rate changes on cash balances held in foreign currencies as a separate part of the reconciliation of the change in cash and cash equivalents during the year.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less at the date of transaction to be cash equivalents.

The Company maintains its cash in bank deposit accounts in the United States, Cyprus and United Arab Emirates, which at times may exceed the federally insured limits in those countries. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Restricted cash

The Company has agreements with organizations that process credit card transactions of the Company. The credit card processors have financial risk of chargebacks associated with the credit card transactions because the processor generally forwards the cash proceeds to the Company soon after each transaction is completed but before the expiration of the time period in which the purchaser may request a refund. The Company’s agreements with the credit card processors allow them to create and maintain a reserve account by retaining a certain portion of the cash generated from the credit card transactions that would otherwise be delivered to the Company, herein known as “Restricted Cash”. The reserve requirement with each card processor is set at their respective fixed percentage for all transactions to be held and on their respective rolling term period from the date of the transaction.

F-10

Fair Value of Financial Instruments

The Company has adopted ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) for measurement and disclosures about the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Inputs (other than quoted market prices included in Level1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life; and

Level 3 - Inputs reflect Management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company's financial assets and liabilities, such as cash and cash equivalents, restricted cash, accounts receivable, other receivables and prepaid expenses, deferred costs, accounts payable, Business Associates payable, other payables and accrued liabilities, amounts due to a related party, unearned subscription fees and advertising, and liability of discontinued operations approximate their fair values because of the short maturity of these instruments.

Property and Equipment

Property and equipment are recorded at cost. Computers and equipment, computer software, furniture and fixtures are depreciated over five years. Leasehold improvements included in furniture and fixtures are amortized on a straight-line basis over the term of the lease. Land is not amortized. The cost of maintenance and repairs of equipment is charged to expense when incurred. When the Company sells, disposes or retires property and equipment, the related gains or losses are included in operating results.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment - Subsequent Measurement (“ASC 360”), the Company reviews the carrying value of our long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605, Revenue Recognition which requires that four basic criteria be met before revenues can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. Determination of criteria (iii) and (iv) are based on Management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and cash back to customers, estimated returns and allowances, and other adjustments are recorded in the same period the related revenues are recorded. The Company defers any revenues that are subject to refund, and, for which the product has not been delivered or the service has not been rendered.

F-11

DubLi has a global network marketing organization with Business Associate representatives in many countries throughout the world. The Company offers Business Associates a wide variety of products and services to sell to their customers, many of whom are also recruited to become Business Associates themselves. Business Associates earn commissions on sales of products and services that they sell directly, and earn commissions on “downstream” sales of products and services made by Business Associates that they recruit into the marketing network. The Company also offers various membership packages to customers and a Partner program whereby customers are recruited who shop on our DubLi Shopping Mall.

The Company’s revenue recognition policies for each of its products and services are as follows:

E-commerce and memberships

●

Business license fees - Business Associates pay an initial business license fee and partner program participants (excluding not-for-profit organizations) pay a setup fee for the marketing and training services provided by the Company which enables them to begin their sales operations in selling DubLi’s products and services. The business license fee or partner setup fee is recognized as revenue ratably over twelve months.

Effective March 2014, our Business Associates were no longer required pay a monthly fee to maintain their current membership status which was recorded as revenue in the respective period for which it was paid. Partner program participants continue to pay a monthly maintenance fee which is recorded as revenue in the respective period for which it was paid.

●	Membership subscription fees - (i) Effective April 2014 our Business Associates were required to purchase our membership subscription products for resale in the form of qualifying vouchers or membership packages for Business Associates or membership packages for DubLi’s customer as described under item (ii) below. These membership subscription products have a shelf life of twelve months. Revenue is recognized ratably over a twelve month period when any membership subscription product is activated or immediately upon expiry. Revenue is also recognized for breakage when a reasonable and reliable estimate can be made; and (ii) DubLi customers who purchase a Premium or a V.I.P. membership package pay a monthly or an annual subscription fee, respectively. The monthly subscription fee is recorded as revenue in the respective period for which it was paid and the annual subscription fee is recognized ratably over the subscription period.

●	Commission income - The Company receives varying percentages in commission income earned from merchants participating in its online shopping malls. These commissions are calculated based upon the agreed rates with the participating merchants on all our customers transactions processed through our online mall platform and are recognized on an accrual basis from data obtained from the merchant. A percentage of the commission income is payable, in the form of cash back, to the customer for all purchase transactions. This cash back amount due the customer is accrued as a deduction from commission income at the time the commission income is recognized.

●	Advertising and marketing - During fiscal year 2012, three advertising programs were introduced and sold to Business Associates which represented a pool of funds that were collected in advance of several planned television and telemarketing advertising campaigns to generate new DubLi.com Shopping Mall customers for our Business Associates and/or Partners. Several marketing packages were also introduced and sold during fiscal year 2013 which were no longer available as of September 2013. Revenues for the respective advertising and marketing programs are recognized at a fixed rate per customer allocated to Business Associates in accordance with the terms and obligations under the programs or upon breakage based upon the following criteria - (i) when the Business Associate became inactive for twelve months and redemption was deemed remote, (ii) when the Business Associate accepted an exchange under any replacement program, or (iii) when waivers and releases were obtained from the Business Associate.

Auctions (Discontinued operations)

Effective March 28, 2013, the Company discontinued its auctions program. Any remaining unused Credits owned by Business Associates following the discontinuance had been reclassified as a liability of discontinued operations. Credits breakage associated with inactive Business Associates are recognized as revenues after twelve months of the termination of the auctions program or when waivers and releases are obtained from Business Associates who have opted to accept any replacement program.

Prior to March 28, 2013, revenues from the auctions program were recorded on a net basis of (i) bidding Credits used and broken in auctions, (ii) sale of goods and handling fees, and (iii) net auctioned value of gift cards. Net auctioned value of gifts cards was arrived at based upon the auctioned face value of the gift card less its associated cost of the gift card.

Cost of Revenues

Cost of revenues are principally commissions based upon each Business Associate's volume of sales, any “Down-line” sales by other Business Associates under the sponsoring Business Associate, and purchase transactions through our Shopping Malls made by customers under the sponsoring Business Associate. Commissions due to Business Associates at the time of such transaction are recorded as deferred costs until the corresponding revenues are recognized. Special incentive bonuses are recognized when the Business Associate meets the sales target goals or specific criteria, and are recorded as deferred costs which are then expensed ratably as the corresponding revenues are recognized.

Commissions and other incremental direct costs including credit card processing fees in connection with the auctions program had been fully expensed as of March 28, 2013 and reported as cost of revenues under discontinued operations.

F-12

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs associated with advertising expenses, stock compensation, staff payroll costs, outside services, bank transaction fees, and other general administrative costs.

Comprehensive Income (loss)

Comprehensive income (loss) is net earnings or loss after tax plus certain items that are recorded directly to stockholders’ equity. Other than foreign currency translation adjustments, the Company has no other comprehensive income (loss) components.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”) under which deferred tax assets and liabilities are determined based on temporary differences between accounting and tax bases of assets and liabilities and net operating loss and credit carry forwards, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

In accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes, the Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

In the event of a distribution of the earnings of certain international subsidiaries, the Company would be subject to withholding taxes payable on those distributions to the relevant foreign taxing authorities. Since the Company currently intends to reinvest undistributed earnings of these international subsidiaries indefinitely, the Company has made no provision for income taxes that might be payable upon the remittance or repatriation of these earnings. The Company has also not determined the amount of tax liability associated with an unplanned distribution of these permanently reinvested earnings. In the event that in the future the Company considers that there is a reasonable likelihood of the distribution of the earnings of these international subsidiaries (for example, if the Company intends to use those distributions to meet our liquidity needs), the Company will be required to make a provision for the estimated resulting tax liability, which will be subject to the evaluations and judgments of uncertainties described above.

The Company conducts business globally and, as a result, one or more of our subsidiaries file income tax returns in U.S. federal and state, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities in the countries in which each respective company operates. The Company is currently under ongoing tax examinations in several countries. While such examinations are subject to inherent uncertainties, the Company does not currently anticipate that any such examination would have a material adverse impact on its consolidated financial statements.

Earnings (loss) per Share

The Company computes earnings (loss) per share in accordance with ASC 260, Earnings per Share which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common stock outstanding during the year using the treasury stock method and any convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

For the year ended September 30, 2014, potential dilutive securities, which consisted of outstanding stock options and other compensation arrangements not included in dilutive weighted average amounted to approximately 6,000. For the year ended September 30, 2013, dilutive securities amounting to approximately 96,000 included in the dilutive weighted average shares, consisted of outstanding stock options and other compensation arrangements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Share-Based Compensation , which requires the use of the fair value method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of the stock option grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on weighted average of the historical volatility of the Company's common stock and selected peer group comparable volatilities and other factors estimated over the expected term of the options. The expected term of stock options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

F-13

Segment Policy

The Company derives its revenues from the E-Commerce and Memberships segment which includes business license fees, membership subscription fees, commission income, and, advertising and marketing programs; and Auctions segment (reported as discontinued operations). Management also evaluates its performance on the segments as a whole and in each of four major geographic regions as described in Note 14 - Segment Information.

3. Restricted Cash

Restricted cash represents chargeback reserves held by the Company’s credit card processor. Amounts of restricted cash held, by type of currency were as follows:

	September 30,
	2014	2013
Euro	$206,312	$216,123
Australian Dollar	77,563	10,548
United States Dollar	620,590	158,369
Total	$904,465	$385,040

4. Deferred Costs

Deferred costs represent commission costs which are directly related to: (i) unearned subscription fees which are expensed ratably over the subscription periods; and (ii) advertising and marketing programs which are expensed when all services and obligations are fulfilled. Deferred costs expensed are included in cost of revenues.

5. Land Held for Sale

	September 30,
	2014	2013
Cost	$2,114,412	$1,432,237
Less: Valuation allowance	889,143	619,700
	$1,225,269	$812,537

On August 14, 2012, the Company acquired two mixed-use parcels of vacant land in Dubai, United Arab Emirates at a fair value of $3.5 million. On December 27, 2013, the Company entered into two separate property sale agreements with unaffiliated third parties for the two parcels of land for a total cash consideration of approximately $2.0 million. The sale of the first parcel closed on March 12, 2014 while the sale of the second parcel (“Second Parcel”) was cancelled due to a change in the closing conditions imposed by the local governmental recording authorities.

During the year ended September 30, 2013, Management determined, based upon the offer price of the property sale agreements, that the Company’s carrying values exceeded the fair value of the two parcels of land. As a result, the Company recorded an impairment charge of approximately $1.5 million to reduce the carrying value of the land to its fair value.

Subsequently on February 9, 2015, the Company entered into a Property Sale Agreement - Memorandum of Understanding (“Sale Agreement”) for the sale of the Second Parcel with an unaffiliated third party for approximately $1.25 million. The transaction did not close on or before March 20, 2015 as initially expected. However, Management anticipates that completion of the land sale should occur within ninety days from February 9, 2015 as stipulated in the Sale Agreement. Upon completion, the Company is not expected to realize any significant gain or loss on disposal. Accordingly, the Second Parcel was reclassified as Land Held for Sale from Property and Equipment - land held for investment in the consolidated financial statements.

F-14

6. Property and Equipment

Property and equipment comprised the following:

	September 30,
	2014	2013
Land:
Held for investment	$-	$2,114,412
Held for sales incentives	3,562,500	3,562,500
Less: Valuation allowance	(2,687,752)	(3,576,895)
	874,748	2,100,017

Computers and equipment	308,004	303,511
Computer software	690,565	690,565
Furniture and fixtures	102,805	93,237
	1,101,374	1,087,313
Accumulated depreciation	(533,414)	(337,940)
	567,960	749,373

	$1,442,708	$2,849,390

Land Held for Sales Incentives

The Company acquired a land parcel consisting of 15 lots in the Cayman Islands in March 2010. As of September 30, 2014, the land value of approximately $0.9 million included the contract price and land filled cost of approximately $3.6 million less a valuation allowance of approximately $2.7 million that was based on Management’s evaluation of the estimated fair value.

The investment in the land parcel in the Cayman Islands is intended to provide incentive rewards to the best performing DubLi Business Associates upon attaining certain performance objectives.

Depreciation

Depreciation expense was $198,428 and $182,255, for the years ended September 30, 2014 and 2013, respectively. During the year ended September 30, 2013, the Company recorded a software impairment charge of approximately $0.4 million due to obsolescence of certain components of our shopping mall operating system.

7. Amounts Due to Related Parties

Amounts due to related parties comprised the following:

	September 30,
	2014	2013
Unsecured notes payable to Mr. Hansen	$2,500,000	$1,000,000
Amounts due for advances by Mr. Hansen	2,566,735	1,210,000
Amounts due for services rendered	1,372,213	555,316
	$6,438,948	$2,765,316

During August 2014, the Company entered into an amended and restated revolving loan agreement with Michael Hansen to fund the Company up to $5 million through December 31, 2015 at an interest of 6% per annum. Subsequently, the Company drew down $1.5 million under the revolving loan and has $3.5 million in available funds for the cash flow needs of the Company.

On April 23, 2013, the Company entered into a loan agreement with Mr. Hansen, for an unsecured loan of up to $1 million at an interest rate of 3% per annum beginning May 1, 2013 which was fully drawn down during fiscal 2013. On October 17, 2014, the Company repaid the principal amount of $1 million with cash generated from current operations.

Amounts due for services rendered are comprised of accrued compensation due to the officers of the Company and unpaid Board of Directors fees. Amounts due for advances and services rendered are non-interest bearing and have no terms of repayment.

F-15

8. Note Payable

On May 6, 2014, the Company entered into an unsecured loan agreement with a private lender to provide $500,000 for business development purposes at an interest rate of 10% per annum. The outstanding principal and accrued interest were fully repaid on November 14, 2014.

9. Discontinued Operations

Effective March 28, 2013, the Company discontinued its auctions program. As a result, the operating results for the auctions program have been reclassified as income from discontinued operations in the consolidated statements of operations as follows:

	For the years ended September 30,
	2014	2013
Revenues:
Bidding Credits used in auctions	$-	$22,390,910
Bidding Credits broken in auctions	-	3,075,312
Credits breakage recognized	5,601,656	-
Gross revenues	5,601,656	25,466,222
Sale of goods and handling fees	-	1,668,897
Auctioned value of gift cards	-	706,913,874
Less: Cost of gift cards auctioned	-	(724,264,261)
Net auctioned value of gift cards	-	(15,681,490)
Net revenues	5,601,656	9,784,732

Cost of revenues:
Commissions paid on sales of Credits	-	7,174,715
Cost of goods sold at auctions	-	63,086
Total cost of revenues	-	7,237,801

Income from discontinued operations	5,601,656	2,546,931
Income taxes	-	-
Income from discontinued operations, net of taxes	$5,601,656	$2,546,931

Included in Liabilities of discontinued operations at September 30, 2014 and 2013 are unused Credits of approximately $0.7 million and $6.4 million, respectively. All the costs associated with unused Credits following the termination of the auctions have been fully expensed as of the effective date of the termination. Credits breakage associated with inactive Business Associates are recognized as revenues after twelve months or when waivers and releases are obtained from Business Associates who have opted to accept any replacement program.

F-16

10. Income Taxes

The provision (benefit) for income taxes comprised the following:

	For the years ended September 30,
	2014	2013
Income (loss) from continuing operations before income taxes:
United States	$(876,048)	$(1,023,840)
Foreign	(6,067,017)	2,291,046
	$(6,943,065)	$1,267,206

Current tax expense (benefit):
Federal	$-	$-
Foreign	-	-
	-	-

Deferred tax expense (benefit):
Federal	-	-
Foreign	-	-
	$-	$-

The tax effect of significant items comprising our net deferred tax assets as of September 30, 2014 and 2013 are as follows:

	For the years ended September 30,
	2014	2013
Deferred tax assets:
Stock Options	$333,322	$333,322
Federal and state net operating loss carry forwards	1,532,648	1,321,844
Foreign net operating loss carry forwards	1,386,980	1,254,854
Land impairment	1,011,401	71,873
Other	100,786	94,647
Gross deferred tax assets	4,365,137	3,076,540
Less: Valuation allowance	(4,353,169)	(3,060,200)
Net deferred tax assets	11,968	16,340
Deferred tax liabilities	(11,968)	(16,340)
Net deferred taxes	$-	$-

At September 30, 2014, the Company had approximately $4.2 million of net operating loss carry forwards for US federal income tax purposes that will expire beginning in 2019.  Due to Internal Revenue Code Section 382 limitations related to the change in ownership of the Company, the utilization of pre-acquisition net operating losses is limited on an annual basis.  The Company had approximately $14.1 million of foreign net operating loss carry forwards at September 30, 2014 in Cyprus that will expire in 2019.

In assessing the ability to realize the deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.  In making this assessment, Management considered the projected future taxable income, and prudent and feasible tax planning strategies.  As of September 30, 2014 and 2013, valuation allowances of approximately $4.4 million and $3.1 million have been recorded, respectively. The valuation allowance has been established to reduce deferred income tax assets, principally domestic and foreign tax loss carryforwards to amounts more likely than not to be realized. Consequently the change in the Company’s valuation allowance of approximately $1.3 million was primarily due to an increase in Federal and state net operating loss, and land impairment.

F-17

A reconciliation of US statutory federal income tax rate related to pretax income (loss) from continuing operations to the effective tax rate for the years ended September 30 is as follows:

	2014	2013
Statutory rate	34%	34%
Federal minimum taxes	-	-
Permanent difference	-	-
Effect of foreign earnings	(17)	(42)
Change in valuation allowance	(64)	9
State tax effect, net of federal benefit	-	-
Effect of land impairment charge	42	-
Other	5	(1)
Statutory rate	-%	-%

The Company operates as a US corporation with foreign subsidiaries. As a result, the Company's expected statutory rate is 34 percent and would apply to its foreign earnings if such amounts were earned in the US. The Company's foreign earnings were derived principally in Cyprus, which has a tax rate of 10 percent, and in the British Virgin Islands, which does not assess a corporate income tax on earnings. As a result, the Company's effective rate was reduced significantly by the effect of the utilization of the Company’s foreign earnings, change in valuation allowance and effect of land impairment charge.

Under ASC 740 an entity may only recognize or continue to recognize tax positions that meet a more likely than not threshold.  In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based on Management's evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recognized the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Company's consolidated financial statements.  Management believes that the Company has not taken any material tax positions that would be deemed to be uncertain, therefore the Company has not established a liability for uncertain tax positions for the years ended September 30, 2014 and 2013. As of September 30, 2014, the tax years beginning from year ended September 30, 2011 through year ended September 30, 2014 were determined to be open for purposes of the Company’s ASC 740 analysis.

11. Commitments and Contingencies

Employment agreements

The Company has employment agreements with certain officers, which extend from 24 to 60 months, and are renewable for successive one year terms. These agreements provide for base levels of compensation and separation benefits. Future minimum payments under these employment agreements as of September 30, 2014 are as follows:

September 2015	$825,000
September 2016	645,000
September 2017	645,000
September 2018	268,750
Total	$2,383,750

Leases

The Company leases its office premises located in Florida for a two year term which renews automatically for another two years if it is not terminated at the end of the initial lease period. Future minimum payments under the lease as of September 30, 2014 is as follows:

September 2015	$137,000
September 2016	34,000
Total	$171,000

F-18

12. Stockholders’ Equity

Preferred stock

The pertinent rights and privileges of each share of the Super Voting Preferred Stock (“Preferred Stock”) are as follows:

(i)	each share shall not be entitled to receive any dividends;

(ii)	each share shall participate pari passu with the common stock of the Company in the proceeds available to the Company's stockholders upon the liquidation, dissolution, or winding up of the Company;

(iii)	each share shall be mandatorily converted into 1/50 of one share of common stock upon the earlier of (i) the consummation of a “Change in Control Transaction” (as defined in the Company’s Articles of Incorporation) or any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such shares and (ii) August 17, 2017; and

(iv)	each share of Preferred Stock is entitled 40 votes of common stock held at the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company or action by written consent in lieu of meetings with respect to any and all matters presented to the stockholders of the Company. Each holder of Preferred Stock shall vote together with the holders of common stock, as a single class, except (a) as provided by Nevada Statutes and (b) with regard to the amendment, alteration or repeal of the preferences, rights, powers or other terms with the written consent of the majority of holders of Preferred Stock.

Common stock

During the year ended September 30, 2014, the Company entered into transactions which required the issuance of approximately 32,000 shares of its common stock as described in items (c) and (d) below. These 32,000 shares were included in the Company’s basic and diluted weighted average shares computation for the year ended September 30, 2014.

As of September 30, 2014, a total of approximately 72,000 shares were committed for issuance and reflected as issued on the books of the Company, but stock certificates were not issued due to certain administrative and documentation requirements. The shares of common stock were in respect of the following: (a) the receipt of cash proceeds from an investor for $6,000, or $5.00 per share, (b) the receipt of cash proceeds totaling approximately $294,000 from the exercise of stock options at a price of $7.50 per share, (c) the issuance of a stock award pursuant to a consulting agreement valued at $95,000 or $9.50 per share, and (d) the payment of bonus incentive for $100,000 or $4.50 per share. Certificates for these shares committed for issuance are expected to be issued during fiscal year 2015.

13. Stock Based Compensation

The Company’s 2010 Omnibus Equity Compensation Plan (the “Plan”) was approved on September 30, 2010 by Mr. Hansen, who was the Company’s majority stockholder at the time. A proxy statement or an information statement has not yet been submitted to all of the Company’s stockholders for approval. The Plan’s potential participants include board members, executives, employees, and certain consultants and advisers of the Company and the Plan has been implemented in order to attract, incentivize and retain highly qualified individuals and keep the Company competitive with other companies with respect to executive compensation. Awards under the Plan may be made to participants in the form of (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) deferred stock; (vi) stock awards; (vii) performance shares; (viii) other stock-based awards; and (ix) other forms of equity-based compensation as may be provided and are permissible under the Plan and the law. A total of 50 million shares of common stock have been reserved for issuance under the Plan.

The fair value of stock options awards was estimated using the Black-Scholes options-pricing model, with the following assumptions:

	Years ended September 30,
	2014	2013
Dividend yield	$-	$-
Expected volatility	121%	174%
Risk free interest rate	1.13%	0.84%
Expected life	4.6 years	7.7 years

During the years ended September 30, 2014 and 2013, we recognized $272,806 and $642,762, respectively, of employee stock option compensation. The unamortized stock option compensation expense at September 30, 2014 and 2013 were approximately $79,000 and $985,000, respectively, and are expected to be recognized over a period of 1.8 and 3.9 years, respectively.

F-19

The following summarizes the stock option activity for the years ended September 30, 2014 and 2013:

	2014		2013
	Number of	Weighted average exercise	Number of	Weighted average exercise
	shares	price	shares	price
Outstanding at beginning of year	201,662	$8.00	308,719	$11.00
Granted	20,513	4.50	143,425	6.00
Exercised	-	-	(49,643)	7.00
Forfeited	(134,851)	6.50	(200,839)	11.00

Outstanding at end of year	87,324	$10.00	201,662	$8.00

Exercisable	73,990	$11.00	54,626	$12.00

The following summarizes information about stock options outstanding and exercisable at September 30, 2014:

		Options Outstanding		Options Exercisable
		Weighted average
Exercise	Number	remaining contract	Weighted average	Number	Weighted average
price range	outstanding	in years	exercise price	exercisable	exercise price

$0.00-0.10	20,000	9.4	$4.50	6,667	$4.50
0.11-0.20	27,169	6.8	6.50	27,169	6.50
0.21-0.30	29,121	6.7	14.00	29,121	14.00
0.31-0.40	11,034	2.3	17.50	11,033	17.50

	87,324	6.8	$10.00	73,990	$11.00

The following table summarizes information about shares of restricted stock awards activity under the Plan for the years ended September 30, 2014 and 2013:

Balance outstanding, October 1, 2012	20,000
Granted	20,000
Vested	(40,000)
Forfeited	-
Balance outstanding, September 30, 2013	-
Granted	10,000
Vested	(10,000)
Forfeited	-
Balance outstanding, September 30, 2014	-

During the year ended September 30, 2014, the Company granted a restricted stock award for 10,000 shares to a consultant under the Plan which vested immediately. The shares of common stock committed for issuance were included in the Company’s basic and diluted weighted average shares computation for the year ended September 30, 2014.

F-20

14. Segment Information

The Company divides its product and service lines into two segments: (1) E-Commerce and Memberships segment which includes business license fees, membership subscription fees and commission income, and, advertising and marketing programs; and (2) Auctions segment (reported as discontinued operations).

	For the years ended September 30,
	2014	2013
E-commerce and memberships
Revenues	$4,478,844	$16,828,190
Cost of revenues	2,343,653	1,575,036
Gross income from continuing operations	$2,135,191	$15,253,154

Discontinued operations (auctions)
Revenues	$5,601,656	$9,784,732
Cost of revenues	-	7,237,801
Income from discontinued operations, net of taxes	$5,601,656	$2,546,931

The total revenues recorded in our four geographic regions are summarized as follows:

	For the years ended September 30,
	2014	2013
Revenues:
European Union	$3,370,841	$11,512,246
North America	5,568,767	4,110,226
Australia	362,859	427,140
Global	778,033	10,563,310
	$10,080,500	$26,612,922

Represented by revenues from:
Continuing operations	$4,478,844	$16,828,190
Discontinued operations	5,601,656	9,784,732
	$10,080,500	$26,612,922

15. Subsequent Events

Repayment of Loan and Services to Related Parties

On October 17, 2014, and as discussed in Note 7 - Amounts Due to Related Parties, the Company repaid Mr. Hansen the principal amount of the unsecured loan of $1 million and approximately $0.6 million for services rendered by related parties.

Repayment of Loan to a Private Lender

On November 14, 2014, and as discussed in Note 8 - Note Payable, the Company fully repaid the loan amount of $500,000 and accrued interest pursuant to an unsecured loan agreement entered with a private lender on May 6, 2014.

Lease Settlement

On December 18, 2014, the Company entered into a Stipulation of Settlement Agreement with a former landlord for a final lease settlement sum of $500,000. The amount was fully expensed in selling, general and administrative expenses during the year ended September 30, 2014.

Sale of Land in Dubai

On February 9, 2015, and as described in Note 5 - Land Held for Sale, the Company entered into a Property Sale Agreement - Memorandum of Understanding for the sale of a parcel of land in Dubai with an unaffiliated third party for approximately $1.25 million.

F-21

Ominto, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,433,474	$2,111,812
Restricted cash	1,267,777	904,465
Other receivables and prepaid expenses	1,083,738	441,153
Deferred costs	6,053,807	3,387,549
Land held for sale	-	1,225,269

Total current assets	10,838,796	8,070,248
Property and equipment, net	1,335,625	1,442,708
Other assets	-	45,045

TOTAL ASSETS	$12,174,421	$9,558,001

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current liabilities
Accounts payable	$785,233	$1,916,297
Amounts payable to Business Associates	2,078,293	1,820,905
Customer deposits	1,608,355	1,054,190
Other payables and accrued liabilities	2,959,728	2,383,661
Note payable	-	500,000
Amounts due to related parties	5,057,055	6,438,948
Deferred subscription fee revenues	12,611,143	6,141,882
Deferred advertising revenues	70,227	1,052,845
Liabilities of discontinued operations	212,347	652,419

TOTAL LIABILITIES	25,382,381	21,961,147

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock
25 million shares authorized, $0.01 par value, 185,000 shares issued and outstanding	1,850	1,850
Common stock
700 million (2015) and 500 million (2014) shares authorized, $0.001 par value, 9.0 million (2015) and 8.6 million (2014) shares issued and outstanding	9,047	8,644
Additional paid-in-capital	27,931,988	25,539,401
Accumulated other comprehensive income (loss)	796,279	(353,051)
Accumulated deficit	(41,947,124)	(37,599,990)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(13,207,960)	(12,403,146)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,174,421	$9,558,001

See accompanying notes to condensed consolidated financial statements (unaudited).

F-22

Ominto, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Business license fees	$1,218,352	$390,437	$3,305,784	$1,885,386
Membership subscription fees and commission income	3,495,656	470,517	9,074,147	1,235,332
Advertising and marketing programs	51,012	268,045	949,884	268,045
Others	9,776	(36,849)	21,668	146,594

	4,774,796	1,092,150	13,351,483	3,535,357
Cost of revenues	3,102,014	686,255	8,738,903	1,507,724

Gross income	1,672,782	405,895	4,612,580	2,027,633
Selling, general and administrative expenses	2,989,706	1,924,280	9,265,426	6,642,011

Loss from operations	(1,316,924)	(1,518,385)	(4,652,846)	(4,614,378)
Interest expense	19,624	10,103	79,820	19,277

Loss before income taxes	(1,336,548)	(1,528,488)	(4,732,666)	(4,633,655)
Income taxes	-	-	-	-

Loss from continuing operations	(1,336,548)	(1,528,488)	(4,732,666)	(4,633,655)
Income from discontinued operations, net of taxes	136,641	994,003	385,532	5,268,086

Net income (loss)	$(1,199,907)	$(534,485)	$(4,347,134)	$634,431

Earnings (loss) per share
Basic and diluted:
Continuing operations	$(0.15)	$(0.17)	$(0.54)	$(0.54)
Discontinued operations	$0.02	$0.11	$0.04	$0.61

Weighted average shares outstanding
Basic and diluted	8,857,137	8,644,094	8,715,888	8,643,766

See accompanying notes to condensed consolidated financial statements (unaudited).

F-23

Ominto, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(1,199,907)	$(534,485)	$(4,347,134)	$634,431
Foreign currency translation adjustment	(536,322)	44,587	1,149,329	(123,695)

Comprehensive income (loss)	$(1,736,229)	$(489,898)	$(3,197,805)	$510,736

See accompanying notes to condensed consolidated financial statements (unaudited).

F-24

Ominto, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Loss from continuing operations	$(4,732,666)	$(4,633,655)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	156,297	148,940
Stock-based compensation	392,990	476,315
Gain on sale of land	(17,321)	-
Changes in operating assets and liabilities:
Restricted cash	(363,312)	85,061
Other receivables and prepaid expenses	(642,585)	(213,834)
Deferred costs	(2,666,258)	(290,460)
Other assets	45,045	50,432
Accounts payable	(1,131,063)	1,126,747
Amounts payable to Business Associates	257,388	(1,168,769)
Customer deposits	554,165	370,295
Other payables and accrued liabilities	576,067	729,098
Amounts due to related parties – services rendered	(381,893)	973,469
Deferred subscription fee revenues	6,469,261	531,599
Deferred advertising revenues	(982,618)	(264,559)
Long term payable	-	150,000

Net cash flows from continuing operations	(2,466,503)	(1,929,321)

Income from discontinued operations	385,532	5,268,086
Net change in asset and liabilities of discontinued operations	(440,072)	(5,356,925)

Net cash flows from discontinued operations	(54,540)	(88,839)

Net cash flows from operating activities	(2,521,043)	(2,018,160)

Cash flows from investing activities:
Purchase of equipment and software	(43,912)	(21,342)
Proceeds from sale of land	1,242,590	812,537

Net cash flows from investing activities	1,198,678	791,195

Cash flows from financing activities:
Proceeds from common stock issuances	2,000,000	-
Repayment of note payable – related party	(1,000,000)	-
Repayment of note payable – third party	(500,000)	-
Proceeds from note payable and advances – related party	-	761,347
Proceeds from note payable – third party	-	500,000

Net cash flows from financing activities	500,000	1,261,347

Effect of exchange rate changes	1,144,027	(123,440)

Net change in cash and cash equivalents	321,662	(89,058)
Cash and cash equivalents, beginning of period	2,111,812	131,422

Cash and cash equivalents, end of period	$2,433,474	$42,364

See accompanying notes to condensed consolidated financial statements (unaudited).

F-25

Ominto, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. The Company

On June 26, 2015, the Company changed its name to Ominto, Inc. from DubLi, Inc. Ominto, Inc., (“Ominto,” the “Company,” “we,” or “us”), through its wholly owned subsidiaries, is a global E-commerce Cashback and network marketing company which operates a worldwide shopping portal. We market membership subscriptions directly to consumers and through partnership programs including our network marketing subsidiary. The Company is organized in Nevada and its principal executive offices are located in Bellevue, Washington. The Company’s wholly owned subsidiaries are incorporated in Florida, the British Virgin Islands, Cyprus, the United Arab Emirates, India and Singapore.

Our E-commerce Cashback transactions throughout the world are conducted through DubLi.com’s shopping portal websites. Beginning, September 2015, we will add an Ominto.com website which will also offer Cashback transactions. We have a large network of independent Business Associates that sell our E-commerce Cashback products.

Effective March 28, 2013 the Company discontinued its auctions program. Prior to March 28, 2013, Ominto’s principal business included reverse auctions conducted online that were designed to: (i) sell its proprietary electronic gift cards; and (ii) enable consumers to purchase merchandise through its shopping portals from online retailers at discount prices.

Mr. Michael Hansen, who is a director, has a direct ownership of approximately 1.6 million shares of our common stock and 185,000 shares of our Super Voting Preferred Stock as of June 30, 2015. Each share of our Super Voting Preferred votes as 40 shares of common stock. As a result, Mr. Hansen had the power to cast approximately 55% of the votes that could be cast by our stockholders. Accordingly, he has the power to influence or control the outcome of important corporate decisions or matters submitted to a vote of our stockholders, including, but not limited to, increasing the authorized capital stock of the Company, the dissolution or merger of the Company, sale of all of the Company’s assets or changing the size and composition of the Board of Directors.

Reverse Stock Split

On August 15, 2015, our board and a stockholder holding a majority of the votes approved a reverse split of common stock at ratio of 1-for-20 to 1-for-100 with the board of directors having discretion to set the ratio. On November 1, 2015, our board approved a reverse stock split of our common stock at a ratio of 1-for-50 (the "Reverse Split"). The Company effectuated the Reverse Split on November 4, 2015, and the shares of common stock are expected to begin trading on a post-reverse split basis on November 6, 2015. The par value of the common stock and Super-Voting Preferred was not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock, options for common stock, restricted stock awards, warrants, and convertible debt, and per share amounts have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. The voting and conversion rights of the Super-Voting Preferred have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented.

Liquidity

The Company incurred accumulated losses for the period from our inception through June 30, 2015 of approximately $41.9 million. As a result, the Company had stockholders’ equity and working capital deficits of approximately $13.2 million and $14.5 million, respectively, as of June 30, 2015. However, the calculation of working capital deficit includes $12.7 million of deferred revenues resulting from our sales of yearly membership subscriptions which we recognize ratably and which are not subject to a repayment or refund. Our adjusted working capital deficit net of deferred revenues would be $1.9 million.

We continue to refine our Cashback product offerings and improve our shopping portal, which places additional demands on future cash flows and may decrease liquidity. Our future liquidity and capital requirements will depend on numerous factors including market acceptance of our shopping portal and revenues generated from our operations, the impact of competitive product offerings, and whether we are successful in acquiring additional customers on a large scale basis through partners. We also intend to increase our efforts to recruit Business Associates; we expect that a larger number of Business Associates will increase sales of our E-commerce Cashback products. The marketing efforts will place additional demands on our cash flows and liquidity. We cannot offer any assurance that we will be successful in generating revenues from operations, adequately addressing competitive pressures, acquiring additional customers through partners or growing our network of Business Associates.

On May 12, 2015, the Company sold 400,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $2 million to two unaffiliated foreign investors. The proceeds were used for working capital.

On June 28, 2015, the Company closed the sale of a parcel of land in Dubai to an unaffiliated purchaser for approximately $1.2 million and did not realize any significant gain on the disposal.

As of June 30, 2015, we owed Mr. Hansen a total of approximately $4.8 million in loans, advances and deferred salary for services rendered. Mr. Hansen has also provided a revolving loan commitment to fund up to $5 million through December 31, 2015; $3.5 million is available to be drawn down and $1.5 million has been borrowed. During July and August 2015, the Company made a total cash repayment of $2.5 million to Mr. Hansen for amounts due to him on the unsecured note, advances and services rendered. In addition, $2 million of advances from Mr. Hansen were converted to 400,000 shares of common stock at $5.00 per share.

On August 13, 2015, the Company sold 400,000 shares of common stock at $5.00 per share for a total cash consideration of $2 million to a former substantial stockholder. In conjunction with the sale, a warrant was also issued for the purchase of up to 500,000 shares of common stock at $5.00 per share, exercisable for a period of one year from the date of issuance of the warrant.

F-26

On August 13, 2015, the Company sold 100,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $0.5 million to a former lender to the Company. In conjunction with the sale, a warrant was also issued for the purchase of up to 100,000 shares of common stock at $2.50 per share, exercisable for a period of sixty days from the date of issuance of the warrant. The warrant was exercised on October 12, 2015.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying interim condensed consolidated financial statements are unaudited. These condensed consolidated financial statements reflect all adjustments (which are of a normal recurring nature) that, in the opinion of Management, are necessary to fairly present the Company’s financial position, results of operations and cash flows as of and for the periods presented. The results of operations for these interim periods are not necessarily indicative of the operating results for future periods, including the fiscal year ending September 30, 2015.

These condensed consolidated financial statements and notes are presented in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) relating to interim financial statements and in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted in these condensed financial statements pursuant to SEC rules and regulations, although the Company believes that the disclosures made herein are adequate to make the information not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014.

The condensed consolidated financial statements include the accounts of Ominto, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these condensed consolidated financial statements, in conformity with US GAAP requires Management to make estimates and assumptions that affected the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, (“FASB”), issued Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted as of the effective date. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASU 2014-15”). ASU 2014-15 requires that for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In November 2014, the FASB issued Accounting Standards Update No. ASU 2014-17 Business Combinations (Topic 805): Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force) (“ASU 2014-17”).  This ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity.   The amendments in ASU 2014-17 are effective November 18, 2014 and an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event.  The effects of ASU 2014-17 will depend on any future events whereby we obtain control of an entity and elect to apply pushdown accounting.

F-27

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 Income Statement -Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). This ASU 2015-01 is part of the FASB’s initiative to reduce complexity in accounting standards and eliminates from US GAAP the concept of extraordinary items, which were previously required to be segregated from the results of ordinary operations and shown separately in the income statement, net of tax, after income from continuing operations. Entities were also required to disclose applicable income taxes for the extraordinary item and either present or disclose earnings-per-share data applicable to the extraordinary item. Items which are considered both unusual and infrequent will now be presented separately within income from continuing operations in the income statement or disclosed in notes to the financial statements. This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Companies may apply ASU 2015-01 prospectively, or may also apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02 Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). This ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

Foreign Currency

Financial statements of foreign subsidiaries operating in other than highly inflationary economies are translated at period-end exchange rates for assets and liabilities and historical exchange rates during the period for income and expense accounts. The resulting translation adjustments are recorded within accumulated other comprehensive income or loss. Financial statements of subsidiaries operating in highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in current earnings. Gains or losses resulting from foreign currency transactions are recorded in operating expense. The Company has no subsidiaries operating in highly inflationary economies.

In accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters, companies with foreign operations or foreign currency transactions are required to prepare the statement of cash flows using the exchange rates in effect at the time of the cash flows. The Company uses an appropriately weighted average exchange rate for the period for translation if the result is substantially the same as if the rates at the dates of the cash flows were used. The condensed consolidated statement of cash flows reports the effect of exchange rate changes on cash balances held in foreign currencies as a separate part of the reconciliation of the change in cash and cash equivalents during the period.

Earnings (Loss) per Share

The Company computes basic earnings (loss) per share by dividing the income (loss) attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The potential impact of all common stock equivalents were excluded from the number of shares outstanding used for purposes of computing net loss per share as the impact of such equivalents was anti-dilutive due to the loss from continuing operations. Potential dilutive securities, which consisted of outstanding stock options and other compensation arrangements not included in dilutive weighted average shares for the three months ended June 30, 2015 and 2014 were approximately 2340 and nil, respectively, and for the nine months ended June 30, 2015 and 2014, were approximately 260 and 4000, respectively.

Segment Policy

The Company derives its revenues from the E-Commerce cashback and Memberships segment which includes business license fees, membership subscription fees, commission income, and, advertising and marketing programs; and Auctions segment (reported as discontinued operations) as described in Note 12 - Segment Information.

3. Restricted Cash

Restricted cash represents chargeback reserves held by the Company’s credit card processor. Amounts of restricted cash held, by type of currency were as follows:

	June 30,	September 30,
	2015	2014

Euro	$119,218	$206,312
Australian Dollar	15,988	77,563
United States Dollar	1,132,571	620,590

Total	$1,267,777	$904,465

F-28

4. Deferred Costs

Deferred costs represent commission costs which are directly related to: (i) unearned subscription fees which are expensed ratably over the subscription periods; and (ii) advertising and marketing programs which are expensed when all services and obligations are fulfilled. Deferred costs expensed are included in cost of revenues.

5. Land Held for Sale

	June 30,	September 30,
	2015	2014

Cost	$-	$2,114,412
Less: Valuation allowance	-	(889,143)

	$-	$1,225,269

On August 14, 2012, the Company acquired two mixed-use parcels of vacant land in Dubai, United Arab Emirates at a fair value of approximately $3.5 million. During fiscal 2013, the carrying value of approximately $3.5 million exceeded its revised fair value and as a result the carrying value was reduced to its new fair value of approximately $2 million. On March 12, 2014, the Company disposed of the first parcel of land for a cash consideration which equaled to its carrying value of approximately $0.8 million. Upon completion of the sale of the first parcel, the cost of the second parcel was recorded at approximately $2.1 million less a valuation allowance of approximately $0.9 million.

On February 9, 2015, the Company entered into a Property Sale Agreement – Memorandum of Understanding for the sale of the second parcel with an unaffiliated third party for approximately $1.2 million. The transaction closed on June 28, 2015 and the gain on sale of approximately $17,000 was recorded in selling, general and administration expenses.

6. Property and Equipment

Property and equipment comprised the following:

	June 30,	September 30,
	2015	2014

Land:
Held for sales incentives	$3,562,500	$3,562,500
Less: Valuation allowance	(2,687,752)	(2,687,752)

	874,748	874,748

Computers and equipment	346,491	308,004
Computer software	690,565	690,565
Furniture and fixtures	108,230	102,805

	1,145,286	1,101,374
Accumulated depreciation	(684,409)	(533,414)

	460,877	567,960

Total	$1,335,625	$1,442,708

Land Held for Sales Incentives

The Company acquired a land parcel consisting of 15 lots in the Cayman Islands in March 2010. As of June 30, 2015, the land value of approximately $0.9 million consisted of the contract price and land filled cost of approximately $3.6 million less a valuation allowance of approximately $2.7 million that was based on Management’s evaluation of the estimated fair value.

The investment in the land parcel in the Cayman Islands is intended to provide incentive rewards to the best performing DubLi Business Associates upon attaining certain performance objectives.

Depreciation

Depreciation expense was $51,721 and $49,653, for the three months ended June 30, 2015 and 2014, respectively, and $156,297 and $148,940 for the nine months ended June 30, 2015 and 2014, respectively.

F-29

7. Amounts Due to Related Parties

Amounts due to related parties comprised the following:

	June 30,	September 30,
	2015	2014

Unsecured note payable to Mr. Hansen	$1,500,000	$2,500,000
Amounts due for advances by Mr. Hansen	2,566,735	2,566,735
Amounts due for services rendered	990,320	1,372,213

	$5,057,055	$6,438,948

The unsecured note payable to Mr. Hansen amounting to $1.5 million as of June 30, 2015 will mature on December 31, 2015 and carries interest at the rate of 6% per annum. On October 17, 2014, the Company repaid the principal amount of $1 million borrowed during fiscal 2013.

During July and August 2015, the Company made a total cash repayment of $2.5 million to Mr. Hansen for amounts due to him on the unsecured note, advances and services rendered. In addition, $2 million of advances from Mr. Hansen were converted to 400,000 shares of common stock at $5.00 per share.

Amounts due for services rendered are comprised of accrued compensation due to the officers of the Company. The amounts due for advances and services rendered are non-interest bearing and have no terms of repayment.

8. Discontinued Operations

The Company discontinued all auctions activities effective March 28, 2013. As a result, the operating results for the auctions program have been reclassified to income from discontinued operations in the condensed consolidated statements of operations.

During the three months ended June 30, 2015 and 2014, income from discontinued operations, net of taxes recognized from Credits breakage amounted to approximately $137,000 and $994,000, respectively, and during the nine months ended June 30, 2015 and 2014 amounted to approximately $0.4 million and $5.3 million, respectively. All the costs associated with the Credits have been fully expensed as of the effective date of the termination.

Included in liabilities of discontinued operations at June 30, 2015 and September 30, 2014 are unused Credits of approximately $0.2 million and $0.7 million, respectively.

9. Income Taxes

We conduct business globally and operate in a number of foreign jurisdictions in addition to the United States. For the three months and nine months ended June 30, 2015 and 2014, our reported income tax rate was lower than the US federal statutory rate primarily due to lower income tax rates in the foreign jurisdictions where we operate, and as a result of net income or losses for the periods, the utilization of net operating loss carry-forwards and the valuation allowance against deferred tax assets.

10. Common Stock

As of June 30, 2015, a total of approximately 76,000 shares were committed for issuance and reflected as issued on the books of the Company, but stock certificates were not issued due to certain administrative and documentation requirements. The shares of common stock were in respect of the following: (a) the receipt of cash proceeds from an investor for $6,000, or $5.00 per share, (b) the receipt of cash proceeds totaling approximately $294,000 from the exercise of stock options at a price of $7.50 per share, (c) the issuance of a stock award pursuant to a consulting agreement valued at $95,000 or $9.50 per share, (d) the payment of bonus incentive for $100,000 or $4.50 per share, and (e) the issuance of stock for services amounting to $25,000 or $7.50 per share. Certificates for these shares committed for issuance are expected to be issued during fiscal year 2015.

On June 9, 2015, the Company’s stockholders approved to increase the number of: (i) shares of common stock authorized for issuance from 500 million to 700 million, and (ii) shares of common stock reserved for issuance under the Company’s Amended and Restated 2010 Omnibus Equity Compensation Plan (“Omnibus Plan”) from 1 million to 3 million.

F-30

11. Stock-Based Compensation

On June 9, 2015, the Company’s stockholders approved an increase of shares of common stock reserved for issuance under the Company’s Omnibus Plan from 1 million to 3 million. The Omnibus Plan’s participants include board members, executives, employees and certain consultants and advisers of the Company and the Omnibus Plan has been implemented in order to attract, incentivize and retain highly qualified individuals and keep the Company competitive with other companies with respect to executive compensation. Awards under the Omnibus Plan may be made to participants in the form of (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) deferred stock; (vi) stock awards; (vii) performance shares; (viii) other stock-based awards; and (ix) other forms of equity-based compensation as may be provided and are permissible under the Omnibus Plan and the law.

Stock-based compensation expense for the three months ended June 30, 2015 and 2014 was $355,748 and $73,782, respectively, and for the nine months ended June 30, 2015 and 2014, was $392,990 and $476,315, respectively. During the three months ended June 30, 2015, the Company granted 440,000 stock options to two current employees and one former employee. Unamortized stock option compensation expense at June 30, 2015 was approximately $3.1 million and is expected to be recognized over a period of 4.9 years.

12. Segment Information

The Company divides its product and service lines into two segments: (i) E-Commerce and Memberships segment which includes business license fees, membership subscription fees, commission income, and, advertising and marketing programs; and (ii) Auctions segment (reported as discontinued operations).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
E-Commerce and memberships
Revenues	$4,774,796	$1,092,150	$13,351,483	$3,535,357
Cost of revenues	3,102,014	686,255	8,738,903	1,507,724

Gross income from continuing operations	$1,672,782	$405,895	$4,612,580	$2,027,633

Discontinued operations
Revenues	$136,641	$994,003	$385,532	$5,268,086
Cost of revenues	-	-	-	-

Income from discontinued operations, net of taxes	$136,641	$994,003	$385,532	$5,268,086

The total revenues recorded in our four geographic regions are summarized as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Revenues:
European Union	$817,428	$926,307	$2,317,928	$2,949,858
North America	2,919,041	945,993	8,491,876	4,207,689
Australia	202,785	77,437	598,903	268,004
Global	972,183	136,416	2,328,308	1,377,892

	$4,911,437	$2,086,153	$13,737,015	$8,803,443
Represented by revenues from:
Continuing operations	$4,774,796	$1,092,150	$13,351,483	$3,535,357
Discontinued operations	136,641	994,003	385,532	5,268,086

	$4,911,437	$2,086,153	$13,737,015	$8,803,443

F-31

13. Subsequent Events

Repayment to Related Parties

During July and August 2015, the Company made a total cash repayment of $2.5 million to Mr. Hansen for amounts due to him on the unsecured note, advances and services rendered. In addition, $2 million of advances from Mr. Hansen were converted to 400,000 shares of common stock at $5.00 per share.

Sale of Securities

On August 13, 2015, the Company sold 400,000 shares of common stock at $5.00 per share for a total cash consideration of $2 million to a former substantial stockholder. In conjunction with the sale, a warrant was also issued for the purchase of up to 500,000 shares of common stock at $5.00 per share, exercisable for one year from the date of issuance of the warrant.

On August 13, 2015, the Company sold 100,000 shares of common stock at $5.00 per share in a private placement for a total cash consideration of $0.5 million to a former lender to the Company. In conjunction with the sale, a warrant was also issued for the purchase of up to 100,000 shares of common stock at $2.50 per share, exercisable for a period of sixty days from the date of issuance of the warrant. The warrants were exercised in October 11, 2015.

Grant of Securities

On August 14, 2015, the Company granted its founder, and former President and Chief Executive Officer, Michael Hansen, 800,000 shares of common stock which shares will be legended as restricted securities. The issuance of shares to Mr. Hansen is to recognize his contributions to the Company and the shares are fully vested. The Company’s Board of Directors had approved issuance of 700,000 shares of its common stock in 2014, and was unable to issue such shares to Mr. Hansen for reasons unrelated to Mr. Hansen’s outstanding service to the Company. The current board evaluated the assistance that Mr. Hansen provided outside of his employment contract that included loaning necessary funds to the Company and arranging for Company financing when the Company had no collateral or commercial borrowing power. These services enabled the Company to remain in business.

F-32

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Ominto. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

Until [_________], 2015 (___ days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

OMINTO, INC.

$18,000,000 TO $20,000,000 OF SHARES OF COMMON STOCK AND

WARRANTS TO PURCHASE SHARES OF COMMON STOCK

____________________________

PROSPECTUS

____________________________

Chardan Capital Markets, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

SEC Registration Fee	$3,345.00
FINRA Filing Fee	$2,000
NASDAQ Filing Fee	$5,000.00
NASDAQ Listing Fee	$50,000.00
Printing and Engraving Expenses	$2,500.00
Transfer Agent Fees and Expenses	$4,000.00
Accountants’ Fees and Expenses	$10,000.00
Escrow Agent Fees and Expenses	$7,500.00
Legal Fees	$250,000.0
Miscellaneous Costs	$65,655.00
Total	$400,000.0

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes and our Articles of Incorporation and Bylaws provide that we may indemnify our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest. This means that if indemnity is determined by the Board of Directors to be appropriate in any case we and not the individual might bear the cost of any suit that is filed by a stockholder against the individual officer, director or employee unless the court determines that the individual acted in bad faith. These provisions are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this Registration Statement, we issued the securities described below that were not registered under the Securities Act. Unless otherwise indicated above, the above securities were issued pursuant to the private placement exemption provided by Section 4(2) of the Securities Act of 1933 or Rule 701 promulgated under Section 3(b) of the Securities Act of 1933 as transactions of pursuant to compensation benefit plans and contracts relating compensation. All issuances above were made without any public solicitation, to a limited number of persons and were acquired for investment purposes only. No underwriters were involved in the sales or issuances of securities below.

1.             On November 30, 2012, we issued to a consultant 600 shares of restricted common stock in exchange for consulting services.

2.             On December 12, 2012, we issued options to certain employees to purchase an aggregate of 2,227.76 shares of restricted common stock at an exercise price of $13.50 per share.

3.             On December 31, 2012, we issued to a consultant 600 shares of restricted common stock in exchange for consulting services.

4.             On January 29, 2013, we issued to a consultant 4,000 shares of restricted common stock in exchange for consulting services.

5.             On January 31, 2013, we issued to our directors an aggregate of 10,000 shares of restricted common stock in exchange for director services.

6.             On January 31, 2013, we sold to certain of our Business Associates an aggregate of 1,339.4 shares of restricted common stock at a price of $15.00 per share.

7.             On February 26, 2013, we issued to certain employees an aggregate of 15,000 shares of restricted common stock as employment compensation.

8.             On February 26, 2013, we issued options to certain employees to purchase an aggregate of 120,000 shares of restricted common stock at an exercise price of $6.00 per share.

II-1

9.             On March 22, 2013, we issued to a consultant 1,135.72 shares of restricted common stock in exchange for consulting services.

10.           On March 31, 2013, we issued to our directors an aggregate of 10,000 shares of restricted common stock in exchange for director services.

11.           On March 31, 2013, we sold to certain of our Business Associates an aggregate of 73,095.46 shares of restricted common stock at an average price of $12.50 per share.

12.           On March 31, 2013, we sold to certain foreign investors an aggregate of 128,865.10 shares of [restricted] common stock at an average price of $7.50 per share.

13.           On March 31, 2013, we sold to certain foreign investors an aggregate of 400,000 shares of [restricted] common stock at an average price of $5.00 per share.

14.           On May 27, 2013, we issued options to certain employees to purchase an aggregate of 783.9 shares of restricted common stock at an exercise price of $6.50 per share.

15.           On June 30, 2013, we issued to certain of our vendors an aggregate of 3,342.86 shares of restricted common stock as compensation.

16.           On June 30, 2013, we sold to certain foreign investors an aggregate of 23,658.26 shares of restricted common stock at an average price of $7.50 per share.

17.           On June 30, 2013, we sold to a certain former employee 1,200 shares of restricted common stock at an average price of $5.00 per share.

18.           On August 12, 2013, we issued options to certain employees to purchase an aggregate of 20,000 restricted shares of common stock at an exercise price of $4.50 per share.

19.           On September 11, 2013, we issued options to certain employees to purchase an aggregate of 413.16 restricted shares of common stock at an exercise price of $3.50 per share.

20.           On September 12, 2013, we issued to a certain employee 5,000 shares of restricted common stock in exchange as employment compensation.

21.           On September 24, 2013, we issued to certain of our Business Associates an aggregate of 121,212.12 shares of restricted common stock as compensation.

22.           On October 1, 2013, we issued to a consultant 10,000 shares of restricted common stock in exchange for consulting services.

23.           On October 1, 2013, we issued options to certain employees to purchase an aggregate of 261.3 shares of restricted common stock at an exercise price of $9.50 per share.

24.           On February 17, 2014, we issued options to certain employees to purchase an aggregate of 20,000 shares of restricted common stock at an exercise price of $4.50 per share.

25.           On April 15, 2014, we issued options to certain employees to purchase an aggregate of 251.26 shares of restricted common stock at an exercise price of $4.50 per share.

26.           On September, 30, 2014, we issued to a Business Associate 22,222.22 shares of restricted common stock as compensation.

27.           On April 30, 2015, we sold to certain foreign investors an aggregate of 400,000 shares of restricted common stock at a price of $5.00 per share.

28.           On May 29, 2015, we issued options to a certain former officer of the Company to purchase an aggregate of 50,000 shares of restricted common stock at an exercise price of $13.50 per share.

29.           On June 9, 2015, we issued to our newly appointed CEO/President and our CFO options to purchase an aggregate of 350,000 shares of restricted common stock at an exercise price of $9.50 per share.

30.           On August 14, 2015, we sold to foreign investors an aggregate of 500,000 shares of our restricted common stock at a price of $5.00 per share. The investors also received warrants to purchase a total of 600,000 shares of our common stock at an average exercise price of $4.50 per share.

31.           On August 14, 2015, we issued 800,000 shares to our former CEO and President for services rendered.

32.           On August 14, 2015, we converted $2 million of outstanding debt to our former CEO and President (and current director and Executive Vice President Development) into 400,000 shares of common stock at a rate of $5.00 per share.

33.           On August 20, 2015, we issued a total of 735,980 stock options at an exercise price of $5.50 per share and 533,360 shares of restricted stock awards, all to employees/consultants as compensation.

34.           On August 26, 2015, we issued to our newly appointed Chief Marketing Officer options to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share.

35.           On September 14, 2015, we issued a total of $5 million convertible promissory notes from two private investors, which notes are automatically convert into common stock at a price of $06.25 per share (or a total of 800,000 shares) upon the effectiveness of our reverse split. Our reverse split was effective on or about November 4, 2015, and the investors will be issued warrants to purchase a total of 300,000 shares of our common stock at an exercise price of $10.00 per share. $3.6 million of the $5 million was invested in the notes prior to September 30, 2015, the balance was delayed by the investor's fund transfer issues. The $5 million note was funded.

II-2

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Item No	Exhibit Description

2.1	Agreement for Share Exchange dated as of February 3, 2003, by and among Clamshell Enterprises, Inc. and Shutterport, Inc. (incorporated by reference to Exhibit 2.2 included in our Current Report on Form 8-K filed on March 4, 2003).
2.2	Agreement and Plan of Merger dated August 10, 2009 among DubLi, Inc., DubLi Merger Sub, and CG Holdings Ltd. (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on August 14, 2009).
2.3	Amended and Restated Plan of Merger (incorporated by reference to Exhibit 10.2 included in our Current Report on Form 8-K filed on September 30, 2009).
3.1	Articles of Incorporation dated June 4, 1999 (incorporated by reference to Exhibit 3.1(a) included in our Registration Statement on Form 10-SB filed on May 6, 2002).
3.2	Certificate of Amendment to Articles of Incorporation dated February 14, 2001 (incorporated by reference to Exhibit 3.1(b) included in our Registration Statement on Form 10-SB filed on May 6, 2001).
3.3	Article of Amendment to Articles of Incorporation dated May 22, 2003 (incorporated by reference to Exhibit 3.1 included in our Information Statement on Schedule 14C filed on April 22, 2003).
3.4	Certificate of Designation filed October 16, 2009 (incorporated by reference to Exhibit 3.3 included in our Current Report on Form 8-K filed on October 23, 2009).
3.5	Amendment to Certificate of Designation dated December 30, 2009 (incorporated by reference to Exhibit 4.1 included in our Current Report on Form 8-K filed on December 30, 2009).
3.6	Certificate of Amendment to Certificate of Designation dated May 24, 2010 (incorporated by reference to Exhibit 3.1 included in our Quarterly Report on Form 10-Q filed on May 24, 2010).
3.7	Certificate of Designation filed August 20, 2012 (incorporated by reference to Exhibit 3.1 included in our Current Report on Form 8-K filed on August 21, 2012).
3.8	Certificate of Amendment to Articles of Incorporation dated September 25, 2012 (incorporated by reference to Exhibit 3.1 included in our Current Report on Form 8-K filed on September 27, 2012).
3.9	Certificate of Amendment to Articles of Incorporation dated June 15, 2015 (incorporated by reference to Exhibit 3.1 in our Current Report on Form 8-K filed on June 18, 2015).
3.10	Certificate of Amendment to Articles of Incorporation dated June 26, 2015 (incorporated by reference to Exhibit 3.1 included in our Current Report on Form 8-K filed on July 2, 2015).
3.11	Certificate of Amendment to Articles dated November 4, 2015 (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015)
3.12	Bylaws (incorporated by reference to Exhibit 3(ii) included in our Registration Statement on Form 10-SB filed on May 6, 2002).
3.13	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 included in our Current Report on Form 8-K filed on October 23, 2009).
4.1	2010 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 4.2 included in our Registration Statement on Form S-8 filed on September 30, 2010). ±
4.2	2010 Omnibus Equity Compensation Plan as amended and restated April 2015 (incorporated by reference to our Form 14C filed on May 19, 2015). ±
4.3	Form of Warrant issued to investors in August 2015 placement. (incorporated by reference from Registration Statement filed on September 17, 2015)
4.4	Form of Warrant to be issued to investors in September 2015 convertible note placement. (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015)
4.5	Form of Warrant and Warrant Certificate (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015).
4.6	Intentionally Omitted
4.7	Form of Securities Purchase Agreement.**
5.1	Form of Opinion as to legality of securities being issued.**
10.1	Employment Agreement dated as of October 1, 2009, among CG Holdings Limited, DUBLICOM Limited, DUBLI NETWORK Limited, Lenox Resources LLC, Lenox Logistik und Service GmbH, DubLi Properties LLC, and DubLi.com LLC, and Andreas Kusche (incorporated by reference to Exhibit 10.3 included in our Current Report on Form 8-K filed on October 23, 2009) ±.
10.2	Employment Agreement dated as of October 1, 2009, among CG Holdings Limited, DUBLICOM Limited, DUBLI NETWORK Limited, Lenox Resources LLC, Lenox Logistik und Service GmbH, DubLi Properties LLC, and DubLi.com LLC, and Betina Dupont Sorensen (incorporated by reference to Exhibit 10.4 included in our Current Report on Form 8-K filed on October 23, 2009) ±.

II-3

10.3	Office Lease dated as of December 01, 2009 by and between 485 Properties, LLC and the Company (incorporated by reference to Exhibit 10.12 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011).
10.4	Voting Agreement dated as of March 3, 2009 between Michael Hansen and Michel Saouma (incorporated by reference to Exhibit 10.24 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011).
10.5	Employment Agreement, dated as of February 26, 2013, between DubLi, Inc. and Eric Nelson (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on February 28, 2013) ±.
10.6	Employment Agreement, dated as of February 27, 2013, between DubLi, Inc. and Michael Hansen (incorporated by reference to Exhibit 1.01 included in our Current Report on Form 8-K filed on March 5, 2013) ±.
10.7	Loan Agreement dated April 23, 2013 between DubLi, Inc. and Michael Hansen (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on April 23, 2013).
10.8	Purchase Agreement dated June 19, 2013 among DubLi, Inc. and Michael Hansen, Andreas Kusche, Eric Nelson, Thomas Sikora and Rick Daglio (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on June 21, 2013).
10.9	Amendment to the Purchase Agreement (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on November 21, 2013).
10.10	Land Parcel Sale Agreement, dated as of December 27, 2013, between Crown Group Investments Limited and Elite Star Engineering Limited (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on April 28, 2014).
10.11	Amendment to Land Parcel Sale Agreement, dated February 16, 2014 (incorporated by reference to Exhibit 10.2 included in our Current Report on Form 8-K filed on April 28, 2014).
10.12	Amendment to Land Parcel Sale Agreement, dated February 26, 2014 (incorporated by reference to Exhibit 10.3 included in our Current Report on Form 8-K filed on April 28, 2014).
10.13	Second Land Parcel Sale Agreement, dated as of December 27, 2013, between Crown Group Investments Limited and Mr. Varun Sudhir Marodia (incorporated by reference to Exhibit 10.4 included in our Current Report on Form 8-K filed on April 28, 2014).
10.14	Loan Agreement dated May 6, 2014 between DubLi, Inc. and Sleiman Chamoun (incorporated by reference to Exhibit 10.1 included in our Current Report on Form 8-K filed on May 9, 2014).
10.15	Promissory Note dated August 11, 2014 between DubLi, Inc. and Michael Hansen (incorporated by reference to Exhibit 10.2 included in our Current Report on Form 8-K filed on August 28, 2014).
10.16	Amended and Restated Promissory Note dated August 27, 2014 between DubLi, Inc. and Michael Hansen (incorporated by reference to Exhibit 10.2 included in our Current Report on Form 8-K filed on August 28, 2014).
10.17	Employment Agreement dated as of May 5, 2015 between Company and Ivan Braiker (incorporated by reference to Exhibit 10.1 included in our Quarterly Report filed on August 14, 2015) ±.
10.18	Employment Agreement dated as of May 5, 2015 between Company and Thomas Virgin (incorporated by reference to Exhibit 10.2 included in our Quarterly Report filed on August 14, 2015) ±.
10.19	Severance Agreement dated as of May 29, 2015 between Company and Eric Nelson (incorporated by reference to Exhibit 10.3 included in our Quarterly Report filed on August 14, 2015).
10.20	Stock Purchase Agreement dated of April 30, 2015 between Company, Rune Evensen and David Hong Chuan Goh (incorporated by reference to Exhibit 10.4 included in our Quarterly Report filed on August 14, 2015).
10.21	Stock Purchase Agreement dated August 14, 2015 between Company and Joseph Saouma. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.22	Advisor Agreement between the Company and members of its Advisory Board. (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015) ±
10.23	Office Building Lease dated as of August 4, 2015 between Company and 112'th Bellvue Associates, LLC. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.24	Employment Agreement dated August 11, 2015 between Company and Thomas Vogl. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.25	Purchase Agreement dated August 14, 2015 between the Company and Sleiman Chamoun. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.26	Subscription and Conversion Agreement dated August 14, 2015 between the Company and Michael Hansen. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.27	Subscription Agreement dated as of September 14, 2015 between the Company and Ominto Invest ApS. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.28	Subscription Agreement dated as of September 14, 2015 between the Company and RS Group. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.29	Convertible Note dated as of September 14, 2015 between the Company and Ominto Invest ApS. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.30	Convertible Note dated as of September 14, 2015 between the Company and RS Group. (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
10.31	Form of Escrow Agreement between the Company and Continental Stock Transfer and Stock Transfer Co.**
10.32	Form of Placement Agency Agreement.**
10.33	Employment Agreement dated as of September 14, 2015 between Company and Michael Hansen (incorporated by reference from Registration Statement filed by the Company on September 17, 2015). ±
10.34	Employment Agreement dated as of October 28, 2015 between Company and Jeffrey Schuett (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015). ±
10.35	Form of Finder's Agreement (incorporated by reference from Amendment No 2 to Registration Statement filed on November 9, 2015).
10.36	Form of Amendment No. 1 to Finder's Agreement.**
21.1	Subsidiaries (incorporated by reference from Registration Statement filed by the Company on September 17, 2015).
23.1	Consent of Independent Registered Public Accounting Firm.**
23.2	Consent of Gordon Rees LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to Amendment No. 1 to Company's Registration Statement filed on October 27, 2015).

** Filed herewith.

± This exhibit is a management contract or compensatory plan or arrangement.

XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

II-4

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-5

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 13'th day of November 2015.

OMINTO, INC

Date: November 13, 2015	By:	/s/ Ivan Braiker
Ivan Braiker,
President and Chief Executive Officer
(Principal Executive Officer)

Date: November 13, 2015	By:	/s/ Thomas J. Virgin
Thomas J. Virgin,
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Date: November 13, 2015	By:	/s/ Ivan Braiker
Ivan Braiker, Director, President
and Chief Executive Officer

Date: November 13, 2015	By:	/s/ Michael Hansen*
Michael Hansen, Director, and Executive Vice President

Date: November 13, 2015	By:	/s / David C. Pollei*
David C. Pollei, Director

Date: November 13, 2015	By:	/s/ Mitch C. Hill*
Mitch C. Hill, Director

Date: November 13, 2015	By:	/s/ Gary S. Baughman*
Gary S. Baughman, Director
Date: November 13, 2015	By:	/s/ Gregory J. Newell*
Gregory J. Newell, Director
Date: November 13, 2015	By:	/s/ Peter H. Harris*
Peter H. Harris, Director

*by Ivan Braiker
attorney- in-fact

II-7